      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2000


                                            REGISTRATION STATEMENT NO. 333-36574

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             ELEMENT K CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            16-1580060
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            500 CANAL VIEW BOULEVARD
                           ROCHESTER, NEW YORK 14623
                                 (716) 240-7500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                LANCE E. D'AMICO
                         VICE PRESIDENT, SECRETARY AND
                                GENERAL COUNSEL
                             ELEMENT K CORPORATION
                            500 CANAL VIEW BOULEVARD
                           ROCHESTER, NEW YORK 14623
                                 (716) 240-7500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                  STACY J. KANTER                                    STEPHEN L. BURNS
                  HOWARD L. ELLIN                                 CRAVATH, SWAINE & MOORE
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                        825 EIGHTH AVENUE
                 FOUR TIMES SQUARE                               NEW YORK, NEW YORK 10019
           NEW YORK, NEW YORK 10036-6522                            TEL: (212) 474-1000
                TEL: (212) 735-3000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
          TITLE OF SECURITIES BEING REGISTERED                  OFFERING PRICE(1)(2)            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Class A common stock, $.01 par value.....................            $75,900,000                   $20,038(3)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) of the Securities Act.


(2) Includes shares that may be issued upon exercise of the underwriters' over-allotment option.



(3) $19,800 of such amount was previously paid.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 3, 2000



                                5,500,000 Shares


                                 elementk LOGO

                              Class A Common Stock

                               ------------------


     Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price of the Class A common stock is expected to be between $10.00 and $12.00 per share. We have applied to list our Class A common stock on The Nasdaq Stock Market's National Market under the symbol "LMNK."



     The underwriters have an option to purchase a maximum of 825,000 additional shares of our Class A common stock to cover over-allotments of shares.



     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 9.


                                                                  UNDERWRITING    PROCEEDS TO
                                                       PRICE TO   DISCOUNTS AND    ELEMENT K
                                                        PUBLIC     COMMISSIONS    CORPORATION
                                                       --------   -------------   -----------
Per Share............................................        $             $              $
Total................................................  $             $              $

     Delivery of the shares of our Class A common stock will be made on or about
          , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                                   CHASE H&Q
                                                      THOMAS WEISEL PARTNERS LLC

                The date of this prospectus is           , 2000.

                              [INSIDE FRONT COVER]

                                   [ARTWORK]

                               ------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    9
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS AND INDUSTRY
  DATA................................   18
USE OF PROCEEDS.......................   19
DIVIDEND POLICY.......................   19
DILUTION..............................   20
CORPORATE HISTORY AND ORGANIZATION....   21
CAPITALIZATION........................   25
UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS..........................   26
SELECTED HISTORICAL FINANCIAL DATA....   38
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   40
BUSINESS..............................   49



                                        PAGE
                                        ----
MANAGEMENT............................   61
RELATED PARTY TRANSACTIONS............   68
PRINCIPAL STOCKHOLDERS................   71
DESCRIPTION OF CAPITAL STOCK AND
  MEMBERSHIP UNITS....................   73
SHARES ELIGIBLE FOR FUTURE SALE.......   79
IMPORTANT UNITED STATES FEDERAL TAX
  CONSEQUENCES TO NON-U.S. HOLDERS OF
  OUR CLASS A COMMON STOCK............   80
UNDERWRITING..........................   82
NOTICE TO CANADIAN RESIDENTS..........   85
LEGAL MATTERS.........................   86
EXPERTS...............................   86
WHERE YOU CAN FIND MORE INFORMATION...   86
INDEX TO FINANCIAL STATEMENTS.........  F-1


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the risk factors and our financial statements, before deciding to invest in our Class A common stock.

                                  OUR COMPANY

     We are a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and improve productivity. Our e-learning course and reference libraries can be conveniently accessed through standard Web browsers. We enhance our e-learning environment through the use of multimedia content, simulations, searchable databases, message boards, e-mail and chat rooms. Our solution includes a learning management system that allows our customers to track and evaluate participation and performance. We believe that our e-learning offerings enable our customers to improve productivity and generate greater returns on their e-learning investments than those that are typically achieved through traditional classroom or other forms of computer-based training.


     We believe that our early entry into the e-learning market in 1997 has enabled us to become a leader in paid subscriptions and the number of courses offered. We market and deliver approximately 500 high-quality online courses, which comprise approximately 3,300 hours of training, covering a broad array of information technology, or IT, topics as well as a growing library of business and professional courses. We are translating several of these courses into foreign languages and currently have more than 80 translated versions representing more than 400 hours of training. Our current customers include American Express, BP Amoco, IBM, Intel, Prudential, the State of Texas, Toyota and the U.S. Navy. Our corporate and government customers generally purchase annual subscriptions that give individual employees unlimited access to one or more of our libraries of online courses. As of June 15, 2000, we had approximately 200,000 active subscriptions that were sold directly by us to businesses and government organizations. We also sell our e-learning offerings through resale and licensing agreements, including through strategic relationships with ExecuTrain, Gateway, Micron and ZDNet.



     In 1999, our revenues totaled $10.5 million, a 114% increase over 1998 revenues. Our earnings before interest, taxes, depreciation and amortization, known as "EBITDA," for 1999 was a loss of $8.5 million and our net loss for 1999 was $8.7 million. On a pro forma basis, our 1999 revenues were $17.3 million, our EBITDA loss was $5.5 million and our net loss was $34.2 million. On a pro forma basis, our revenues for the three months ended March 31, 2000 were $6.9 million, our EBITDA loss was $4.1 million and our net loss was $11.5 million.



     According to TRAINING Magazine, domestic corporations with more than 100 employees budgeted $62.5 billion for training in 1999. Although corporate learning has historically consisted primarily of classroom-based training programs, we believe that this traditional methodology has a number of limitations, including travel and opportunity costs, inability to update content in a timely manner, difficulty in tailoring courses to a student's needs, facility and instructor costs and poor tracking and assessment capabilities. In response to these limitations, many businesses and government organizations are seeking more effective learning solutions, and an increasing number are adopting e-learning to meet their training needs. A study published in January 2000 by International Data Corporation, or IDC, estimated that the U.S. market for e-learning was about $1.1 billion in 1999 and projected that this market would grow to $11.4 billion in 2003, representing a compound annual growth rate of 79%. The largest segment of the U.S. e-learning market currently is IT training, which the IDC study estimated to be $870 million in 1999 and projected to grow to $5.3 billion in 2003. We believe e-learning providers that offer a fully-hosted, integrated solution -- comprising an extensive array of high-quality content, an enhanced learning experience and a robust learning management system -- are uniquely positioned to take advantage of this growing market opportunity.

     We provide a complete e-learning solution. Our solution features anytime, anywhere accessibility and extensive libraries of high-quality course and reference materials. Our enhanced learning experience offers several online learning modalities, including instructor-led courses, self-paced tutorials and reference sources. Our solution also includes a robust learning management system that allows our customers to easily deploy our service throughout their organizations and to track its use and effectiveness. Because we provide a fully-hosted solution, our customers avoid the expense of designing, building and maintaining infrastructure and content themselves.


     We intend to build on our expertise in e-learning to take advantage of the growing market opportunity and become the leading provider of high-quality e-learning solutions for businesses and government organizations. We are pursuing a strategy consisting of the following key elements:



     - creating diverse revenue streams by selling subscriptions to our elementk.com Web site, developing co-branded sites for resellers and licensing our content and e-learning courses;


     - expanding our sales and distribution channels by substantially increasing our enterprise sales team and telesales force and by further developing our relationships with resellers;


     - broadening our course libraries to include more than 600 IT and 85 business and professional courses by December 2000;


     - enhancing our learning management system by upgrading our learner assessment capabilities and by introducing authoring tools that will enable our customers to create their own proprietary content; and

     - continually improving our users' learning experience by providing greater functionality and a more engaging experience.

                       CORPORATE HISTORY AND ORGANIZATION


     Since the introduction of our e-learning offerings in 1997, our business operated within the ZD Education division of Ziff-Davis Inc. In February 2000, Ziff-Davis sold the businesses comprising its ZD Education division for $172 million to an investment group composed of U.S. Equity Partners, L.P., which we refer to as "USEP", a private equity fund managed by an affiliate of Wasserstein Perella Group, Inc., or "Wasserstein Perella", and several U.S. and offshore co-investors. The co-investors include TMCT Ventures, Highfields Capital, BancAmerica Capital Investors, BancBoston Capital, officers of Wasserstein Perella and several executive officers of Element K.



     The e-learning business of ZD Education was acquired for $57 million by Element K Holdings LLC, which we refer to as "Element K", a limited liability company formed for the purpose of completing the acquisition. Wasserstein Perella also formed Element K Corporation, which controls Element K and is the company whose shares of Class A common stock you will be purchasing if you decide to invest in the offering. Wasserstein Perella controls Element K Corporation through its ownership of 100% of Element K Corporation's Class B common stock, which it acquired at the time it initially capitalized the company.



     The ownership interests of USEP and the co-investors in Element K are currently represented by membership units in Element K. Upon completion of the offering, the offshore co-investors' ownership interests in Element K will be converted into shares of Element K Corporation's Class A common stock. Each share of Class A common stock of Element K Corporation is economically equivalent to a membership unit in Element K, including those owned by USEP and the co-investors, except for differences arising from the different tax treatment of a limited liability company member compared to a corporate stockholder. For further details, see "Description of Capital Stock and Membership Units."

     The following chart summarizes our corporate structure immediately following the completion of the offering:


                        [CORPORATE STRUCTURE FLOWCHART]

     In connection with our acquisition of the e-learning business of ZD Education, USEP and the co-investors also formed Element K Press LLC, which we refer to as "Press," to acquire the IT courseware and journal publishing and IT training center businesses of ZD Education from Ziff-Davis for $90 million. At the time of the acquisition, Press and Element K jointly formed Element K Content LLC, which we refer to as "Content," to purchase the content development operations of ZD Education from Ziff-Davis for $25 million. Immediately upon completion of the offering, Element K will purchase for $25 million the remaining interests in Content it does not already own from Press, which interests Press initially purchased for $20.3 million.



     For more information regarding our corporate history and organization, see "Corporate History and Organization."



     We are in the process of offering an aggregate of 1,092,044 shares of our Series A preferred stock to the existing investors in Element K on a pro rata basis in accordance with their existing ownership percentages. If these investors subscribe for the full amount of shares of Series A preferred stock being offered, Element K Corporation will receive proceeds of $10 million. Each share of Series A preferred stock will be priced at $9.16. Each share of Series A preferred stock is convertible into one share of Class A common stock and will convert automatically upon completion of this offering.

                            ------------------------


     We have recently adopted the corporate identity and brand name "Element K," which is the subject of a pending federal trademark application, and we have obtained the Internet domain names "elementk.com," "elementk.net," "elementk.org," "lmnk.com," "lmnk.net," "lmnk.org" and
"training.com." This prospectus contains other product names, trade names, trademarks and service marks, all of which are the property of their respective owners.

                            ------------------------


     We were incorporated in Delaware on January 18, 2000. Our principal executive offices are located at 500 Canal View Boulevard, Rochester, New York 14623 and our telephone number is (716) 240-7500. Our Web site is located at www.elementk.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING


Class A common stock offered:.......     5,500,000 shares



Common stock to be outstanding after
the offering:
  Class A common stock(1)...........     10,778,457 shares


  Class B common stock..............     One share, which is convertible at any
                                         time into 250 shares of Class A common
                                         stock.



Membership units in Element K to be
outstanding after the offering,
  excluding units held by Element K
  Corporation(2):...................     16,620,462 units. The membership units
                                         are exchangeable at any time for one
                                         share of our Class A common stock and
                                         are economically equivalent to shares
                                         of Class A common stock, except for
                                         differences arising from the different
                                         tax treatment of an LLC member compared
                                         to a corporate stockholder.



Total Class A common stock
equivalents to be
  outstanding after the
  offering(3):......................     27,399,169



Estimated net proceeds from the
offering............................     $54,265,000


Use of proceeds:


  by Element K Corporation .........     To acquire 5,500,000 membership units
                                         in Element K, representing an
                                         approximate 20.1% equity interest in
                                         Element K, or 6,325,000 membership
                                         units representing an approximate 22.4%
                                         equity interest if the underwriters
                                         exercise their over-allotment option in
                                         full.



  by Element K......................     To purchase the equity interests in
                                         Content not already owned by us, expand
                                         our online course library, complete our
                                         acquisition of ExecuTrain's content
                                         library, build brand awareness, improve
                                         technical capabilities, increase our
                                         sales and marketing efforts, complete
                                         our investment in Isopia Interactive
                                         Networks, or "Isopia," with whom we are
                                         developing a new learning management
                                         system that we will license as a
                                         component of our e-learning platform,
                                         and fund other general corporate
                                         activities, including working capital
                                         and possible future acquisitions.



Voting rights.......................     Holders of Class A common stock are
                                         entitled to one vote per share. The
                                         holder of Class B common stock is
                                         entitled to a number of votes per share
                                         equal to 250 plus the number of
                                         membership units held by all members of
                                         Element K other than Element K
                                         Corporation.



Proposed Nasdaq National Market


symbol..............................     LMNK

---------------

(1) Excludes 1,107,500 shares of Class A common stock subject to outstanding options under the 2000 Stock Option Plan, including 1,025,050 shares of Class A common stock subject to outstanding options granted at $4.00 per share and 82,450 shares of Class A common stock subject to outstanding options granted at the initial public offering price of the Class A common stock.



(2) Excludes 1,050,000 underfunded membership units held by some of our executive officers, which are subject to vesting requirements and are exchangeable for shares of Class A common stock on a one-for-one basis after payment of $4.00 per unit with respect to 850,000 underfunded membership units and after payment of an amount equal to the initial public offering price with respect to 200,000 underfunded membership units. For additional information, see "Management -- Underfunded Membership Units in Element K."



(3) Assumes conversion into Class A common stock of all outstanding membership units in Element K, excluding membership units held by Element K Corporation, and the sole share of Class B common stock, but excludes 2,157,500 shares of Class A common stock subject to outstanding options or issuable upon exchange of underfunded membership units.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION



     The table below sets forth the summary historical financial data for our predecessor business, which we refer to as Element K Corporation Predecessor Business, for the periods indicated, Element K for the period from February 10, 2000 (the date Element K acquired the Element K Corporation Predecessor Business from Ziff-Davis) through March 31, 2000 and as of March 31, 2000 and the pro forma as adjusted financial data for Element K Corporation for the year ended December 31, 1999 and as of and for the three months ended March 31, 2000. For a description of the pro forma adjustments, see "Unaudited Pro Forma Financial Statements."



     The historical statement of operations data for the years ended December 31, 1997, 1998 and 1999 have been derived from financial statements audited by Arthur Andersen LLP, and are based on the accounting records of Ziff-Davis, which, in the opinion of management, include all adjustments necessary for the presentation of the results of operations for such periods. The Element K Corporation Predecessor Business historical statement of operations data for the three months ended March 31, 1999 is unaudited and is based on the accounting records of Ziff-Davis, which, in the opinion of management, include all adjustments necessary for the presentation of the results of operations for this period. During the periods prior to February 10, 2000, we operated as part of a division of Ziff-Davis, and therefore the data presented is provided on a carve-out basis, which assumes this division operated as an independent reporting entity for the periods presented. The financial information included here may not necessarily reflect our results of operations and financial position in the future or what our results of operations and financial position would have been had we been a separate, stand-alone company during the periods and on the dates presented.



     The Element K historical statement of operations data for the period from February 10, 2000 through March 31, 2000 and the historical balance sheet data as of March 31, 2000 are unaudited and, in the opinion of management, include all adjustments necessary for the presentation of the results of operations for such period and the financial position at such date. You should read the following data in conjunction with the financial statements, the pro forma financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                                                       ELEMENT K
                                                                                                                      CORPORATION
                                                                                                                       PRO FORMA
                                 ELEMENT K CORPORATION PREDECESSOR BUSINESS         ELEMENT K         ELEMENT K         FOR THE
                                --------------------------------------------   -------------------   CORPORATION         THREE
                                                              FOR THE THREE    FOR THE PERIOD FROM    PRO FORMA         MONTHS
                                 YEAR ENDED DECEMBER 31,      MONTHS ENDED      FEBRUARY 10, 2000     YEAR ENDED         ENDED
                                --------------------------      MARCH 31,       THROUGH MARCH 31,    DECEMBER 31,      MARCH 31,
                                 1997     1998      1999          1999                2000               1999            2000
                                ------   -------   -------   ---------------   -------------------   ------------     -----------
                                                               (UNAUDITED)         (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Subscription revenues.......  $  225   $ 1,737   $ 4,946       $   768             $ 1,489         $     4,946      $     2,564
  Royalty revenues............   2,874     2,999     4,955           836               1,525              11,739            4,049
  Other revenues..............      --       194       640           113                 209                 640              317
                                ------   -------   -------       -------             -------         -----------      -----------
Total net revenues............   3,099     4,930    10,541         1,717               3,223              17,325            6,930
Cost of net revenues..........     230     1,336     4,048           754                 972               4,048            1,451
                                ------   -------   -------       -------             -------         -----------      -----------
Gross profit..................   2,869     3,594     6,493           963               2,251              13,277            5,479
Operating expenses:
  Research and development....   1,354     3,527     7,418         1,317               2,027               8,502            5,379
  Selling and marketing.......     898     2,199     4,219           832               1,477               3,533            2,436
  General and
    administrative............     637     1,843     3,312           821                 767               6,781            1,777
  Depreciation and
    amortization..............     108       107       283            52               3,039              28,666            7,423
                                ------   -------   -------       -------             -------         -----------      -----------
Total operating expenses......   2,997     7,676    15,232         3,022               7,310              47,482           17,015
                                ------   -------   -------       -------             -------         -----------      -----------
  Loss from operations........    (128)   (4,082)   (8,739)       (2,059)             (5,059)            (34,205)         (11,536)
Equity in loss of affiliate...      --        --        --            --              (1,709)                 --               --
Provision for income taxes....      --        --        --            --                  --                  --               --
                                ------   -------   -------       -------             -------         -----------      -----------
  Net loss....................  $ (128)  $(4,082)  $(8,739)      $(2,059)            $(6,768)        $   (34,205)     $   (11,536)
                                ======   =======   =======       =======             =======         ===========      ===========
EBITDA(1).....................  $  (20)  $(3,975)  $(8,456)      $(2,007)            $(2,020)        $    (5,539)     $    (4,113)
Basic and diluted net loss per
  common share................      --        --        --            --                  --         $     (1.25)     $      (.42)
Shares used in determining net
  loss per share..............      --        --        --            --                  --          27,399,169(2)    27,399,169(2)


---------------

(1) EBITDA, or earnings before interest, taxes, depreciation and amortization, is calculated above by adding loss from operations and depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the company's operating performance or as a measure of liquidity. We have included information concerning EBITDA because we believe this information is used by some investors as one measure of an issuer's operations and because it is used by management as a measure of our business' performance.



(2) Basic and diluted net loss per share was determined by dividing net loss by 27,399,169 Class A common stock equivalents outstanding after giving effect to this offering, including 16,620,462 membership units.

                                                                 AS OF MARCH 31, 2000
                                                              --------------------------
                                                                              PRO FORMA
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 2,791       $ 56,387
Working capital.............................................     (4,215)        47,968
Goodwill and other intangibles(1)...........................     60,170         82,034
Total assets................................................     77,960        155,286
Total liabilities...........................................     15,906         19,401
Minority interest...........................................         --         61,010
Members' equity.............................................     62,054             --
Stockholders' equity........................................         --         74,875


---------------

(1) All goodwill and other intangibles are being amortized over a period of three years.

                                  RISK FACTORS


     You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in our Class A common stock. We believe that the risks and uncertainties described below are the principal material risks facing us as of the date of this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of the following risks. The trading price of our Class A common stock could decline because of any of the following risks, and you might lose all or part of your investment.


RISKS RELATING TO OUR BUSINESS AND FINANCIAL PERFORMANCE


WE RECENTLY BEGAN OPERATING AS A STAND-ALONE COMPANY, WHICH WILL REQUIRE US TO INCUR ADDITIONAL COSTS.



     Until February 2000, we operated as part of a division of Ziff-Davis and we derived benefits from our relationship with Ziff-Davis, including the financing of our activities and the ability to use the Ziff-Davis brand. Following our separation from Ziff-Davis, we have been and will continue to be required to supplement our financial, administrative and other resources to provide services necessary to operate as an independent public company, which has caused and will cause us to incur additional costs. As a result, the historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods and on the dates presented or what our results of operations, financial position and cash flows will be in the future.



WE EXPECT FUTURE LOSSES AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.



     We expect that our business will incur significant losses for the foreseeable future. We expect to continue to incur losses as we expand our operations and fund our growth. We plan to increase our operating expenses in order to market, sell and support our e-learning offerings, enhance our technological capabilities and hire additional staff. We plan to invest heavily to develop additional courses and enhance the functionality of our products, which will also increase our operating expenses. As a result, we will need to significantly increase our revenues to achieve profitability. If we do not generate sufficient revenues or become profitable within a time frame expected by investors, the market price of our Class A common stock will likely decline. Even if we do achieve profitability, we may not be able to sustain or increase profitability in the future.


OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT AND SUBJECT TO FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.


     As a result of our limited operating history, our future revenues and operating results are difficult to predict. Our quarterly results of operations may fluctuate significantly in the future due to shortfalls in our recognized revenues in accordance with generally accepted accounting principles or in the invoice amount of our sales, known as "booked revenues." We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and that you should not rely on them to predict our future performance or the future performance of our stock price. In the event of a revenue or booked revenue shortfall or unanticipated expenses in some future quarter or quarters, our operating results may be below the expectations of investors. If this were to occur, the price of our Class A common stock could decline significantly.



     Due to the factors discussed in this risk factors section and elsewhere in this prospectus and because we are engaged in a relatively new and emerging business, revenue and operating results for the foreseeable future are difficult to forecast. We are incurring significant development and other expenses with the expectation that certain levels of revenue will be generated by these activities. We will likely be unable to, or may elect not to, reduce spending quickly enough to offset any unexpected revenue shortfall. Any significant shortfall in revenue in relation to our expectations would have a material adverse effect on our financial position and would likely adversely affect the price of our Class A common stock.

WE ARE GROWING RAPIDLY, AND IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY WE MAY BE UNABLE TO SUPPORT OUR CUSTOMER BASE OR TAKE ADVANTAGE OF NEW MARKET OPPORTUNITIES.



     Our recent rapid growth has placed, and future anticipated growth is likely to continue to place, a considerable burden on our managerial resources. We have grown from 103 employees on December 31, 1998 to 385 employees on May 31, 2000. Several members of our senior management team have joined us within the last several months, including our chief executive officer. We plan to continue to expand our sales and marketing, content and technology development and administrative departments. In order to manage this growth effectively, we will need to train and integrate new personnel and improve our financial and managerial controls, reporting systems and procedures. If we fail to manage our growth effectively, we may be unable to adequately support our customer base or to take advantage of new market opportunities.



IF WE LOSE SENIOR MANAGERS OR OTHER KEY PERSONNEL, IT COULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY.



     We depend on the continued services and performance of our senior management and other key personnel, including technical and sales personnel. We do not have employment agreements with most of our senior management team. The current premium paid to managers and professionals with Internet experience may create incentives for them to leave our company, which could impair our ability to compete effectively.


IF WE FAIL TO ATTRACT SKILLED EMPLOYEES, OUR ABILITY TO GROW MAY BE LIMITED.


     The shortage of skilled employees may create recruitment difficulties for our company. The growth of our business and revenue depends in large part upon our ability to attract sufficient numbers of highly skilled employees, particularly experienced sales, marketing, technical and product development personnel, all of which are currently in short supply. While we have been successful to date in hiring a sufficient number of skilled employees, our ability to recruit may be impaired because our business is based in the Rochester, New York area, which has a smaller labor market than the headquarters of some of our competitors.


ANY ACQUISITIONS OF OR INVESTMENTS IN BUSINESSES, TECHNOLOGIES, PRODUCTS OR SERVICES THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE.


     We intend to acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. We could have difficulty integrating these acquisitions or investments with our business. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may issue equity securities to pay for any future acquisitions or investments, which may be dilutive to our existing stockholders.



IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE E-LEARNING MARKET, OUR REVENUE GROWTH AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.



     The e-learning market is characterized by rapidly changing technologies, short development cycles and evolving standards. If we fail to anticipate or respond adequately to technological developments or we are unable to make necessary investments in technology, we could lose customers or fail to gain new customers. We must respond rapidly to developments related to Internet technology, hardware platforms, operating systems and applicable programming languages. We may have to expand or adapt our technological components to respond to the following:


     - an increasing number of customers;

     - insufficient bandwidth;

     - changes in our customers' requirements;

     - the need for enhanced network response times;

     - technological advances; or

     - government regulation.

IF WE ARE UNSUCCESSFUL IN PROMOTING BRAND AWARENESS, OUR REVENUE GROWTH COULD SUFFER.


     Our efforts in developing awareness of our new brand name, Element K, may not be successful. The development of the Element K brand name is critical to achieving market penetration and revenue growth. The e-learning market is new and evolving and our long-term success is dependent on our ability to be perceived as a leading provider of online educational services. From our inception in 1997 until April 2000, we were known as ZD Education and marketed our services under the brand names ZDU and LearnItOnline. We have only recently introduced our Element K corporate identity and brand name. The change in brand name may result in brand confusion that could impair our sales growth. If we fail to successfully promote and maintain our brand, we may not achieve sufficient market acceptance to generate the revenue levels we need to become profitable.



IF OUR REVENUES FROM CONTRACTS WITH LARGE ENTERPRISES DO NOT GROW SIGNIFICANTLY, WE MAY BE UNABLE TO REACH AND MAINTAIN PROFITABILITY.



     If we are to achieve revenue targets that will allow us to reach and maintain profitability, it may be necessary to increase our revenues from contracts with large enterprises. To date, the majority of our e-learning revenue from direct corporate sales has come from contracts with mid-sized organizations or work groups within large organizations. Although we have recently formed an enterprise sales team and hired additional salespeople for this group, we may not succeed in developing large enterprise accounts.



TERMINATION OF OUR RELATIONSHIP WITH GATEWAY, MICRON OR ZDNET WOULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.



     We have relationships with Gateway and Micron that provide these entities with the right to resell or license our online offerings. Our relationship with Gateway generated approximately 3% of our revenue and 15% of our booked revenue in 1999, and we expect that it will account for a greater percentage of our revenue and booked revenue in 2000. Our relationship with Micron generated approximately 8% of our revenue and 9% of our booked revenue in 1999. We also have a license agreement with ZDNet under which it sells some of our online courses. ZDNet accounted for 16% of our revenue and 11% of our booked revenue in 1999. We expect that revenues from Micron and ZDNet will account for a smaller percentage of our revenue and booked revenue in 2000 because our revenue from other sources is growing at a higher rate. Our arrangements with these strategic resellers are not subject to long-term contractual commitments. Our revenues and operating results would be adversely affected if any of these companies were to withdraw all or a substantial portion of its business.


REDUCED ROYALTIES FROM PRESS COULD HARM OUR FINANCIAL PERFORMANCE.


     Approximately 39% of our pro forma revenue and 31% of our pro forma booked revenue for the year ended December 31, 1999 consist of royalties received from Press under our ten-year license agreement. We expect that royalties from Press will account for a smaller percentage of our revenue and booked revenue in 2000 because our revenue from other sources is growing at a higher rate. Press publishes printed IT courseware for use in classroom training and IT journals based on our content. Press's revenues may be adversely affected by the current shift in the corporate learning market to Web-based training products. Our royalty revenues and profits would be adversely affected if revenues from Press were to decline.



SOME THIRD-PARTY CONTENT DEVELOPERS MAY STOP WORKING WITH US OR MAY COMPETE WITH US, WHICH COULD INCREASE OUR DEVELOPMENT COSTS OR DELAY NEW COURSE INTRODUCTIONS.



     Although we develop the majority of our course content, a number of our courses are based on content that we license from outside sources. We do not have exclusive arrangements or long-term contracts with most of our third-party content developers, and some of these developers may stop working with us or may compete with us. If one or more of these content developers were to stop working with us, we would have to rely on internally generated content or contracted content developers to develop additional courses. For relatively standard content, such as content related to popular software applications, it may be relatively easy to develop new or obtain replacement content from other sources. For highly specialized course content for which few sources of expertise are available, we may not be able to obtain reliable alternative sources on reasonable terms in a timely manner, or at all. If we need to find new sources for content, our course development costs could increase and we might be forced to delay the introduction of new courses.


WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL.



     Based on our current business plan, we anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient for us to meet our anticipated working capital and capital expenditure requirements for at least the next 24 months. Nevertheless, we may need to raise additional capital to take advantage of unanticipated opportunities, respond to competitive pressures or acquire complementary products, businesses or technologies. We may also expand our content and technology development through acquisitions or investments in other companies, which would increase our future funding requirements. If adequate funds are not available when required, or are not available on acceptable terms, our financial condition, operating results and business may be materially and adversely affected.



FUTURE AMORTIZATION OF OUR GOODWILL AND OTHER INTANGIBLES WILL HAVE A NEGATIVE EFFECT ON OUR NET INCOME, AND ANY FUTURE IMPAIRMENT OF OUR LONG-LIVED ASSETS, INCLUDING INTANGIBLES, WOULD HAVE A NEGATIVE EFFECT ON OUR NET INCOME.



     As a result of the acquisition of Element K Corporation Predecessor Business by Element K on February 10, 2000, we recorded goodwill and other intangibles of $63.1 million on our balance sheet, which we expect to amortize over three years. After completion of the offering, as a result of our acquisition of the remaining membership interests in Content that we do not own, we will record additional goodwill and intangibles of approximately $22.9 million. Amortization of goodwill and other intangibles will significantly reduce our net income during this year and subsequent years. Since acquisitions are expected to continue to be a focus of our growth strategy, we expect that goodwill and intangible amortization expenses will have a negative impact on our net income in the future. Our policy for the recognition and measurement of any impairment of long-lived assets, including intangible assets, is to assess the current and anticipated future undiscounted cash flows associated with any impaired assets. If any assets become impaired in the future, the charges would have a negative impact on our net income.


RISKS RELATING TO OUR INDUSTRY AND THE INTERNET

THE GROWTH OF OUR BUSINESS WOULD BE CONSTRAINED IF e-LEARNING IS NOT WIDELY ACCEPTED.


     If the e-learning market fails to develop or develops more slowly than we expect, we may not achieve our revenue and earnings targets and the value of our Class A common stock will likely decline. The e-learning market's early stage of development makes it difficult for us to predict customer demand accurately. Many of our potential customers have allocated only a limited portion of their education budgets to e-learning. Even if companies implement e-learning programs, they may still choose to design, develop or manage all or a part of their programs internally. The failure of companies to utilize third parties like us to provide e-learning would adversely affect the growth of our business.



THE e-LEARNING MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE EFFECTIVELY, WHICH COULD RESULT IN REDUCED REVENUES AND OPERATING MARGINS.



     The e-learning market is highly competitive and we may not have adequate resources to compete effectively. Increased competition or our inability to compete successfully against current and future competitors could result in reduced revenues and operating margins. We compete primarily with third-party suppliers of instructor-led training, internal training departments and other suppliers of computer-based training and e-learning solutions. Our competitors vary in size and in the scope and breadth of the courses and services they offer. Several of our competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. A number of these competitors also have broader and more established distribution channels to deliver competing products or services directly to customers. In addition, larger companies may choose to enter the e-learning market, including through the acquisition of one or more of our competitors. We anticipate that the lack of significant entry barriers to the e-learning market and the availability of licensable content will allow additional competitors to enter the market. As competition intensifies, the e-learning market may undergo significant price competition.



     The e-learning market is characterized by frequent new product and service introductions, which could render our products obsolete. Competitive product introductions and evolving customer requirements will require us to continue to make substantial investments in product development. If we cannot develop and market future products, enhancements or services in a timely and cost-effective manner or if our products, enhancements or services do not achieve market acceptance, our competitive position may be impaired.



ANY PROLONGED FAILURE IN OUR COMPUTER NETWORK WOULD DIRECTLY IMPACT OUR ABILITY TO DELIVER e-LEARNING SERVICES AND WOULD LIKELY LEAD TO CUSTOMER DISSATISFACTION AND A LOSS OF REVENUES.



     We periodically experience unscheduled system downtime, during which our Web site is inaccessible to users. If we experience extended downtime, our subscribers and resellers could lose confidence in our services. The continuing and uninterrupted performance of our internal computer network and Internet servers is critical to our success. Any system failure that causes interruptions or delays in our ability to make our courses accessible to customers could reduce customer satisfaction and, if sustained or repeated, could reduce the attractiveness of our courses and services and result in significant revenue losses. We are particularly vulnerable to network failures during periods of rapid growth when our roster of courses and participants can outpace our network capacity. Our business requires that we support multiple participants concurrently and deliver fast response times with minimal network delays. We are continuing to add system capacity, but we may not be able to provide adequate network capacity, especially during periods of rapid growth. Any failure to meet these capacity requirements could lead to additional expenditures, lost business opportunities and damage to our reputation and competitive position.


ANY FAILURE OF OR CAPACITY CONSTRAINTS IN THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS.

     Most of our communications and computer hardware operations are located at the facilities of Applied Theory Communications, a secure co-location facility operator in Syracuse, New York. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Telecommunications failures, computer viruses, electronic break-ins, earthquakes, fires, floods, other natural disasters or other similar disruptive problems could adversely affect the operation of our systems. Despite precautions we have taken, unanticipated problems affecting our systems in the future could cause interruptions or delays in the delivery of our e-learning services. The failure of our telecommunications provider or Applied Theory to provide sufficient and timely data communications capacity and network infrastructure could cause service interruptions or slower response times, and reduce customer demand for our services. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could be required to make significant capital expenditures in the event of damage.


IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND OUR INTERNET DOMAIN NAMES, OUR ABILITY TO COMPETE EFFECTIVELY AND THE GROWTH OF OUR REVENUES MAY BE IMPAIRED.



     Unauthorized parties may attempt to duplicate or copy our courses or our delivery technology or obtain and use information that we regard as proprietary. The protection of our proprietary rights is critical to our success and our failure to do so would affect our ability to compete and have a negative impact on our revenues. We rely on a combination of copyright, trademarks, service marks and trade secret laws to protect our proprietary rights. Despite our efforts to protect these rights, we may be unsuccessful in preventing others from developing competitive products using related technology. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United

States. As a consequence, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our courses and services are made available.



     We have recently adopted the brand name "Element K," which is the subject of a pending federal trademark application, and we have obtained the Internet domain names "elementk.com," "elementk.net" and "elementk.org." In addition, we have purchased a number of trademarks, service marks and Internet domain names from Ziff-Davis. It is possible, however, that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and could hurt our business. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain names in the United States or in other countries in which we conduct business.



THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY REQUIRE US TO INCUR SUBSTANTIAL COSTS AND DIRECT MANAGEMENT'S ATTENTION AND RESOURCES TO DEFEND THESE CLAIMS.



     It is possible that our trademarks or domain names may infringe upon or otherwise violate the rights of third parties. It is also possible that the content of some of our courses, including content provided by other parties, may subject us to the intellectual property claims of third parties. Although we generally seek indemnification from our content providers in order to protect us from these types of claims, we may not be fully protected from extensive damage claims or claims for injunctive relief. In addition, our content providers may assert that some of the courses we develop or license may improperly use their proprietary content. Our involvement in any litigation to resolve intellectual property ownership matters may require us to incur substantial costs and divert management's attention and resources. In addition, a failure to prevail in any litigation of this kind could adversely affect our business and financial condition.



GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET IN GENERAL AND TO OUR INDUSTRY IN PARTICULAR COULD CONSTRAIN OUR GROWTH AND INCREASE OUR EXPENSES.



     New or amended laws or regulations may decrease the popularity or slow the expansion of the Internet and constrain our revenue growth and increase our expenses. The applicability to the Internet of existing laws is uncertain with regard to many issues, including sales tax, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology and personal privacy. There are an increasing number of laws and regulations pertaining to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. It is possible that more laws and regulations may be adopted with respect to the Internet, such as laws or regulations relating to user privacy, taxation, e-mail, pricing, Internet access, content, copyrights, distribution and characteristics and quality of products and services. In addition, various state statutes govern private post-secondary educational institutions. It is uncertain whether states will attempt to apply these statutes to regulate the offering of courses over the Internet.



LITIGATION AND NEW LAWS OR REGULATIONS REGARDING THE PROTECTION OF PERSONAL INFORMATION ON THE INTERNET COULD REQUIRE US TO INCUR SIGNIFICANT EXPENSES.



     We may be subject to liability if private information provided to us by our users is misused. In addition, if third parties penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. We could also be subject to liability for claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, or other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation. Congress is considering adopting stricter privacy laws regarding the collection and use of personal information obtained from individuals when accessing Web sites. If government authorities choose to regulate or investigate our privacy practices, it may result in additional expenses.

RISKS RELATING TO THE OFFERING

FUTURE SALES OF SHARES AFTER THE OFFERING COULD CAUSE OUR STOCK PRICE TO
DECLINE.


     Future sales of shares by existing stockholders or holders of membership units in Element K who exchange membership units for shares of our Class A common stock could negatively affect our stock price. Upon completion of the offering we will have outstanding 10,778,457 shares of Class A common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, only the 5,500,000 shares of Class A common stock sold in the offering (6,325,000 shares if the underwriters execute their over-allotment option in full) will be freely tradeable, without restriction, in the public market. After the lock-up agreements pertaining to the offering expire 180 days from the date of this prospectus, we may be required to register up to 21,898,919 additional shares of Class A common stock, including Class A common stock issuable upon the exchange of membership units in Element K, under the registration rights provisions of Element K's limited liability company agreement. Credit Suisse First Boston Corporation, on behalf of the underwriters, may waive the lockup period. These additional shares of Class A common stock will also become freely tradeable once the holding period and other requirements contained in Rule 144 of the Securities Act have been satisfied. For a more detailed discussion of when shares not sold in the offering will become freely tradable, see "Shares Eligible for Future Sale" and "Related Party Transactions -- Registration Rights."



PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL AND MAY HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE.



     Provisions of our organizational documents and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. These provisions include:


     - a classified board of directors, in which our board is divided into three classes with three-year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of the voting power of our capital stock will need two annual meetings of stockholders to gain control of the board;

     - a provision that permits only the board of directors, the chairman or the chief executive officer to call special meetings of stockholders; and

     - a provision that requires advance notice to the company of items of business to be brought before stockholders' meetings.


     In addition, amending any of the above provisions requires the approval of holders representing 80% of the voting power of our outstanding capital stock.


AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE OF YOUR CLASS A COMMON STOCK.


     The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of the outstanding Class A common stock immediately after the offering. Therefore, based on an assumed initial public offering price of $11.00 per share, the midpoint of the range on the cover page of this prospectus, if you purchase our Class A common stock in the offering, you will incur immediate and substantial dilution in pro forma net tangible book value of $9.03 per share. If the holders of outstanding options exercise those options or holders of underfunded membership units convert those units, you will incur further dilution. For more information on the calculation of the amount of this dilution, see "Dilution."


OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THE OFFERING.

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies like ours, have been highly volatile.

Investors may not be able to resell their shares of Class A common stock at or above the initial public offering price. In addition, our results of operations during future periods following the completion of the offering may fail to meet the expectations of investors. In such event, the market price of our Class A common stock could fall. Our stock price may also fluctuate as a result of factors that are beyond our control or unrelated to our operating results.


RISKS RELATING TO OUR CORPORATE STRUCTURE


WASSERSTEIN PERELLA WILL EFFECTIVELY CONTROL OUR COMPANY AND MAY EXERCISE ITS CONTROL IN A MANNER THAT IS INCONSISTENT WITH THE INTERESTS OF INVESTORS IN OUR CLASS A COMMON STOCK.



     Upon completion of the offering, Wasserstein Perella will be the sole owner of our Class B common stock, giving it the ability to elect a majority of our board of directors and to control the management of Element K Corporation. Wasserstein Perella may exercise its control over our company and Element K in a manner that is inconsistent with the interests of holders of our Class A common stock. As long as Wasserstein Perella owns a majority of the outstanding voting power of our common stock, it will generally be able to determine the outcome of all actions by Element K Corporation and Element K, including:


     - the composition of our board of directors and, through it, the direction and policies of our company, including the appointment and removal of officers;

     - mergers or other business combinations involving our company, including mergers into holding companies controlled by Wasserstein Perella;


     - acquisitions or dispositions of assets including the sale of all or substantially all of Element K to a third party;


     - future issuances of common stock or other securities;

     - incurrences of debt;

     - amendments, waivers and modifications to our agreements, including those with Wasserstein Perella; and

     - the payment of dividends on our common stock.

WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH PRESS THAT MAY ADVERSELY AFFECT US.


     Although we do not intend to compete with Press in the businesses of publishing printed courseware and providing classroom training, it is possible that in the future the interests of our business and those of Press could come into conflict. From 1997 to February 2000, our business, along with the businesses of Press and Content, operated as three separate businesses within the ZD Education division of Ziff-Davis. In February 2000, entities formed by USEP purchased the assets and liabilities of this division from Ziff-Davis and reorganized the businesses as Element K, Press and Content. As a result of that reorganization, there are potential conflicts of interest between Press and us arising out of our past and ongoing relationship, including:



     - potential competitive business opportunities in the e-learning market;



     - the allocation of management's time between Element K and Press;



     - allocation of management compensation and employee benefits for senior managers employed by both Element K and Press;



     - the nature and pricing of services rendered by Element K to Press or by Press to Element K; and



     - shared marketing functions and shared services agreements between Element K and Press.



     Our management and the controlling equity holders of Element K and Press could resolve these conflicts in a manner adverse to our company. Several members of our senior management serve as senior managers of Press. In particular, Bruce Barnes serves as chief executive officer, Terence Nulty serves as president, Howard Cohen serves as executive vice president and chief financial officer and Lance D'Amico serves as vice president, secretary and general counsel of each of Element K Corporation, Element K and Press. In addition, seven of our directors -- Bruce Barnes, Terence Nulty, Bruce Wasserstein, Robert Fogelson, Ellis Jones, Anup Bagaria and Thomas Unterman -- are also directors of Press. For more information regarding our relationship with Press, see "Related Party
Transactions -- Intercompany Agreements."


IF PRESS DEFAULTS ON ITS OBLIGATIONS UNDER ITS BANK CREDIT AGREEMENT, IT COULD RESULT IN A CHANGE OF CONTROL IN OUR COMPANY.


     While neither Element K Corporation nor Element K currently has any outstanding debt, Press is a party to a bank credit facility. In the event of a default, the lenders have the right to foreclose on the membership interests in Element K and the Class A common stock of Element K Corporation owned by USEP and the co-investors and then liquidate those equity interests. This could lead to a change of control in our company. Your investment in the shares of our Class A common stock could be adversely affected by these events.


WE ARE A HOLDING COMPANY WHOSE SOLE ASSET IS OUR EQUITY INTEREST IN ELEMENT K, WHICH MAY BE LIMITED IN ITS ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF OUR OBLIGATIONS.


     We are a holding company whose sole asset after the completion of the offering will be an approximate 39.3% equity interest in Element K, which we will control as sole manager. We have no independent means of generating revenues and we depend on cash from Element K to satisfy our obligations. Element K is not obligated to make funds available to Element K Corporation for payment of any obligations in the form of loans, distributions or otherwise. In addition, Element K's ability to make any loans, distributions or other payments to us will depend on Element K's earnings, business and tax considerations and legal restrictions. As sole manager of Element K, we intend to cause Element K to make pro rata cash distributions, as required by the Element K limited liability company agreement, to its members, including Element K Corporation, in amounts sufficient to cover the members' tax liabilities, if any.

                     SPECIAL NOTE REGARDING FORWARD-LOOKING
                          STATEMENTS AND INDUSTRY DATA

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "forecast," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

     - our ability to compete effectively in the e-learning market;

     - the level of acceptance of e-learning;

     - our ability to manage the growth of our business;

     - our ability to respond effectively to potential changes in the method of delivery of e-learning;

     - our ability to keep up with new applications and enhancements to existing applications;

     - our plans to develop new products; and

     - our business strategies and plans.

These statements are only predictions.

     Although we believe that the expectations reflected in the forward-looking statements in this prospectus are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The risks set forth in the risk factors section and elsewhere in this prospectus could cause our future operating results to differ materially from those contemplated by our forward-looking statements. In addition, factors that we are not currently aware of could harm our future operating results.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of 5,500,000 shares of Class A common stock in the offering of $54.3 million, assuming an initial public offering price of $11.00 per share, the mid-point of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $62.7 million.



     In order to effectuate the post-offering structure summarized above and shown below under "Corporate History and Reorganization," Element K Corporation will use all net proceeds of the offering to acquire newly issued membership units in Element K representing an approximate 20.1% equity interest in Element K, or 22.4% if the underwriters' over-allotment option is exercised in full. The price of the membership units we plan to acquire will equal the net proceeds per share of the Class A common stock offered in this prospectus.



     Element K will use approximately $25 million of the net proceeds to purchase the equity interests in Content that we do not already own from Press, $8 million to complete our $10 million aggregate investment in Isopia and approximately $6.5 million to complete our $7 million acquisition of ExecuTrain's content library in conjunction with our recent strategic relationship with ExecuTrain.



     The remaining proceeds will be used to:


     - expand our course libraries;

     - build our brand awareness;

     - improve our technical capabilities;

     - increase our sales and marketing efforts; and

     - fund other general corporate activities, including working capital and possible future acquisitions.

     Element K intends to invest the net proceeds in appropriate investments until the proceeds are used for the purposes described above.

                                DIVIDEND POLICY


     Neither Element K Corporation nor Element K has declared or paid any cash dividends or distributions since their inception or expects to pay any cash dividends or distributions for the foreseeable future. Nevertheless, we expect to cause Element K to pay distributions to its members to the extent necessary to enable those members to pay taxes incurred with respect to taxable income of Element K. We currently intend to cause Element K to retain future earnings, if any, less any tax distributions, to finance the expansion of our business.

                                    DILUTION


     The following table illustrates the dilution in pro forma net tangible book value, which represents total tangible assets less total liabilities, on a per share basis, after giving effect to (1) the issuance by Element K of 3,582,375 additional membership units to the initial investors for $14,329,500 during the period from April 1, 2000 through June 30, 2000, (2) the issuance by Element K Corporation of $10 million of Series A preferred stock that will automatically convert into 1,092,044 shares of Element K Corporation's Class A common stock upon completion of this offering, (3) the assumed exchange of all outstanding membership units, excluding underfunded membership units, in Element K for, and the conversion of the outstanding share of Class B common stock into, 21,899,169 shares of Class A common stock as of the date of the offering and (4) the issuance of 5,500,000 shares of Class A common stock in the offering, assuming an initial public offering price of $11.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses.



Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  $1.20
  Increase in pro forma net tangible book value per share
     attributable to new investors purchasing shares of
     Class A common stock in the offering...................    .77
                                                              -----
Pro forma as adjusted net tangible book value per share of
  Class A common stock after the offering...................             1.97
                                                                       ------
Dilution per share to new investors assuming the exchange of outstanding membership units in Element K, excluding
  underfunded membership units, into shares of Class A
  common stock..............................................           $(9.03)
                                                                       ======



     The following table summarizes the relative investment in Element K by the existing investors in Element K and by new investors in this offering, the total consideration received by Element K and the average price per Element K membership unit or share of Element K Corporation Class A common stock. The following table assumes no exercise of the underwriters' over-allotment option.



                                    UNITS/SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE PRICE
                                    -----------------------    ----------------------         PER
                                      NUMBER       PERCENT        PAID        PERCENT      UNIT/SHARE
                                    -----------    --------    -----------    -------    --------------
Existing investors................  21,899,169         80%     $93,228,500        61%        $ 4.26
New investors.....................   5,500,000         20       60,500,000        39          11.00
                                    ----------      -----      -----------     -----
     Total........................  27,399,169      100.0%     153,728,500     100.0%
                                    ==========      =====      ===========     =====



     The discussion and table presented above assume no exercise of any outstanding stock options and no conversion of any underfunded membership units. At March 31, 2000, there were options outstanding to purchase 879,850 shares of Class A common stock at $4.00 per share and 850,000 underfunded membership units in Element K, each exchangeable for one share of Class A common stock upon payment of $4.00 per share. To the extent that any of these options are exercised or the underfunded units are exchanged, there will be further dilution to the new investors. In addition, at March 31, 2000 there were 200,000 underfunded membership units in Element K, each exchangeable for one share of common stock upon payment of the initial offering price per share.

                       CORPORATE HISTORY AND ORGANIZATION


     From 1997 to February 2000, our business operated within a division of Ziff-Davis Inc., a media company focused on computing and Internet-related technologies. This division, known as ZD Education, operated three lines of business:


     - the e-learning business currently conducted by Element K;


     - the content development and acquisition business currently conducted by Content; and



     - the IT courseware and journal publishing and IT training center businesses currently conducted by Press.


                              HISTORICAL STRUCTURE

                        [CORPORATE STRUCTURE FLOW CHART]

  Acquisition and Reorganization


     In February 2000, entities formed by USEP, as well as several U.S. and offshore co-investors. purchased the assets and liabilities of ZD Education from Ziff-Davis and reorganized the business. The co-investors are HZDI, Inc., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P., Aufklarung LLC, New York Life Capital Partners, L.P., Lorelei Investments LLC, TMCT Ventures, L.P., Highfields Capital I L.P., Highfields Capital II L.P., BancAmerica Capital Investors II, L.P., BancBoston Capital, William Rosenthal, officers and employees of Wasserstein Perella and several executive officers of Element K. In the reorganization:



     - Element K acquired the e-learning business of ZD Education;



     - Content acquired the content development and acquisition business of ZD Education, as well as administrative services functions such as human resources, accounting and MIS that are today shared by Element K and Press; and



     - Press acquired the IT courseware and journal publishing and IT training center businesses of ZD Education.



     In connection with the reorganization, Wasserstein Perella, as general partner of USEP, also purchased 100% of Element K Corporation's Class B common stock. As a result, Wasserstein Perella controls Element K through USEP's ownership interest in Element K and controls Element K Corporation through its ownership of Element K Corporation's Class B common stock.



Post-Acquisition Structure



     The following chart shows our corporate structure, together with that of Press, after the acquisition and reorganization:



                           POST-ACQUISITION STRUCTURE


                          [CORPORATE STRUCTURE GRAPH]


Prior to this offering, Element K contributed approximately $6.2 million in cash for a 95% common equity interest in Content. Press contributed $20 million in cash for a preferred equity interest and approximately $325,000 in cash for a 5% common equity interest in Content. Upon completion of this offering, Element K will purchase from Press the equity interest in Content it does not already own for $25 million.

  Post-Offering Structure



     Each share of Class A common stock in Element K Corporation is economically equivalent to a membership unit in Element K, except for differences arising from the different tax treatment of a limited liability company member compared to a corporate stockholder. After the offering, Element K will be owned directly by USEP and the founding U.S. co-investors through their ownership of membership units and indirectly by the public stockholders in Element K Corporation as well as the founding offshore investors, whose Element K membership units will be converted into our Class A common stock upon the completion of the offering. Immediately after the completion of the offering, Element K will acquire all of the interests in Content that it does not already own. The following chart shows our corporate structure, together with that of Press, after the offering and the percentage economic interests held by each entity:


                            POST-OFFERING STRUCTURE

---------------           [CORPORATE STRUCTURE GRAPH]

(1) As of March 31, 2000, the offshore co-investors collectively held an aggregate 20.1% interest in Element K through single-purpose holding corporations. Immediately prior to the completion of the offering, these single purpose holding corporations will be merged into Element K Corporation, with the stockholders of each single purpose holding corporation receiving a number of shares of Element K Corporation's Class A common stock equal to the number of membership units of Element K held by such single purpose holding corporations.

                                 CAPITALIZATION


     The following table sets forth, as of March 31, 2000, cash and cash equivalents, the actual capitalization of Element K and the pro forma as adjusted capitalization of Element K Corporation. The pro forma as adjusted capitalization of Element K Corporation reflects (1) the formation of Element K Corporation, (2) the receipt by Element K of $14,329,500 in proceeds from the issuance, between April 1, 2000 and June 30, 2000, of 3,582,375 additional membership units to all its initial investors, (3) the receipt by Element K Corporation of $10 million in proceeds from the issuance in July 2000, prior to the offering, of Series A preferred stock to several of the initial investors,
(4) the receipt of net proceeds by Element K Corporation from the sale of 5,500,000 shares of Class A common stock in the offering at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, (5) the acquisition of Element K membership units by Element K Corporation with the net proceeds of this offering and (6) the acquisition by Element K of all the equity interests in Content that it does not already own for $25 million.



                                                                AS OF MARCH 31, 2000
                                                              ------------------------
                                                                   (IN THOUSANDS)
                                                                            ELEMENT K
                                                                           CORPORATION
                                                                            PRO FORMA
                                                              ELEMENT K    AS ADJUSTED
                                                              ---------    -----------
Cash and cash equivalents...................................   $ 2,791      $ 56,387
                                                               =======      ========
Long-term debt..............................................        --            --
Minority interest...........................................        --        61,010
Members' equity.............................................    62,054            --
Stockholders' equity:
  Class A common stock, $.01 par value; 150,000,000 shares
     authorized; none issued and outstanding on an actual
     basis; 20,787,750 issued and outstanding on a pro forma
     as adjusted basis......................................        --           208
  Class B common stock, $.01 par value; 1000 shares
     authorized; one issued and outstanding on an actual
     basis; one issued and outstanding on a pro forma as
     adjusted basis.........................................        --            --
  Preferred stock, $.01 par value; 50,000,000 shares
     authorized; none issued and outstanding................        --            --
  Paid-in capital...........................................        --        74,667
                                                               -------      --------
     Total equity...........................................   $62,054      $135,885
                                                               -------      --------
     Total capitalization...................................   $62,054      $135,885
                                                               =======      ========

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements are based on the historical financial statements of Element K Corporation Predecessor Business, Element K, Element K Content LLC Predecessor Business and Content. These historical financial statements have been adjusted to illustrate the pro forma effects of the following transactions:



     (1) the acquisition by Element K of Element K Corporation Predecessor Business, and the entering into of new commercial agreements directly attributable to the acquisition, which agreements provide for the payment and receipt of commissions to and from Press for the reciprocal sale of products and for the payment of content royalty fees to Content by Element K and Press;



     (2) the formation of Element K Corporation and the acquisition for $1,000 of 250 membership units in Element K, representing a 0.001% membership interest in Element K;



     (3) the issuance by Element K of 3,582,375 membership units to all the initial investors for $14,329,500 during the period from April 1, 2000 through June 30, 2000;



     (4) the issuance by Element K Corporation of $10 million of Series A preferred stock that will automatically convert into 1,092,044 shares of Element K Corporation Class A common stock upon completion of this offering;



     (5) the issuance of 5,500,000 shares of Element K Corporation Class A common stock in this offering at an assumed initial public offering price of $11.00 per share;



     (6) the acquisition by Element K Corporation of 5,500,000 additional membership units in Element K with the net proceeds of the offering, resulting in an additional 20.1% ownership interest in Element K and consolidated accounting treatment of Element K; and



     (7) the issuance by Element K Corporation of 4,186,413 shares of Class A common stock as a result of the merger into Element K Corporation of single-purpose corporations formed by the offshore co-investors in Element K, which hold an aggregate of 4,186,413 membership units in Element K;



     (8) the acquisition by Element K of all Content membership units not already owned by Element K, resulting in a change of Element K's accounting for Content from an equity method investment to a wholly owned consolidated subsidiary, which will result in elimination of intercompany transactions from the financial statements.



     The unaudited pro forma statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 give effect to all of the above-described transactions as if they had occurred as of January 1, 1999. The unaudited pro forma balance sheet gives effect to all of the above-described transactions as if they had occurred on March 31, 2000. All the pro forma adjustments are described in more detail in the accompanying notes and are based upon available information and assumptions that management believes are reasonable.



     During the periods covered by the financial statements of Element K Corporation Predecessor Business and Element K Content LLC Predecessor Business, the activities of each of Element K Corporation Predecessor Business and Element K Content LLC Predecessor Business were conducted as part of Ziff-Davis' overall operations, and separate financial statements were not prepared. We have prepared these financial statements on a "carve out" basis, which assumes these businesses operated as independent reporting companies for the periods presented herein. These financial statements were prepared from the historical accounting records of Ziff-Davis and include various allocations for costs and expenses. Therefore, the statement of operations for these businesses may not be indicative of the results of operations that would have resulted if these businesses had historically operated on a stand-alone basis. All of the allocations and estimates reflected in the financial statements of these businesses are based on assumptions that we believe are reasonable under the circumstances.



     The pro forma financial statements do not purport to represent what Element K Corporation's results of operations or financial condition would actually have been had the above-described transactions in fact occurred on such dates or to project Element K Corporation's results of operations or financial condition for any future date or period. The pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             ELEMENT K CORPORATION


                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                 (IN THOUSANDS)



                                                                                    ACQUISITION BY ELEMENT K
                                                                                      OF REMAINING CONTENT
                                                                                        MEMBERSHIP UNITS
                                                                               -----------------------------------
                                     ELEMENT K                                     ADJUSTED                            ELEMENT K
                                    CORPORATION                                ELEMENT K CONTENT                      CORPORATION
                                    PREDECESSOR   ACQUISITION      ELEMENT K    LLC PREDECESSOR     CONSOLIDATION      PRO FORMA
                                     BUSINESS     ADJUSTMENTS      PRO FORMA     BUSINESS (e)        ADJUSTMENTS      AS ADJUSTED
                                    -----------   -----------      ---------   -----------------   ---------------    -----------
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Subscription revenues...........    $ 4,946      $     --        $  4,946        $     --            $    --         $  4,946
  Royalty revenues................      4,955            --           4,955          10,047             (3,263)(f)       11,739
  Other revenues..................        640            --             640              --                 --              640
                                      -------      --------        --------        --------            -------         --------
TOTAL NET REVENUES................     10,541            --          10,541          10,047             (3,263)          17,325
                                      -------      --------        --------        --------            -------         --------
Cost of net revenues:
  Cost of subscription revenues...      3,900            --           3,900              --                 --            3,900
  Cost of royalty revenues........        121            --             121              --                 --              121
  Cost of other revenues..........         27            --              27              --                 --               27
                                      -------      --------        --------        --------            -------         --------
TOTAL COST OF NET REVENUES........      4,048            --           4,048              --                 --            4,048
                                      -------      --------        --------        --------            -------         --------
Gross profit......................      6,493            --           6,493          10,047             (3,263)          13,277
                                      -------      --------        --------        --------            -------         --------
Operating expenses:
  Research and development........      7,418            --           7,418           4,347             (3,263)(g)        8,502
  Selling and marketing...........      4,219          (686)(a)       3,533              --                 --            3,533
  General and administrative......      3,312           215(b)        3,527           3,254                 --            6,781
  Depreciation and amortization...        283        19,751(c)       20,034           8,632                 --           28,666
                                      -------      --------        --------        --------            -------         --------
                                       15,232        19,280          34,512          16,233             (3,263)          47,482
                                      -------      --------        --------        --------            -------         --------
  Loss from operations............     (8,739)      (19,280)        (28,019)         (6,186)                --          (34,205)
Equity in loss of affiliate.......         --        (5,877)(d)      (5,877)             --              5,877(h)            --
                                      -------      --------        --------        --------            -------         --------
  NET LOSS........................    $(8,739)     $(25,157)       $(33,896)       $ (6,186)           $ 5,877         $(34,205)
                                      =======      ========        ========        ========            =======         ========



       See Notes to Unaudited Pro Forma Statement of Operations for Year Ended
                               December 31, 1999

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                        FOR YEAR ENDED DECEMBER 31, 1999


                                 (IN THOUSANDS)



(a) SELLING AND MARKETING:
      Represents a 30% agency commission received for the
       reimbursement of Element K's estimated selling costs
       incurred in connection with the sale of Press's
       products.............................................  $(1,171)
      Represents a 30% agency commission paid to Press for
       the reimbursement of their estimated selling costs
       incurred in connection with the sale of Element K's
       products.............................................      485
                                                              -------
                                                              $  (686)
                                                              =======
(b) GENERAL AND ADMINISTRATIVE EXPENSES:
      Represents the elimination of management fees charged
       to Element K Corporation Predecessor Business by its
       former parent........................................  $  (505)
      Represents the cost of replacement services previously
       provided by former parent............................      220
      Represents the management fee to be charged to Element
       K by Wasserstein Perella.............................      500
                                                              -------
                                                              $   215
                                                              =======
(c) DEPRECIATION AND AMORTIZATION:
      Represents amortization of goodwill and other
       intangibles arising from the acquisition of Element K
       Corporation Predecessor Business.....................  $19,751
                                                              =======
(d) EQUITY IN LOSS OF AFFILIATE:
      Recognition of 95% (representing Element K's then
       ownership interest in Content) of Content's adjusted
       loss of $6,186 (See Note (e) below)..................  $(5,877)
                                                              =======
(e) The Adjusted Element K Content LLC Predecessor Business
    operating results are derived from the historical
    statement of operations of Element K Content LLC
    Predecessor Business for the year ended December 31,
    1999, adjusted to reflect the following:



     - reclassification of Content's operating expenses, which were previously aggregated, into separate categories;



     - effect of the acquisition of Element K Content LLC Predecessor Business by Content from Ziff-Davis; and



     - impact of a new license agreement between Content and Press entered into on February 10, 2000.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)



                                           HISTORICAL
                                          STATEMENT OF                                           ADJUSTED
                                          OPERATIONS OF                                          ELEMENT K
                                            ELEMENT K                                             CONTENT
                                           CONTENT LLC     RECLASSIFICATION                         LLC
                                           PREDECESSOR       OF OPERATING      ACQUISITION      PREDECESSOR
                                            BUSINESS           EXPENSES        ADJUSTMENTS       BUSINESS
                                         ---------------   ----------------    ------------     -----------
                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Subscription revenues................      $   --            $    --           $    --          $    --
  Royalty revenues.....................       8,473                 --             1,574(i)        10,047
  Other revenues.......................          --                 --                --
                                             ------            -------           -------          -------
TOTAL NET REVENUES.....................       8,473                 --             1,574           10,047
                                             ------            -------           -------          -------
Cost of net revenues:
  Cost of subscription revenues........          --                 --                --               --
  Cost of royalty revenues.............          --                 --                --               --
  Cost of other revenues...............          --                 --                --               --
                                             ------            -------           -------          -------
TOTAL COST OF NET REVENUES.............          --                 --                --               --
                                             ------            -------           -------          -------
Gross profit...........................       8,473                 --             1,574           10,047
                                             ------            -------           -------          -------
Operating expenses:
  Research and development.............          --              4,347                --            4,347
  Selling and marketing................          --                 --                --               --
  General and administrative...........          --              3,254                --            3,254
  Depreciation and amortization........          --                872             7,760(ii)        8,632
  Unallocated operating expenses.......       8,473            (8,473)                --               --
                                             ------            -------           -------          -------
                                              8,473                 --             7,760           16,233
                                             ------            -------           -------          -------
  Operating income.....................          --                 --            (6,186)          (6,186)
Equity in loss of affiliate............          --                 --                --               --
                                             ------            -------           -------          -------
  NET LOSS.............................      $   --            $    --           $(6,186)         $(6,186)
                                             ======            =======           =======          =======


---------------


(i)   ROYALTY REVENUES:
      Represents the elimination of Content's historical revenues from cost reimbursement by Press. Under the new license
      agreement between Content and Press, these payments will be paid in the form of a royalty...............................  $(5,210)

      Represents the pro forma royalty paid to Content from Press
      under the new license agreement.............................    6,784
                                                                    -------
                                                                    $ 1,574
                                                                    =======
(ii)  DEPRECIATION AND AMORTIZATION:
      Represents the amortization expense for goodwill and other intangibles related to the acquisition of Element K Content
      LLC Predecessor Business by Content.........................  $ 7,760
                                                                    =======



(f)   ROYALTY REVENUES:
      Represents the elimination of intercompany sales by Content to Element K included in the historical statement of
      operations of Element K Content LLC Predecessor Business for the year ended December 31, 1999............................  $(3,263)
                                                                    =======
(g)   RESEARCH AND DEVELOPMENT:
      Represents the elimination of content development costs that were allocated to Element K by Content......................  $(3,263)
                                                                    =======
(h)   EQUITY IN LOSS OF AFFILIATE:
      Represents the elimination of the equity in loss of
      affiliate as a result of the acquisition of the remaining
      Content membership units....................................  $ 5,877
                                                                    =======

                             ELEMENT K CORPORATION



                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                       THREE MONTHS ENDED MARCH 31, 2000


                                 (IN THOUSANDS)


                                                                                                    ACQUISITION BY ELEMENT K OF
                                                                                                             REMAINING
                                                                                                     CONTENT MEMBERSHIP UNITS
                                      ELEMENT K                                                   -------------------------------
                                     CORPORATION                                                    ADJUSTED
                                     PREDECESSOR        ELEMENT K                                   ELEMENT K
                                       BUSINESS          FOR THE                                     CONTENT
                                    FOR THE PERIOD       PERIOD                                        LLC
                                       1/1/00-          2/10/00-       ACQUISITION    ELEMENT K    PREDECESSOR
                                        2/9/00           3/31/00       ADJUSTMENTS    PRO FORMA    BUSINESS(H)      ADJUSTMENTS
                                    --------------      ---------      -----------    ---------    -----------    ---------------
Net revenues:
  Subscription revenues...........     $ 1,075           $ 1,489         $    --      $  2,564       $    --          $    --
  Royalty revenues................         717             1,525              --         2,242         2,640             (833)(i)
  Other revenues..................         108               209              --           317            --               --
                                       -------           -------         -------      --------       -------          -------
Total net revenues................       1,900             3,223              --         5,123         2,640             (833)
                                       -------           -------         -------      --------       -------          -------
Cost of net revenues:
  Cost of subscription revenues...         495               721             182(a)      1,398            --             (162)(j)
  Cost of royalty revenues........          40               179              63(b)        282            --             (168)(k)
  Cost of other revenues..........          48                72               5(c)        125            --              (24)(l)
                                       -------           -------         -------      --------       -------          -------
Total cost of net revenues........         583               972             250         1,805            --             (354)
                                       -------           -------         -------      --------       -------          -------
Gross profit......................       1,317             2,251            (250)        3,318         2,640             (479)
                                       -------           -------         -------      --------       -------          -------
Operating expenses:
  Research and development........       1,322             2,027              --         3,349         2,376             (346)(m)
  Selling and marketing...........         618             1,477             341(d)      2,436            --               --
  General and administrative......         537               767             (41)(e)     1,263           647             (133)(n)
  Depreciation and amortization...          69             3,039           1,985(f)      5,093         2,330               --
                                       -------           -------         -------      --------       -------          -------
  Total operating expenses........       2,546             7,310           2,285        12,141         5,353             (479)
                                       -------           -------         -------      --------       -------          -------
  Loss from operations............      (1,229)           (5,059)         (2,535)       (8,823)       (2,713)              --
Equity in loss of affiliate.......          --            (1,709)           (868)(g)    (2,577)           --            2,577(o)
                                       -------           -------         -------      --------       -------          -------
Net loss..........................     $(1,229)          $(6,768)        $(3,403)     $(11,400)      $(2,713)         $ 2,577
                                       =======           =======         =======      ========       =======          =======


                                     ELEMENT K
                                    CORPORATION
                                     PRO FORMA
                                    AS ADJUSTED
                                    -----------
Net revenues:
  Subscription revenues...........    $  2,564
  Royalty revenues................       4,049
  Other revenues..................         317
                                      --------
Total net revenues................       6,930
                                      --------
Cost of net revenues:
  Cost of subscription revenues...       1,236
  Cost of royalty revenues........         114
  Cost of other revenues..........         101
                                      --------
Total cost of net revenues........       1,451
                                      --------
Gross profit......................       5,479
                                      --------
Operating expenses:
  Research and development........       5,379
  Selling and marketing...........       2,436
  General and administrative......       1,777
  Depreciation and amortization...       7,423
                                      --------
  Total operating expenses........      17,015
                                      --------
  Loss from operations............     (11,536)
Equity in loss of affiliate.......          --
                                      --------
Net loss..........................    $(11,536)
                                      ========



            See Notes to Unaudited Pro Forma Statement of Operations


                   for the Three Months Ended March 31, 2000

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 2000


                                 (IN THOUSANDS)



(a)   COST OF SUBSCRIPTION REVENUES:
      Represents the elimination of third party content royalty
        costs, attributable to subscription revenues, which were
        paid by Element K Corporation Predecessor Business........  $   (113)
      Represents an additional 25% content royalty paid by Element
        K Corporation to Content in connection with sale of
        Element K's products......................................       295
                                                                    --------
                                                                    $    182
                                                                    ========
(b)   COST OF ROYALTY REVENUES
      Represents the elimination of third party content royalty
        costs, attributable to royalty revenues, which were paid
        by Element K Corporation Predecessor Business.............  $    (36)
      Represents an additional 25% content royalty paid by Element
        K Corporation to Content in connection with sale of
        Element K's products......................................        99
                                                                    --------
                                                                    $     63
                                                                    ========
(c)   COST OF OTHER REVENUES
      Represents the elimination of third party content royalty
        costs, attributable to other revenues, which were paid by
        Element K Corporation Predecessor Business................  $     (3)
      Represents an additional 25% content royalty paid by Element
        K Corporation to Content in connection with the sale of
        Element K's products......................................         8
                                                                    --------
                                                                    $      5
                                                                    ========
(d)   SELLING AND MARKETING:
      Represents a 30% agency commission received for the
        reimbursement of Element K's estimated selling costs
        incurred in connection with the sale of Press's
        products..................................................  $   (218)
      Represents a 30% agency commission paid to Press for the
        reimbursement of their estimated selling costs incurred in
        connection with the sale of Element K's products..........        28
      Represents the elimination of historical selling expenses
        during the period January 1, 2000 through February 9,
        2000......................................................       (49)
      Represents the allocation of historical selling expenses
        during the period January 1, 2000 through February 9,
        2000......................................................       580
                                                                    --------
                                                                    $    341
                                                                    ========

(e)   GENERAL AND ADMINISTRATIVE EXPENSES:
      Represents the elimination of management fees charged to
        Element K Corporation Predecessor Business by its former
        parent....................................................  $    (65)
      Represents the cost of replacement services.................        24
                                                                    --------
                                                                    $    (41)
                                                                    ========
(f)   DEPRECIATION AND AMORTIZATION:
      Represents the elimination of goodwill amortization arising from the acquisition of Element K Corporation Predecessor
        Business for the period February 10, 2000 through March
        31, 2000..................................................  $ (2,939)
      Represents the amortization of goodwill arising from the
        acquisition of Element K Corporation Predecessor Business
        as if the acquisition had occurred on January 1, 1999.....  $  4,924
                                                                    --------
                                                                    $  1,985
                                                                    ========

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)


(g)   EQUITY IN LOSS OF AFFILIATE:
      Represents the elimination of 95% (representing Element K's then ownership interest in Content) of Content's loss of
        $(1,799) for the period February 10, 2000 through March
        31, 2000..................................................  $  1,709
      Recognition of 95% of Content's loss of $(2,713) for the
        period January 1, 2000 through March 31, 2000 (See Note
        (h) below)................................................  $ (2,577)
                                                                    --------
                                                                    $   (868)
                                                                    ========



(H) The Adjusted Element K Content LLC Predecessor Business operating results are derived from the historical statement of operations of Element K Content LLC Predecessor Business for the period from January 1, 2000, through February 9, 2000 and Content for the period from February 10, 2000 through March 31, 2000, in each case adjusted to reflect the following:


     - reclassification of Content's operating expenses, which were previously aggregated, into separate categories;


     - the effect of the acquisition of Element K Content LLC Predecessor Business by Content from Ziff-Davis; and


     - the impact of a new license agreement between Content and Press entered into on February 10, 2000.



                                              ELEMENT K
                                             CONTENT LLC                                                         ADJUSTED
                                             PREDECESSOR                                                         ELEMENT K
                                               BUSINESS          CONTENT       RECLASSIFICATION                 CONTENT LLC
                                            FOR THE PERIOD   FOR THE PERIOD      OF OPERATING     ACQUISITION   PREDECESSOR
                                            1/1/00-2/9/00    2/10/00-3/31/00       EXPENSES       ADJUSTMENTS    BUSINESS
                                            --------------   ---------------   ----------------   -----------   -----------
                                                                            (IN THOUSANDS)
Net revenues:
   Subscription revenues..................     $    --           $    --           $    --          $    --       $    --
   Royalty revenues.......................       1,286             1,401                --              (47)(i)     2,640
   Other revenues.........................          --                --                --               --            --
                                               -------           -------           -------          -------       -------
   Total net revenues.....................       1,286             1,401                --              (47)        2,640
Cost of net revenues:
   Cost of subscription revenues..........          --                --                --               --            --
   Cost of royalty revenues...............          --                --                --               --            --
   Cost of other revenues.................          --                --                --               --            --
                                               -------           -------           -------          -------       -------
   Total cost of net revenues.............          --                --                --               --            --
                                               -------           -------           -------          -------       -------
Gross profit..............................       1,286             1,401                --              (47)        2,640
Operating expenses:
   Research and development...............          --                --             2,376               --         2,376
   Selling and marketing..................          --                --                --               --            --
   General and administrative.............          --                --               647               --           647
   Depreciation and amortization..........         170             1,293                --              867(ii)     2,330
   Unallocated operating expenses.........       1,116             1,907            (3,023)              --            --
                                               -------           -------           -------          -------       -------
   Total operating expenses...............       1,286             3,200                --              867         5,353
Loss from operations......................          --            (1,799)               --             (914)       (2,713)
Equity in loss of affiliate                         --                --                --               --            --
                                               -------           -------           -------          -------       -------
Net Loss..................................     $    --           $(1,799)          $    --          $  (914)      $(2,713)
                                               =======           =======           =======          =======       =======


---------------


(i)   ROYALTY REVENUES:
      Represents the elimination of Content's historical revenues from cost reimbursement by Press. Under the new license
       agreement between Content and Press, these payments will be
       paid in the form of a royalty..............................  $   (808)
      Represents the pro forma royalty paid to Content from Press
       under the new license agreement............................       761
                                                                    --------
                                                                    $    (47)
                                                                    ========
(ii)  DEPRECIATION AND AMORTIZATION:
      Represents the elimination of goodwill amortization arising from the acquisition of Element K Content LLC Predecessor
       Business for the period February 10, 2000 through March 31,
       2000.......................................................  $ (1,068)
      Represents the amortization expense for goodwill related to the acquisition of Element K Content LLC Predecessor
       Business by Content as if the acquisition had occurred on
       January 1, 1999............................................  $  1,935
                                                                    --------
                                                                    $    867
                                                                    ========

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)



(i)   ROYALTY REVENUES:
      Represents the elimination of cost reimbursement for content development and support service costs in the historical
        statement of operations of Element K Content LLC
        Predecessor Business for the period January 1, 2000
        through February 9, 2000..................................  $   (479)
      Represents the elimination of intercompany sales by Content to Element K included in the historical statement of
        operations for Content for the period February 10, 2000
        through March 31, 2000....................................      (354)
                                                                    --------
                                                                    $   (833)
                                                                    ========
(j)   COST OF SUBSCRIPTION REVENUES:
      Represents the elimination of content expense, attributable to subscription revenues, which was paid by Element K to
        Content and included in the historical statement of
        operations for Element K for the period February 10, 2000
        through March 31, 2000....................................  $   (162)
                                                                    ========
(k)   COST OF ROYALTY REVENUES:
      Represents the elimination of content expense, attributable to royalty revenues, which was paid by Element K to
        Content and included in the historical statement of
        operations for Element K for the period February 10, 2000
        through March 31, 2000....................................  $   (168)
                                                                    ========
(l)   COST OF OTHER REVENUES:
      Represents the elimination of content royalty expense,
        attributable to other revenues, which was paid by Element
        K to Content and included in the historical statement of
        operations for Element K for the period February 10, 2000
        through March 31, 2000....................................  $    (24)
                                                                    ========
(m)   RESEARCH AND DEVELOPMENT:
      Represents the elimination of content development expense
        included in the historical statement of operations for
        Element K for the period January 1, 2000 through February
        9, 2000...................................................  $   (346)
                                                                    ========
(n)   GENERAL AND ADMINISTRATIVE:
      Represents the elimination of general and administrative
        expense included in the historical statement of operations for Element K for the period January 1, 2000 through
        February 9, 2000..........................................  $   (133)
                                                                    ========
(o)   EQUITY IN LOSS OF AFFILIATE:
      Represents the elimination of the equity in loss of
        affiliate as a result of the acquisition of the remaining
        Content membership units..................................  $  2,577
                                                                    ========

                             ELEMENT K CORPORATION


                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 2000


                                 (IN THOUSANDS)


                                                                                       OFFERING AND RELATED ADJUSTMENTS
                                                                 ADDITIONAL      --------------------------------------------
                                                                   EQUITY                                      ACQUISITION OF
                                                                CONTRIBUTIONS                ACQUISITION OF      REMAINING
                                                                     BY                        ELEMENT K          CONTENT
                                                  ELEMENT K        INITIAL                     MEMBERSHIP        MEMBERSHIP
                                   ELEMENT K     CORPORATION      INVESTORS      OFFERING        UNITS            UNITS(n)
                                  -----------    -----------    -------------    --------    --------------    --------------
Cash and cash equivalents.......  2,$791....      $     --(a)       $24,330(d)   $54,265(g)     $      1(i)       $(25,000)
Accounts receivable, net........      5,735             --               --           --              --                --
Due from affiliate..............         --             --               --           --              --               835
Prepaid expenses & other current
  assets........................      2,753             --               --           --              --             1,247
                                    -------       --------          -------      -------        --------          --------
TOTAL CURRENT ASSETS............     11,279             --           24,330       54,265               1           (22,918)

Property and equipment, net.....      2,041             --               --           --              --             4,254
Goodwill and other
  intangibles...................     60,170             --               --           --              --            21,864
Investment in affiliate.........      4,470              1(b)            --           --              (1)(j)        (4,470)
                                    -------       --------          -------      -------        --------          --------
TOTAL ASSETS....................    $77,960       $      1          $24,330      $54,265        $     --          $ (1,270)
                                    =======       ========          =======      =======        ========          ========
Accounts payable................    $ 1,219       $     --          $    --      $    --        $     --          $  1,266
Due to affiliates...............      1,792             --               --           --              --              (833)
Accrued expenses and other
  liabilities...................      1,660             --               --           --              --             1,890
Deferred revenue, net...........     10,823             --               --           --              --             1,172
                                    -------       --------          -------      -------        --------          --------
TOTAL LIABILITIES...............     15,494             --               --           --              --             3,495

Deferred revenue, net of current
  portion.......................        412             --               --           --              --                --
Minority interest...............         --             --               --           --          61,010(k)             --
Members' preferred equity.......         --             --               --           --              --                --
Members' equity (deficit).......     62,054             --           14,330(e)        --         (76,384)(l)            --
Stockholders' equity............         --              1(c)        10,000(f)    54,265(h)       15,374(m)         (4,765)
                                    -------       --------          -------      -------        --------          --------
TOTAL LIABILITIES AND EQUITY....    $77,960       $      1          $24,330      $54,265        $     --          $ (1,270)
                                    =======       ========          =======      =======        ========          ========


                                   ELEMENT K
                                  CORPORATION
                                   PRO FORMA
                                  AS ADJUSTED
                                  -----------
Cash and cash equivalents.......   $ 56,387
Accounts receivable, net........      5,735
Due from affiliate..............        835
Prepaid expenses & other current
  assets........................      4,000
                                   --------
TOTAL CURRENT ASSETS............     66,957
Property and equipment, net.....      6,295
Goodwill and other
  intangibles...................     82,034
Investment in affiliate.........         --
                                   --------
TOTAL ASSETS....................   $155,286
                                   ========
Accounts payable................   $  2,485
Due to affiliates...............        959
Accrued expenses and other
  liabilities...................      3,550
Deferred revenue, net...........     11,995
                                   --------
TOTAL LIABILITIES...............     18,989
Deferred revenue, net of current
  portion.......................        412
Minority interest...............     61,010
Members' preferred equity.......         --
Members' equity (deficit).......         --
Stockholders' equity............     74,875
                                   --------
TOTAL LIABILITIES AND EQUITY....   $155,286
                                   ========



                 See Notes to Unaudited Pro Forma Balance Sheet


                              As of March 31, 2000

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


                              AS OF MARCH 31, 2000


                                 (IN THOUSANDS)



(a)   CASH AND CASH EQUIVALENTS:
      Represents the initial funding of Element K Corporation ....  $      1
      Represents cash paid by Element K Corporation to acquire the initial 250 membership units in Element K, representing a
        0.001% membership interest in Element K...................        (1)
                                                                    --------
                                                                    $     --
                                                                    ========
(b)   INVESTMENT IN AFFILIATE:
      Represents the purchase by Element K Corporation of 250
        membership units in Element K.............................  $      1
                                                                    ========
(c)   STOCKHOLDERS' EQUITY:
      Represents the initial share of Class B common stock sold in
        the formation of Element K Corporation ...................  $      1
                                                                    ========
(d)   CASH AND CASH EQUIVALENTS:
      Represents proceeds from the sale of Element K membership
        units to the initial investors in proportion to their
        February 10, 2000 initial investment......................  $ 14,330
      Represents proceeds from the private placement of Element K
        Corporation Series A preferred stock with some of the
        initial investors.........................................    10,000
                                                                    --------
                                                                    $ 24,330
                                                                    ========
(e)   MEMBERS' EQUITY
      Represents the increase in members' equity resulting from
        the sale of Element K membership units to the initial
        investors in proportion to their February 10, 2000 initial investment................................................  $ 14,330
                                                                    ========
(f)   STOCKHOLDERS' EQUITY:
      Represents the increase in stockholders' equity resulting
        from the private placement of Element K Corporation Series
        A preferred stock with some of the initial investors......  $ 10,000
                                                                    ========
(g)   CASH AND CASH EQUIVALENTS:
      Represents the proceeds from this offering, net of
        underwriting discounts, commissions and offering
        expenses..................................................  $ 54,265
                                                                    ========
(h)   STOCKHOLDERS' EQUITY:
      Represents the increase in stockholders' equity resulting
        from the issuance of Class A common stock in this
        offering..................................................  $ 54,265
                                                                    ========
(i)   CASH AND CASH EQUIVALENTS:
      Represents the cash contributed by Element K Corporation to
        Element K reflected as a result of consolidation..........  $      1
      Represents the cash paid to acquire 5,500,000 membership
        units in Element K........................................   (54,265)
      Represents the cash received by Element K from Element K
        Corporation...............................................    54,265
                                                                    --------
      Represents the total cash reclassed to Element K
        Corporation...............................................  $      1
                                                                    ========
(j)   INVESTMENT IN AFFILIATE:
      Represents the reversal of Element K Corporation's
        investment in Element K to reflect consolidated accounting
        treatment.................................................  $     (1)
                                                                    ========

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                                 (IN THOUSANDS)

(k)   MINORITY INTEREST:
      Represents reclassification of Element K's members' equity to minority interest because, upon completion of this
        offering, Element K Corporation will become the sole
        manager of Element K and will control 100% of the voting
        interest in Element K under the Element K limited
        liability company agreement...............................  $ 61,010
                                                                    ========
(l)   MEMBERS' EQUITY:
      Represents reclassification of Element K's members' equity to minority interest because, upon completion of this
        offering, Element K Corporation will become the sole
        manager of Element K and will control 100% of the voting
        interest in Element K under the Element K limited
        liability company agreement...............................  $(61,010)
      Represents reclassification of certain of Element K's
        members' equity to stockholders' equity of Element K
        Corporation as a result of the merger into Element K
        Corporation of single purpose corporations, which hold an
        aggregate of 4,186,413 membership units in Element K......   (15,374)
                                                                    --------
                                                                    $(76,384)
                                                                    ========

(m)   STOCKHOLDERS' EQUITY:
      Represents reclassification of certain of Element K's
        members' equity to stockholders' equity of Element K
        Corporation as a result of the merger into Element K
        Corporation of single purpose corporations, which hold an
        aggregate of 4,186,413 membership units in Element K......  $ 15,374
                                                                    ========



(N) The table below represents the acquisition of all Content membership units not already owned by Element K.



                                                      ACQUISITION OF
                                                        REMAINING
                                                         CONTENT
                                                        MEMBERSHIP
                                         CONTENT          UNITS           TOTAL
                                         -------      --------------      -----
Cash and cash equivalents..............  $     --        $(25,000)(i)    $(25,000)
Accounts receivable, net...............        --              --              --
Due from affiliate.....................     1,668            (833)(ii)        835
Prepaid expenses & other current
  assets...............................     1,247              --           1,247
                                         --------        --------        --------
Total Current Assets...................     2,915         (25,833)        (22,918)
Property and equipment, net............     4,254              --           4,254
Goodwill...............................    21,864              --          21,864
Investment in affiliate................        --          (4,470)(iii)    (4,470)
                                         --------        --------        --------
  Total Assets.........................  $ 29,033        $(30,303)       $ (1,270)
                                         ========        ========        ========
Accounts payable.......................  $  1,266              --        $  1,266
Due to affiliate.......................        --            (833)(iv)       (833)
Accrued expenses and other
  liabilities..........................     1,890              --           1,890
Deferred revenue, net..................     1,172              --           1,172
                                         --------        --------        --------
Total Liabilities......................     4,328            (833)          3,495
Minority Interest......................        --              --              --
Members' preferred equity..............    20,000         (20,000)(v)          --
Members' common equity (deficit).......     4,705          (4,705)(vi)         --
Stockholders' equity...................        --          (4,765)(vii)    (4,765)
                                         --------        --------        --------
  Total Liabilities and Equity.........  $ 29,033         (30,303)         (1,270)
                                         ========        ========        ========

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                                 (IN THOUSANDS)

---------------


(i)   CASH AND CASH EQUIVALENTS:
      Represents cash paid by Element K for acquisition of all
        remaining membership units in Content not previously owned by Element K..............................................  $(25,000)
                                                                    ========
(ii)  DUE FROM AFFILIATE:
      Represents the elimination of content development and
        support service cost reimbursement due from Element K
        Corporation Predecessor Business..........................  $   (479)
      Represents the elimination of royalty fees and support
        services costs due to Content from Element K..............      (354)
                                                                    --------
                                                                    $   (833)
                                                                    ========
(iii) INVESTMENT IN AFFILIATE:
      Represents the reversal of Element K's investment in Content as a result of the acquisition of the remaining Content
        membership units..........................................  $ (4,470)
      Represents the investment in Content for all remaining
        membership units not previously owned.....................    25,000
      Represents the elimination of investment in Content to
        reflect consolidated accounting treatment.................   (25,000)
                                                                    --------
                                                                    $ (4,470)
                                                                    ========
(iv)  DUE TO AFFILIATE:
      Represents the elimination of content development and
        support service cost reimbursement due to Element K
        Content LLC Predecessor Business..........................  $   (479)
      Represents the elimination of content royalty fees and
        support services costs due to Content.....................      (354)
                                                                    --------
                                                                    $   (833)
                                                                    ========
(v)   MEMBERS' PREFERRED EQUITY:
      Represents the elimination of members' preferred equity as a result of the acquisition by Element K of the remaining
        Content membership units..................................  $(20,000)
                                                                    ========
(vi)  MEMBERS' COMMON EQUITY:
      Represents the elimination of members' common equity as a
        result of the acquisition by Element K of the remaining
        Content membership units..................................  $   (235)
      Represents the reversal of Element K's investment in Content as a result of the acquisition of the remaining membership
        units.....................................................    (4,470)
                                                                    --------
                                                                    $ (4,705)
                                                                    ========
(vii) STOCKHOLDERS' EQUITY:
      Represents the reduction of stockholders' equity for excess of purchase price paid by Element K for remaining interest in Content over historical cost basis.....................  $ (4,765)
                                                                    ========

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                                 (IN THOUSANDS)

(ii)  DUE FROM AFFILIATE:
      Represents the elimination of content development and
        support service cost reimbursement due from Element K
        Corporation Predecessor Business..........................  $   (479)
      Represents the elimination of royalty fees and support
        services costs due to Content from Element K..............      (354)
                                                                    --------
                                                                    $   (833)
                                                                    ========
(iii) INVESTMENT IN AFFILIATE:
      Represents the reversal of Element K's investment in Content as a result of the acquisition of the remaining Content
        membership units..........................................  $ (4,470)
      Represents the investment in Content for all remaining
        membership units not previously owned.....................    25,000
      Represents the elimination of investment in Content to
        reflect consolidated accounting treatment.................   (25,000)
                                                                    --------
                                                                    $ (4,470)
                                                                    ========
(iv)  DUE TO AFFILIATE:
      Represents the elimination of content development and
        support service cost reimbursement due to Element K
        Content LLC Predecessor Business..........................  $   (479)
      Represents the elimination of content royalty fees and
        support services costs due to Content.....................      (354)
                                                                    --------
                                                                    $   (833)
                                                                    ========
(v)   MEMBERS' PREFERRED EQUITY:
      Represents the elimination of members' preferred equity as a result of the acquisition by Element K of the remaining
        Content membership units..................................  $(20,000)
                                                                    ========
(vi)  MEMBERS' COMMON EQUITY:
      Represents the elimination of members' common equity as a
        result of the acquisition by Element K of the remaining
        Content membership units..................................  $   (235)
      Represents the reversal of Element K's investment in Content as a result of the acquisition of the remaining membership
        units.....................................................    (4,470)
                                                                    --------
                                                                    $ (4,705)
                                                                    ========
(vii) STOCKHOLDERS' EQUITY:
      Represents the reduction of stockholders' equity for excess of purchase price paid by Element K for remaining interest in Content over historical cost basis.....................  $ (4,765)
                                                                    ========

                                             ELEMENT K CORPORATION PREDECESSOR BUSINESS          ELEMENT K
                                            --------------------------------------------   ----------------------
                                                                          FOR THE THREE     FOR THE PERIOD FROM
                                              YEAR ENDED DECEMBER 31,      MONTHS ENDED      FEBRUARY 10, 2000
                                            ---------------------------   MARCH 31, 1999   THROUGH MARCH 31, 2000
                                             1997      1998      1999      (UNAUDITED)          (UNAUDITED)
                                            -------   -------   -------   --------------   ----------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Subscription revenues...................  $   225   $ 1,737   $ 4,946      $   768              $ 1,489
  Royalty revenues........................    2,874     2,999     4,955          836                1,525
  Other revenues..........................       --       194       640          113                  209
                                            -------   -------   -------      -------              -------
Total net revenues........................    3,099     4,930    10,541        1,717                3,223
Cost of net revenues......................      230     1,336     4,048          754                  972
                                            -------   -------   -------      -------              -------
Gross profit..............................    2,869     3,594     6,493          963                2,251
                                            -------   -------   -------      -------              -------
Operating expenses:
  Research and development................    1,354     3,527     7,418        1,317                2,027
  Selling and marketing...................      898     2,199     4,219          832                1,477
  General and administrative..............      637     1,843     3,312          821                  767
  Depreciation and amortization...........      108       107       283           52                3,039
                                            -------   -------   -------      -------              -------
Total operating expenses..................    2,997     7,676    15,232        3,022                7,310
                                            -------   -------   -------      -------              -------
  Loss from operations....................     (128)   (4,082)   (8,739)      (2,059)              (5,059)
  Equity in loss of affiliate.............       --        --        --           --               (1,709)
Provision for income taxes................       --        --        --           --                   --
                                            -------   -------   -------      -------              -------
  Net loss................................  $  (128)  $(4,082)  $(8,739)     $(2,059)             $(6,768)
                                            =======   =======   =======      =======              =======
EBITDA(1).................................  $   (20)  $(3,975)  $(8,456)     $(2,007)             $(2,020)
Basic and diluted net loss per common
  share...................................       --        --        --           --                   --
Shares used in determining net loss per
  share...................................       --        --        --           --                   --
BALANCE SHEET DATA (AS OF PERIOD END):
Cash and cash equivalents.................  $    --   $    --   $    --      $    --              $ 2,791
Working capital...........................     (599)   (1,446)   (4,328)      (2,188)              (4,215)
Total assets..............................    1,602     2,630     6,790        2,549               77,960
Total liabilities.........................    1,769     3,654    10,138        4,158               15,906
Division deficit..........................     (167)   (1,024)   (3,349)      (1,609)                  --
Members' equity...........................       --        --        --           --               62,054


---------------

(1) EBITDA, or earnings before interest, taxes, depreciation and amortization, is calculated above by adding loss from operations and depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the company's operating performance or as a measure of liquidity. We have included information concerning EBITDA because we believe this information is used by some investors as one measure of an issuer's operations and because it is used by management as a measure of our business' performance.

                                             ELEMENT K CORPORATION PREDECESSOR BUSINESS          ELEMENT K
                                            --------------------------------------------   ----------------------
                                                                          FOR THE THREE     FOR THE PERIOD FROM
                                              YEAR ENDED DECEMBER 31,      MONTHS ENDED      FEBRUARY 10, 2000
                                            ---------------------------   MARCH 31, 1999   THROUGH MARCH 31, 2000
                                             1997      1998      1999      (UNAUDITED)          (UNAUDITED)
                                            -------   -------   -------   --------------   ----------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Subscription revenues...................  $   225   $ 1,737   $ 4,946      $   768              $ 1,489
  Royalty revenues........................    2,874     2,999     4,955          836                1,525
  Other revenues..........................       --       194       640          113                  209
                                            -------   -------   -------      -------              -------
Total net revenues........................    3,099     4,930    10,541        1,717                3,223
Cost of net revenues......................      230     1,336     4,048          754                  972
                                            -------   -------   -------      -------              -------
Gross profit..............................    2,869     3,594     6,493          963                2,251
                                            -------   -------   -------      -------              -------
Operating expenses:
  Research and development................    1,354     3,527     7,418        1,317                2,027
  Selling and marketing...................      898     2,199     4,219          832                1,477
  General and administrative..............      637     1,843     3,312          821                  767
  Depreciation and amortization...........      108       107       283           52                3,039
                                            -------   -------   -------      -------              -------
Total operating expenses..................    2,997     7,676    15,232        3,022                7,310
                                            -------   -------   -------      -------              -------
  Loss from operations....................     (128)   (4,082)   (8,739)      (2,059)              (5,059)
  Equity in loss of affiliate.............       --        --        --           --               (1,709)
Provision for income taxes................       --        --        --           --                   --
                                            -------   -------   -------      -------              -------
  Net loss................................  $  (128)  $(4,082)  $(8,739)     $(2,059)             $(6,768)
                                            =======   =======   =======      =======              =======
EBITDA(1).................................  $   (20)  $(3,975)  $(8,456)     $(2,007)             $(2,020)
Basic and diluted net loss per common
  share...................................       --        --        --           --                   --
Shares used in determining net loss per
  share...................................       --        --        --           --                   --
BALANCE SHEET DATA (AS OF PERIOD END):
Cash and cash equivalents.................  $    --   $    --   $    --      $    --              $ 2,791
Working capital...........................     (599)   (1,446)   (4,328)      (2,188)              (4,215)
Total assets..............................    1,602     2,630     6,790        2,549               77,960
Total liabilities.........................    1,769     3,654    10,138        4,158               15,906
Division deficit..........................     (167)   (1,024)   (3,349)      (1,609)                  --
Accumulated deficit.......................       --        --        --           --               (6,768)


---------------

(1) EBITDA, or earnings before interest, taxes, depreciation and amortization, is calculated above by adding loss from operations and depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the company's operating performance or to cash flows as a measure of liquidity. We have included information concerning EBITDA because we believe this information is used by some investors as one measure of an issuer's operations and because it is used by management as a measure of our business' performance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     You should read the following discussion and analysis together with "Selected Historical Financial Data," "Unaudited Pro Forma Financial Statements" and the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The statements are based on current expectations and actual results could differ materially from those discussed here. See "Risk Factors" on page 9 of this prospectus and "Special Note Regarding Forward-Looking Statements and Industry Data."


OVERVIEW


     Element K Corporation is a holding company that has no significant operating assets other than its investment in Element K. Following the offering, Element K Corporation will be the sole manager of Element K.


     We are a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and improve productivity. Through standard Web browsers, our customers can conveniently and cost-effectively access our course and reference libraries from anywhere and at any time. We believe that our e-learning offerings enable our customers to improve productivity and generate greater returns on their e-learning investments than those that are typically achieved through traditional classroom or computer-based training.


     Since our business began operations in 1997, we operated as part of ZD Education, a division of Ziff-Davis Inc. In February 2000, entities formed by USEP purchased the assets and liabilities of ZD Education from Ziff-Davis Inc. We have presented our financial statements on a "carve out" basis, which assumes this business operated as an independent reporting company for the periods presented, and have included the historical operations of the e-learning business. The financial statements included here have been prepared from Ziff-Davis' historical accounting records. All of the allocations and estimates in the financial statements are based on assumptions management believes are reasonable under the circumstances. Nevertheless, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if our business had operated as a separate entity during the periods presented.



     Since our business began operations in 1997, it has experienced significant operating and net losses. These losses primarily relate to the expansion of our operations. We intend to continue to invest heavily in content development, promoting our brand and technology and infrastructure enhancements. As a result, we expect to continue to incur significant operating and net losses for the foreseeable future. Moreover, the rate at which these losses will be incurred may increase from current levels.



     Management evaluates financial performance based on several factors, including its primary financial measure known as "EBITDA" which is defined as earnings before interest, taxes, depreciation and amortization. Consistent with management's focus on cash flow generation, EBITDA measures operating performance before charges for depreciation and noncash amortization of intangible assets such as goodwill, which typically would be recognized in acquisitions accounted for as purchases. As such, the following discussion of the results of operations of the company includes, among other factors, an analysis of changes in EBITDA. Nevertheless, EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income and other measures of financial performance reported in accordance with generally accepted accounting principles.


     In view of the rapidly changing nature of our business and our limited operating history as a stand-alone company, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, the financial information included in this prospectus may not necessarily be indicative of our financial position, results of operations and cash flows had we operated as a separate stand-alone company during the periods presented.

REVENUES

  Subscription Revenues


     We derive revenues from annual subscriptions to our e-learning services and royalties from the licensing of content. Annual subscriptions provide users with unlimited access to defined online course libraries aimed at computer end-users, IT professionals and business professionals. Pricing varies based upon the type and the number of course titles licensed by a customer, the number of users within the customer's organization and the length of the agreement. Payment for subscriptions is generally received within 45 days following the date of invoice. Revenue derived from online subscription bookings is deferred and recognized over the term of the subscription, which is typically 12 months, creating a current deferred revenue liability.



     To date, a significant portion of our subscription revenues have been derived from desktop application courses. In the past six months, we have enhanced our course offerings targeted towards IT professionals, including programming and Web development, networking and operating systems, as well as multimedia courses. As a result of these efforts, we believe that the revenue derived from our IT professional courses will increase significantly.


  Royalty Revenues


     We license our content to third parties that then resell our content in a variety of modalities and to corporations that use our content within their internal networks in conjunction with third-party learning management systems. We also license access to our XML content database for customers who wish to download modules for use in their own printed and other media. Pricing varies based upon the type and the number of course titles licensed by a customer, the frequency of use or the number of users accessing the content, the length of the agreement and the amount of royalties remitted at the beginning of the agreement. Royalty payments are generally received within 30 days following the month or quarter end during which the royalties have been earned. Royalty revenue is recognized over the life of a contract or on a usage basis, as applicable.



     To date, a significant portion of royalty revenue has been derived from our relationship with ZDNet under which we license our Web-based courses for resale to members of ZDNet's SmartPlanet Web site. We have a contractual relationship with SmartPlanet that provides for minimum quarterly payments of $600,000 through December 31, 2000. Pro forma royalties under our ten-year license agreement with Press, which sells printed IT courseware and IT journals based on our content, accounted for approximately $6.8 million, or 39% of our pro forma revenue and 31% of our pro forma booked revenue in 1999. On a pro forma basis for the three months ended March 31, 2000, royalties from Press accounted for approximately $1.8 million, or 26% of our pro forma revenue and 18% of our pro forma booked revenue. We expect that this percentage will continue to decline significantly in 2000 because of the higher growth rate of our revenue from other sources.


  Other Revenues

     Other revenues consist of CD-ROM products and online sales of printed courseware sold in conjunction with online instructor-led, or eILT, courses. Revenue from these sales is recognized upon shipment.

EXPENSES

  Cost of Net Revenues


     Cost of net revenues consists primarily of Web delivery, customer support and royalty expenses. Web delivery and customer support expenses include personnel costs, maintenance and facility costs required to operate our Web site and costs to provide interactive support to participants in our courses.

     Royalty expenses include amounts that were charged to our business by Element K Content LLC Predecessor Business for content development and production. Royalties have been expensed as the underlying revenue is booked.


  Research and Development

     Research and development expenses consist primarily of personnel costs related to our technology and content development efforts. We believe that continued investment in research and development is essential to our future success, and as a result we expect these expenses to increase substantially in future periods.


     Customer-sponsored research activities relating to the development of new products, services or techniques or the improvement of existing products, services or techniques have been immaterial during the past three full fiscal years.


  Selling and Marketing

     Selling and marketing expenses consist primarily of advertising and other promotional expenses, personnel costs, commissions and travel and entertainment expenses. We expect selling and marketing expenses will continue to increase as we continue to expand our selling and marketing efforts and increase our promotional activities to build our brand.

  General and Administrative


     General and administrative expenses consist primarily of salaries, payroll taxes, incentive compensation and related employee benefits, and costs for general corporate functions, including information technology support, finance, accounting and facilities. We expect general and administrative expenses to increase substantially in the future as we expand our staff and incur additional costs to support the expected growth of our business. We expect to incur expenses associated with being a public company, including increased legal and accounting fees. We will share our legal and accounting resources with Press and will charge Press for these services on a pro-rata basis.



     Following the offering, we plan to invest significantly to develop new courses to complement and expand our existing course library. We also plan to significantly increase marketing expenses to further develop our distribution channels and to build brand awareness. As a result of these planned increases in expenses, we expect to incur significant losses for the foreseeable future.

                            ------------------------


     The following discussion and analysis compares the historical results of operations for Element K for the period February 10, 2000 through March 31, 2000 against the historical results of operations for Element K Corporation Predecessor Business for the three months ended March 31, 1999.



     As a result of the acquisition of Element K Corporation Predecessor Business by Element K on February 10, 2000, the historical periods presented are not comparable. In order to present a more meaningful comparison for the three months ended March 31, 2000, we have also included a discussion of Element K Corporation's pro forma results of operations during the same period.



 Three Months Ended March 31, 1999 and Period from February 10, 2000 through March 31, 2000



NET REVENUES



     Net revenues increased to $3.2 million for the period February 10, 2000 through March 31, 2000 from $1.7 million for the three months ended March 31, 1999. In 2000, subscriptions accounted for 46% of revenue, royalties accounted for 47% of revenue and the aggregate of CD-ROM and online sales of printed courseware accounted for 7% of revenue. In 1999, subscriptions accounted for 45% of revenue, royalties accounted for 49% of revenue and CD-ROM delivered content accounted for 6% of revenue.



     Subscription Revenues. Subscription revenues increased to $1.5 million for the period February 10, 2000 through March 31, 2000 from $0.8 million for the three months ended March 31, 1999. The increase was attributable to the expansion of our online offerings, driven by the growth in our number of sales representatives and an increase in sales productivity. On a pro forma basis for the three months ended March 31, 2000, subscription revenues were approximately $2.6 million.



     Royalty Revenues. Royalty revenues increased to $1.5 million for the period February 10, 2000 through March 31, 2000 from $0.8 million for the three months ended March 31, 1999. The increase in royalty revenue was attributable to the sale of online course content to our former affiliate, SmartPlanet, as well as other strategic partners. On a pro forma basis for the three months ended March 31, 2000, royalty revenues were approximately $4.0 million. Pro forma royalty revenues include approximately $1.8 million received by Content from Press for content licensing pursuant to the new commercial relationship for the use of content which is referred to in Cost of Net Revenues below.



     Other Revenues. Other revenues increased to $0.2 million for the period February 10, 2000 through March 31, 2000 from $0.1 million for the three months ended March 31, 1999. This increase was primarily attributable to online sales of printed courseware to online subscribers in conjunction with their enrollment in our eILT courses. There was no comparable revenue from online sales of printed courseware in the three months ended March 31, 1999. On a pro forma basis for the three months ended March 31, 2000, other revenue was approximately $0.3 million.



EXPENSES



     Cost of Net Revenues. Cost of net revenues increased to $1.0 million for the period February 10, 2000 through March 31, 2000 from $0.8 million for the three months ended March 31, 1999. This increase was attributable to a new commercial relationship for the use of content as a result of the acquisition of Element K Content LLC Predecessor Business by Content on February 10, 2000. Beginning February 10, 2000, Element K began remitting a royalty to Content for the use of its content calculated as 25% of booked revenue. Prior to February 10, 2000, Element K Predecessor Business reimbursed Element K Content LLC Predecessor Business for content development costs actually incurred on its behalf. These reimbursement costs were classified as research and development. On a pro forma basis for the three months ended March 31, 2000, cost of net revenues was approximately $1.5 million.



     Research and Development. Content-related research and development expenses decreased to $0.1 million for the period February 10, 2000 through March 31, 2000 from $0.5 million for the three months ended March 31, 1999. This decrease was attributable to the new commercial relationship for the use of content referred to in cost of net revenues above. On a pro forma basis for the three months ended March 31, 2000, content related research and development expenses were $0.1 million.



     Technology-related research and development expenses increased to $2.0 million for the period February 10, 2000 through March 31, 2000 from $0.8 million for the three months ended March 31, 1999. This increase was principally attributable to personnel and contract labor related costs to expand our site functionality and architecture. Full-time equivalent technology related headcount increased from 26 as of March 31, 1999 to 94 as of March 31, 2000. On a pro forma basis for the three months ended March 31, 2000, technology related research and development expenses were $2.9 million.



     Selling and Marketing. Selling and marketing expenses increased to $1.5 million for the period February 10, 2000 through March 31, 2000 from $0.8 million for the three months ended March 31, 1999. This increase was attributable to an increase in marketing expenses associated with the launch of the new brand, Element K, as well as the expansion of our direct sales force, which resulted in overall revenue gains noted above. Full-time equivalent direct sales personnel increased from 21 as of March 31, 1999 to 60 as of March 31, 2000. On a pro forma basis for the three months ended March 31, 2000, selling and marketing expenses were approximately $2.4 million. Pro forma selling and marketing expenses include approximately $0.3 million of agency commissions paid to Press in connection with the sale of our products.



     General and Administrative. General and administrative expenses of $0.8 million for the period February 10, 2000 through March 31, 2000 did not vary materially from the three months ended

March 31, 1999. On a pro forma basis for the three months ended March 31, 2000, general and administrative expenses were approximately $1.8 million. Pro forma general and administrative expenses include approximately $0.7 million of expense attributable to the consolidation of Content.



     EBITDA. EBITDA loss of $2.0 million for the period February 10, 2000 through March 31, 2000 did not vary materially with the three months ended March 31, 1999. On a pro forma basis for the three months ended March 31, 2000, EBITDA loss was approximately $4.1 million.



  Years Ended December 31, 1998 and 1999


NET REVENUES

     Net revenues increased to $10.5 million in 1999 from $4.9 million in 1998. In 1999, subscriptions accounted for 47% of revenue, royalties accounted for 47% of revenue and the aggregate of CD-ROM and online sales of printed courseware accounted for 6% of revenue. In 1998, subscriptions accounted for 35% of revenue, royalties accounted for 61% of revenue and CD-ROM delivered content accounted for 4% of revenue.


     Subscription Revenues. Subscription revenues increased to $4.9 million in 1999 from $1.7 million in 1998. The increase was attributable to expansion of our online offerings, growth in our number of sales representatives and an increase in sales productivity.


     Royalty Revenues. Royalty revenues increased to $5.0 million in 1999 from $3.0 million in 1998. The increase in royalty revenue was attributable to increased demand for our online course content from our former affiliate, SmartPlanet, as well as increased sales of our intranet deployed product.


     Other Revenues. Other revenues increased to $0.6 million in 1999 from $0.2 million in 1998. Approximately $0.3 million of the revenue increase was driven by the growth in the number of our sales representatives and an increase in sales productivity for CD-ROM based products. The remaining increase was attributable to approximately $0.2 million of online sales of printed courseware to online subscribers in conjunction with their enrollment in our eILT courses. We did not earn revenue from the sale of printed courseware to online subscribers in 1998.


EXPENSES


     Cost of Net Revenues. Cost of net revenues increased to $4.0 million in 1999 from $1.3 million in 1998. This increase was attributable to an increase in personnel costs associated with the expansion of site operations of approximately $1.7 million and to costs for the expansion of our content libraries of approximately $1.0 million. Site operations include costs such as instructors for eILT courses, technical and customer support personnel and Web hosting fees. Costs associated with our content library consist of royalties paid to third-party content providers.



     Research and Development. Content-related research and development expenses increased to $2.6 million in 1999 from $1.2 million in 1998. This increase was principally attributable to personnel and contract labor related costs to expand our online content libraries for self-study tutorials and eILT courses. Full-time equivalent content related headcount increased from 18 as of December 31, 1998 to 31 as of December 31, 1999.



     Technology related research and development expenses increased to $4.8 million in 1999 from $2.3 million in 1998. This increase was principally attributable to personnel and contract labor related costs to enhance our site's functionality and architecture. Full-time equivalent technology related headcount increased from 26 as of December 31, 1998 to 66 as of December 31, 1999.


     Selling and Marketing. Selling and marketing expenses increased to $4.2 million in 1999 from $2.2 million in 1998. This increase was principally attributable to the expansion of our direct sales force, which resulted in overall revenue gains noted above. Full-time equivalent direct sales headcount increased from 15 as of December 31, 1998 to 24 as of December 31, 1999.

     General and Administrative. General and administrative expenses increased to $3.3 million in 1999 from $1.8 million in fiscal 1998. This increase was attributable to growth in the number of full-time consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our operating results for the quarters presented. You should not draw any conclusions about our future results from the quarterly results of operations shown below.


                                                                                                                       ELEMENT K
                                                                                                                      CORPORATION
                                                                                                                       PRO FORMA
                                                 ELEMENT K CORPORATION PREDECESSOR BUSINESS                             FOR THE
                          -----------------------------------------------------------------------------------------      THREE
                                                             THREE MONTHS ENDED                                         MONTHS
                          -----------------------------------------------------------------------------------------      ENDED
                          MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,    MARCH 31,
                            1998        1998       1998        1998       1999        1999       1999        1999        2000
                          ---------   --------   ---------   --------   ---------   --------   ---------   --------   -----------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA
Net revenues:
  Subscription
    revenues............   $   182    $   269     $   425    $   861     $   768    $ 1,026     $ 1,225    $ 1,926     $  2,564
  Royalty revenues......       703        754         745        797         836      1,239       1,448      1,432        4,049
  Other revenues........         7          2          66        119         113        201         127        200          317
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
Total net revenues......       892      1,025       1,236      1,777       1,717      2,466       2,800      3,558        6,930
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
Cost of net revenues....        60        235         472        569         754      1,111       1,052      1,131        1,451
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
Gross profit............       832        790         764      1,208         963      1,355       1,748      2,427        5,479
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
Operating expenses:
  Research and
    development.........       758        771         827      1,171       1,317      1,423       1,927      2,751        5,379
  Selling and
    marketing...........       478        491         509        721         832        964       1,119      1,304        2,436
  General and
    administrative......       769        347         363        364         821        833         814        845        1,777
  Depreciation and
    amortization........        25         27          29         26          52         39          68        123        7,423
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
                             2,030      1,636       1,728      2,282       3,022      3,259       3,928      5,023       17,015
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
  Loss from
    operations..........    (1,198)      (846)       (964)    (1,074)     (2,059)    (1,904)     (2,180)    (2,596)     (11,536)
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
Provision for income
  taxes.................        --         --          --         --          --         --          --         --           --
                           -------    -------     -------    -------     -------    -------     -------    -------     --------
  Net loss..............   $(1,198)   $  (846)    $  (964)   $(1,074)    $(2,059)   $(1,904)    $(2,180)   $(2,596)    $(11,536)
  EBITDA(1).............   $(1,173)   $  (819)    $  (935)   $(1,048)    $(2,007)   $(1,865)    $(2,112)   $(2,473)    $ (4,113)
                           =======    =======     =======    =======     =======    =======     =======    =======     ========


---------------

(1) EBITDA, or earnings before interest, taxes, depreciation and amortization, is calculated above by adding loss from operations and depreciation and amortization. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicator of the company's operating performance or as a measure of liquidity. We have included information concerning EBITDA because we believe this information is used by some investors as one measure of an issuer's operations and because it is used by management as a measure of our business' performance.


LIQUIDITY AND CAPITAL RESOURCES


     Historically, capital investments and operating losses of our business were financed through internally generated cash flow from the profitable businesses of ZD Education and capital contributions from Ziff-Davis.



     As of March 31, 2000, we had approximately $2.8 million in cash and cash equivalents. From April 1, 2000 to June 30, 2000, the founding equity investors in Element K made additional cash equity contributions aggregating $14.3 million. Of this amount, $2.0 million was used to fund our initial investment in convertible debt securities of Isopia, $0.7 million was used for initial funding of our development agreement with Isopia, $0.5 million was used for an initial payment in connection with our acquisition of ExecuTrain's content library and the remaining $11.1 million is expected to be used for general working capital requirements.

     Cash used in operations was $1.1 million for the period February 10, 2000 through March 31, 2000 compared to $1.3 million for the three months ended March 31, 2000. The increase in cash used in operations was primarily attributable to an increase in costs to expand our course libraries, enhance our site functionality and expand our sales and marketing efforts.



     Cash used in investing activities was $64.9 million for the period February 10, 2000 through March 31, 2000 compared to $0.2 million for the three months ended March 31, 2000. The increase was attributable to the acquisition of Element K Predecessor Business and equity interests in Element K Content Predecessor Business by Element K LLC.



     Cash provided by financing activities was $68.8 million for the period February 10, 2000 through March 31, 2000 compared to $1.5 million for the three months ended March 31, 2000. The increase was attributable to the initial capitalization of Element K LLC.


     Cash used in operations was $5.1 million for the year ended December 31, 1999, compared to $3.1 million for the year ended December 31, 1998. The increase from 1998 to 1999 was primarily attributable to an increase in costs to expand our course libraries and enhance our site functionality.

     Cash used in investing activities was $1.4 million for the year ended December 31, 1999 compared to $0.1 million for the year ended December 31, 1998. The increase from 1998 to 1999 was attributable to the purchase of property and equipment.

     Cash provided by financing activities was $6.4 million for the year ended December 31, 1999, compared to $3.2 million for the year ended December 31, 1998. The increase from 1998 to 1999 was due to an increase in contributions from Ziff-Davis, to fund operating and investing activities of our business.


     Our cash requirements depend on numerous factors, including:


     - market acceptance of our e-learning solution;


     - development of new courses;



     - sales force expansion;



     - marketing and brand promotions;



     - functionality enhancement of our online offerings;



     - investments in technology; and



     - possible future acquisitions.



     Element K Corporation is in the process of offering an aggregate of 1,092,044 shares of our Series A preferred stock to all the existing investors in Element K on a pro rata basis in accordance with their existing ownership percentages. If these investors subscribe for the full amount of shares of Series A preferred stock being offered, Element K Corporation will receive proceeds of $10 million. Each share of Series A preferred stock will be priced at $9.16. Each share of Series A preferred stock is convertible into one share of Class A common stock and will convert automatically upon completion of this offering.



     We have committed to invest an additional $8.0 million in convertible debt securities of Isopia over the next several months and have committed to complete such investment within 30 days of our initial public offering. We have agreed to pay Isopia additional fees of up to $2.3 million for software development services. We have committed to complete our acquisition of ExecuTrain's content for an additional $6.5 million within 30 days of our initial public offering.



     Our principal long-term cash commitments consist of office leases and a minimum guaranteed royalty agreement. We expect our capital expenditures will increase significantly as we make technological improvements to our system and technical infrastructure. Additionally, we expect to make continuing investments in developing new courses, expanding our sales and marketing program and aggressively building our brand.

     Based on our current business plan, we anticipate that our available cash resources, combined with the net proceeds from this offering, will be sufficient for us to meet our anticipated working capital and capital expenditure requirements for at least the next 24 months. Nevertheless, we may need to raise additional capital to take advantage of unanticipated opportunities, respond to competitive pressures or acquire complementary products, businesses or technologies. We may also expand our content and technology development through acquisitions or investments in other companies, which would increase our future funding requirements. Our ability to meet current and anticipated operating requirements will depend upon our ability to obtain adequate funds on acceptable terms and our future performance, which, in turn, will be subject to general economic and competitive conditions and to financial, business and other factors, many of which are beyond our control.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Our cash and cash equivalents are held with financial institutions, government and government agencies and corporations, thereby reducing credit risk concentrations. We do not hold or issue derivative financial instruments.

     More than 90% of our revenues recognized to date have been denominated in U.S. dollars and are from the United States. We do not expect foreign currency denominated transactions to account for a material portion of our revenues for the foreseeable future.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a material effect on our capitalization policy.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all quarters of years beginning after June 15, 1999. As we do not currently engage or plan to engage in derivative or hedging activities there is no impact on our results of operations, financial position or cash flows as a result of the adoption of this standard.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We do not expect the adoption of this standard to have a material effect on our capitalization policy.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all quarters of years beginning after June 15, 1999. As we do not currently engage or plan to engage in derivative or hedging activities there is no impact on our results of operations, financial position or cash flows as a result of the adoption of this standard.

representing a compound annual growth rate of 79%. The largest segment of the U.S. e-learning market is currently IT training, which the IDC study estimated to be $870 million in 1999 and projected to grow to $5.3 billion in 2003. We believe e-learning providers that offer a turnkey integrated solution will be uniquely positioned to take advantage of this growing market opportunity.


THE ELEMENT K SOLUTION

     Element K provides a complete e-learning solution that integrates three key elements. First, we deliver an enhanced learning experience by creating an environment that combines the advantages of e-learning with the expert guidance and peer interaction of traditional training. Second, we offer extensive libraries of high-quality content focused on IT professionals, computer end-users and business professionals. Third, we provide a robust learning management system that allows managers to easily deploy the service throughout their organizations and to monitor its use and effectiveness. In addition, we provide a completely hosted solution, which enables our customers to avoid the expense of designing, building and maintaining infrastructure themselves. The following chart illustrates the ways in which Element K addresses each of these components to provide our customers with a complete e-learning solution.

                           OUR FULLY-HOSTED SOLUTION

                         [FULLY-HOSTED SOLUTION GRAPH]

  Enhanced Learning Experience

     Multiple Learning Modalities. The most critical component of learning is the individual learner, whose limited time and particular requirements represent the greatest barriers to knowledge building. Recognizing that people learn in different ways, we offer a choice of several learning modalities.

     - Our online instructor-led courses, which we refer to as eILT courses, are unique among e-learning providers. Our eILT courses are offered during fixed periods and are run by instructors who post assignments on dedicated message boards, lead online discussions according to a set schedule and provide feedback and mentoring.

     - Our self-paced tutorials incorporate a high level of student interaction and were developed specifically for Web delivery. These courses allow students to log on at any time and work independently, controlling the pace of their learning.

     - Our online computer professional libraries allow subscribers to learn by accessing extensive searchable online reference materials, including a library of over 500 IT-related reference books, provided through our relationship with Books24x7.com.

     Anytime, Anywhere Accessibility. Because learners may access our courses and reference materials at any time through standard Web browsers and technologies, our solution enables users to tailor e-learning to their schedule. Our e-learning solution is accessible seven days a week, 24 hours a day while users are at work, at home or traveling.


     Engaging and Interactive Learning Environment. We offer an engaging and interactive learning environment with multimedia content, simulations, reference materials and searchable databases. Our courses enable users to begin at a level that is suitable to their needs, integrate it with on-the-job practice and focus on relevant topics. Our campus-like environment allows students to interact with peers and experts through message boards, e-mail and chat rooms.


  Extensive Content Libraries


     We currently offer approximately 500 high-quality Web-enabled courses, which deliver approximately 3,300 hours of instruction. We offer several IT libraries that cover a broad array of topics, including office productivity software, Web development, design and media, programming languages, networking, Internet/intranet technologies and database design and management. Building on our online instructional design capabilities, we have recently introduced more than 45 courses in business skills training and compliance training, based on content licensed from third parties, including Harvard Business School Publishing.


  Robust Learning Management System


     Our learning management system offers a wide range of features to support our customers' objectives. We support e-learning deployment with multiple easy-to-use enrollment and student set up options. We enable large organizations to set up multiple training administrators. Our customers are able to track and report activity for individual students and student groups, including skills assessment and course completions. We also allow training administrators to customize the site with their own corporate messages and logos.


  Fully-Hosted Turnkey Solution

     We fully host our integrated e-learning solution. Our customers do not need to install or manage any software and avoid the need to make significant investments in technology infrastructure, such as servers, data bases, technical staff or technical support. We can continually upgrade functionality, add courses and update our content without inconveniencing our customers and at minimal cost to us.

STRATEGY


     Our objective is to build on our expertise in e-learning to take advantage of the growing market opportunity in e-learning and to become the leading provider of high-quality e-learning solutions for a broad range of organizations. We intend to pursue the following five-part strategy to achieve this objective.

  Enhanced Learning Experience

     Multiple Learning Modalities. The most critical component of learning is the individual learner, whose limited time and particular requirements represent the greatest barriers to knowledge building. Recognizing that people learn in different ways, we offer a choice of several learning modalities.

     - Our online instructor-led courses, which we refer to as eILT courses, are unique among e-learning providers. Our eILT courses are offered during fixed periods and are run by instructors who post assignments on dedicated message boards, lead online discussions according to a set schedule and provide feedback and mentoring.

     - Our self-paced tutorials incorporate a high level of student interaction and were developed specifically for Web delivery. These courses allow students to log on at any time and work independently, controlling the pace of their learning.

     - Our online computer professional libraries allow subscribers to learn by accessing extensive searchable online reference materials, including a library of over 500 IT-related reference books, provided through our relationship with Books24x7.com.

     Anytime, Anywhere Accessibility. Because learners may access our courses and reference materials at any time through standard Web browsers and technologies, our solution enables users to tailor e-learning to their schedule. Our e-learning solution is accessible seven days a week, 24 hours a day while users are at work, at home or traveling.


     Engaging and Interactive Learning Environment. We offer an engaging and interactive learning environment with multimedia content, simulations, reference materials and searchable databases. Our courses enable users to begin at a level that is suitable to their needs, integrate it with on-the-job practice and focus on relevant topics. Our campus-like environment allows students to interact with peers and experts through message boards, e-mail and chat rooms.


  Extensive Content Libraries


     We currently offer approximately 500 high-quality Web-enabled courses, which deliver approximately 3,300 hours of instruction. We offer several IT libraries that cover a broad array of topics, including office productivity software, Web development, design and media, programming languages, networking, Internet/intranet technologies and database design and management. Building on our online instructional design capabilities, we have recently introduced more than 45 courses in business skills training and compliance training, based on content licensed from third parties, including Harvard Business School Publishing.


  Robust Learning Management System


     Our learning management system offers a wide range of features to support our customers' objectives. We support e-learning deployment with multiple easy-to-use enrollment and student set up options. We enable large organizations to set up multiple training administrators. Our customers are able to track and report activity for individual students and student groups, including skills assessment and course completions. We also allow training administrators to personalize the site with their own corporate messages and logos.


  Fully-Hosted Turnkey Solution

     We fully host our integrated e-learning solution. Our customers do not need to install or manage any software and avoid the need to make significant investments in technology infrastructure, such as servers, data bases, technical staff or technical support. We can continually upgrade functionality, add courses and update our content without inconveniencing our customers and at minimal cost to us.

STRATEGY


     Our objective is to build on our expertise in e-learning to take advantage of the growing market opportunity in e-learning and to become the leading provider of high-quality e-learning solutions for a broad range of organizations. We intend to pursue the following five-part strategy to achieve this objective.

  Build Diverse Revenue Streams

     We plan to create diverse revenue streams from our integrated e-learning solutions and the individual components of these solutions. We will continue to sell subscriptions to our elementk.com Web site and develop co-branded sites for strategic resellers such as PC manufacturers and distributors, software companies, training centers and consulting firms. We will also continue to license our courses and libraries to Web sites that offer e-learning, as well as to customers for use with third-party learning management systems.

  Expand Sales and Distribution Channels


     We are expanding our internal sales and marketing capabilities to target a wide range of businesses and government organizations. We are investing heavily in both our enterprise sales team to reach large organizations in the U.S. and major international markets and our telesales force to reach smaller corporate accounts. We intend to grow our relationships with resellers that enable us to reach diverse markets on a cost-effective basis. We will seek to deepen our existing strategic relationships with resellers such as ExecuTrain, Gateway, Micron and ZDNet, which resell our e-learning subscriptions and content to mass markets as a co-branded offering. We seek to develop additional relationships with consulting firms, PC manufacturers and distributors, software companies and training centers. We also intend to accelerate our penetration of international markets through strategic alliances and licensing arrangements.


  Continually Broaden Content Libraries


     We will continue to expand our course and reference content libraries in subject areas with a large potential market. We plan to broaden our IT library to more than 600 courses and to expand our business and professional offerings to more than 85 courses by December 2000. We expect to have more than 200 translated versions of our courses by December 2000. We will undertake a major initiative in business and professional e-learning by continuing our focus on general business subjects, such as sales and leadership training and workplace safety. We also intend to expand into large professional fields that adhere to industry-wide certification standards or require continuing education, such as finance, law, accounting and project management. We believe that these expanded libraries will give us the opportunity to capture a greater proportion of the learning budgets of existing and new customers.


  Enhance Our Learning Management System


     Our learning management system will serve as the platform and provide the structure and services for organizations to create their own e-learning environment. We plan to upgrade our professional development support capabilities, including the ability to build personalized learning paths based on improved competency-based assessments. We will provide additional tools, such as course registration and resources management, that allow customers to effectively manage their hybrid offline/online learning environment. We will continue to enhance our capability to offer customization, including allowing organizations to customize the "look and feel" and individuals to personalize their learning paths and course catalog. We will also continue to integrate new features and enhancements such as synchronous (live) training, instant messaging and online course authoring.



     We have entered into a development and licensing agreement with Isopia under which we will work jointly to develop a customized version of their learning management software for our e-learning service. We believe that the architecture of Isopia's learning management software will enable scalability of our e-learning service to a base of millions of users and will facilitate customization of our e-learning service for corporate customers and resellers. In addition, we have committed to invest an aggregate of $10 million in Isopia in exchange for securities convertible into a 20% equity interest in Isopia.


  Continually Improve User's Learning Experience

     We will continue to improve our e-learning offerings by providing users with greater functionality and a more engaging experience. Our strategy includes introducing new learning modes such as one-to-one

  Learning Management System


     To support our customers e-learning deployment, we provide a comprehensive and fully-hosted and integrated learning management system. The learning management system provides customers with (1) a customizable fully-hosted learning environment, (2) student management features, including set up, assessment, learning plans, tracking, and reporting, (3) course management features, including course registrations, and (4) integrated 24 X 7 customer support.


SALES AND MARKETING


     We market our services through direct sales channels and through relationships with domestic and international resellers. As of May 31, 2000, we had 85 employees engaged in sales and marketing activities.


  Direct Sales Channels

     We have established several direct sales channels aimed at reaching various potential customer bases in a cost-efficient manner including:

     - an enterprise sales team focused on reaching large companies and government organizations;


     - a field sales force covering mid-size businesses and individual units of large enterprises;


     - a telesales force that supports the field sales force and markets to smaller corporate accounts; and

     - direct mail marketing to reach small businesses.


     In order to increase sales to large companies, we have expanded our enterprise sales team, which is composed of experienced salespeople located in various markets across the U.S. The enterprise sales team concentrates on corporate and government accounts that represent over $100,000 in annual revenue. We plan to continue to expand our enterprise sales force by hiring experienced professionals with existing relationships in large companies. Based on Press' success in using telesales to sell e-learning solutions to small and mid-size training centers, we are currently increasing the size of our telesales team in order to cover smaller corporate and government accounts. We also plan to offer e-learning solutions to small businesses through direct mail marketing, building on Press' success in marketing IT journals to small businesses.


     Our sales team fills requests from customers for printed courseware materials, enabling our customers to purchase e-learning and printed courseware from a single source. We take these orders on behalf of Press and receive a 30% agency commission from Press as reimbursement of estimated sales costs.


  Domestic and International Resellers and Licensees



     Our reseller and licensee relationships are a key component of our growth strategy because they permit us to reach potential customers with limited incremental marketing expense. We have established agreements with a number of companies who resell our e-learning solutions or content to their customers through their distribution channels. Under these agreements, we generally do not bear any of the resellers' marketing and selling expenses. Our resellers generally are in the position to offer e-learning to their customer base as a complement to their own offerings, which lowers their selling expenses.



     Two of our most significant reseller relationships are with personal computer manufacturers Gateway and Micron. Recently, we entered into an additional strategic reseller agreement with ExecuTrain, one of the world's largest classroom training organizations. We have established and are developing reseller arrangements with Internet portals and e-commerce sites focused on the IT and learning markets, such as ZDNet, Headlight.com and KaplanCollege.com. We are also developing strategic relationships with software companies and consulting and outsourcing companies that provide or could provide learning as a value-added service to their customers. We believe that our ability to create co-branded or customized versions of our Web site for our reseller partners, together with our broad libraries of courses, enhances our attractiveness as a strategic partner.

  Learning Management System


     To support our customers e-learning deployment, we provide a comprehensive and fully-hosted and integrated learning management system. The learning management system provides customers with (1) a customizable fully-hosted learning environment, (2) student management features, including set up, assessment, learning plans, tracking, and reporting, (3) course management features, including course registrations, and (4) integrated 24 X 7 customer support.


SALES AND MARKETING


     We market our services through direct sales channels and through relationships with domestic and international resellers. As of May 31, 2000, we had 85 employees engaged in sales and marketing activities.


  Direct Sales Channels

     We have established several direct sales channels aimed at reaching various potential customer bases in a cost-efficient manner including:

     - an enterprise sales team focused on reaching large companies and government organizations;


     - a field sales force covering mid-size businesses and individual units of large enterprises;


     - a telesales force that supports the field sales force and markets to smaller corporate accounts; and

     - direct mail marketing to reach small businesses.


     In order to increase sales to large companies, we have expanded our enterprise sales team, which is composed of experienced salespeople located in various markets across the U.S. The enterprise sales team concentrates on corporate and government accounts that represent over $100,000 in annual revenue. We plan to continue to expand our enterprise sales force by hiring experienced professionals with existing relationships in large companies. Based on Press' success in using telesales to sell e-learning solutions to small and mid-size training centers, we are currently increasing the size of our telesales team in order to cover smaller corporate and government accounts. We also plan to offer e-learning solutions to small businesses through direct mail marketing, building on Press' success in marketing IT journals to small businesses.


     Our sales team fills requests from customers for printed courseware materials, enabling our customers to purchase e-learning and printed courseware from a single source. We take these orders on behalf of Press and receive a 30% agency commission from Press as reimbursement of estimated sales costs.


  Domestic and International Resellers and Licensees



     Our reseller and licensee relationships are a key component of our growth strategy because they permit us to reach potential customers with limited incremental marketing expense. We have established agreements with a number of companies who resell our e-learning solutions or content to their customers through their distribution channels. Our resellers generally are in the position to offer e-learning to their customer base as a complement to their own offerings with resultant low selling expenses for us.



     Two of our most significant reseller relationships are with personal computer manufacturers Gateway and Micron. Recently, we entered into an additional strategic reseller agreement with ExecuTrain, one of the world's largest classroom training organizations. We have established and are developing reseller arrangements with Internet portals and e-commerce sites focused on the IT and learning markets, such as ZDNet, Headlight.com and KaplanCollege.com. We are also developing strategic relationships with software companies and consulting and outsourcing companies that provide or could provide learning as a value-added service to their customers. We believe that our ability to create co-branded or customized versions of our Web site for our reseller partners, together with our broad libraries of courses, enhances our attractiveness as a strategic partner.

     Our principal strategic relationships include:


     - a reseller and licensee relationship with Gateway, which sells subscriptions for LearnAtGateway, a customized co-branded version of our e-learning Web site that is developed and entirely hosted by us, and also sells CD-ROMs containing our e-learning courses;



     - a reseller relationship with Micron, which sells subscriptions for MicronU, a similarly customized co-branded e-learning service;



     - a reseller and licensee relationship with ExecuTrain, which will (1) sell subscriptions for ExecuTrain University, a customized, co-branded e-learning service; (2) license a customized e-learning service designed to supplement classroom learning events; and (3) license our IT training content; and



     - a licensing agreement with ZDNet, whereby we provide its SmartPlanet e-learning site with a license to all our e-learning content.


     We will also continue to build on Press' historical relationships with training center companies and plan to enter into co-branded arrangements with other major training center chains. Our training center customers supplement their live instructor course offerings with our online course offerings, allowing us to sell to corporate and individual customers that we might not otherwise reach in a cost-effective manner.


     To date, substantially all of our revenues have been generated within the United States. Currently, we reach international markets in the United Kingdom, the Netherlands, Italy, France and Australia primarily through licensees and in Canada through a direct sales force of three sales people. In addition, we recently entered into agreements to license our e-learning software and content in Southern Africa and a number of countries in the Middle East.


     Most of these reseller relationships are in the early stages of development and many of these relationships are terminable at will or upon short notice. To date these relationships have generally been on a nonexclusive basis.

  Marketing


     A key element of our strategy is to generate awareness of the Element K brand name. We have historically marketed our products and services under the brand names ZDU and LearnItOnline. We have relaunched these services under the Element K brand name. We intend to build brand awareness primarily through print advertising in business and training publications and targeted online marketing. We will also market our e-learning services through our recently-introduced "training.com" site, which is resold by training centers and educational institutions, and through customized sites developed for strategic resellers, such as ExecuTrain, Gateway and Micron. All of the e-learning sites we host are co-branded as "powered by Element K."


CASE STUDIES

     The case studies below describe several e-learning objectives of our existing customers and resellers and the benefits derived from our solutions.

     GATEWAY -- the nation's third largest personal computer manufacturer.

Business Objective:          Introduce e-learning as a key value added service
                             to Gateway's PC customers.


Element K Solution:          In September 1999, we introduced a library of
                             self-paced e-learning tutorials which combined our standard office productivity offerings with newly created tutorials covering software packages that were bundled with Gateway's computers. These tutorials were offered within our environment, and subscriptions were initially sold through Gateway's
                             Country Store channel. In February 2000, we introduced the Gateway

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

                             Learning Library, a CD-ROM package containing the courses and learning environment included in the initial e-learning solution. In March 2000, we launched LearnAtGateway.com, a co-branded Web site that includes a series of eILT classes and a suite of design and media tutorials. Both LearnAtGateway.com and the Gateway Learning Library are distributed through Gateway's Country Store, telesales and small business channels.

                             This arrangement has allowed Gateway to introduce a key value-added service, thereby deepening its relationship with customers and enhancing its brand. We believe that our relationship with Gateway illustrates the power of using a strategic relationship as a channel into new markets.


     EXECUTRAIN -- a leading classroom-based information technology training company, with over 250 franchise locations in 40 countries.



Business Objective:          Enable classroom-based training company to deliver
                             branded e-learning solutions to its broadly distributed customer base and to outsource its content development function.



Element K Solution:          In June 2000, we were selected to design a
                             co-branded e-learning environment for ExecuTrain franchisees. This site, completely hosted by Element K, will contain a customized ExecuTrain look and feel and contain our full catalog of self-paced tutorials and eILT courses. ExecuTrain's world-wide sales force will sell annual e-learning subscriptions into its corporate customer base. In addition, we will develop a series of online learning events to be used as companions to selected ExecuTrain courses. These online learning events will allow students to utilize the Internet to prepare for, supplement or extend their in-class learning experiences. We will also acquire and convert to XML format ExecuTrain's existing library of IT training content. This content will be combined with our own content library in an electronic database from which ExecuTrain's franchisees will download virtually all of the course modules used in their classrooms.



                             Through this arrangement, Element K will enable ExecuTrain and its franchisees to deliver e-learning to customers, diversifying their product offerings without the expense and delay required to develop an online solution internally. ExecuTrain will also simplify its operations by outsourcing its content development and hosting to Element K, while franchisees will benefit from enhanced customization and flexibility by accessing through our XML database courseware content which in the past could only be ordered and shipped in printed format.


     TOYOTA MOTOR SALES, U.S.A. -- the U.S. subsidiary of Toyota, a leading worldwide automobile manufacturer.

Business Objective:          Provide a consistent and centralized IT training
                             program to its U.S. employee base.

Element K Solution:          In March 1999, Toyota chose our e-learning solution
                             to provide approximately half of its U.S. employees
                             with IT and business skills courses. Employees can
                             log on to our Web site at anytime and from anywhere
                             to complete knowledge-building courses, access
                             information from our online reference library or
                             communicate with a community of peers and subject
                             matter experts. Managers can register employees,
                             track usage and assess performance levels.
                             Administrative information
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


                             can be uploaded and used in conjunction with standard enterprise management software. Because it is hosted by us, implementing our solution required no incremental systems investment by Toyota, will require no maintenance by Toyota and will use no bandwidth on Toyota's intranet. In September 1999, Toyota entered into a three-year contract with us and expanded the program to cover all of its U.S. employees. We also provide CD-ROM based solutions and custom courseware and training services to Toyota under this arrangement.



     BP AMOCO -- one of the world's largest petroleum and petrochemicals groups, with over $100 billion of revenue in 1999.



Business Objective:          Utilize the internet to establish an efficient,
                             multi-national learning platform.



Element K Solution:          In late 1999, BP Amoco's e-business task force
                             invited Element K to launch a pilot program involving 2,500 Houston-based employees. The purpose of this program was to demonstrate the efficiencies achievable by implementing Element K's e-learning solutions across a large employee base.
                             Following the program, BP Amoco purchased 2,500 subscriptions to our desktop applications and computer professional libraries. Shortly thereafter, an international committee of BP Amoco executives approved an additional contract to deploy Element K's e-learning solutions across a universe of 40,000 employees in multiple locations in the UK and the United States.



                             BP Amoco has thus been able to rapidly establish a scalable, turnkey e-learning platform, including tutorials, eILT courses, reference, community and learning management functionality, accessible by substantial numbers of employees and managers simultaneously anytime, anywhere. Element K also provides BP Amoco with access to our electronic content database for other internal training programs, as well as a series of reference guides and a limited suite of customized online tutorials. By deploying Element K's e-learning solutions, BP Amoco is utilizing the Internet to achieve meaningful efficiencies in its professional learning activities.



CUSTOMERS



     We currently sell our products and services directly to more than 1,600 companies, government organizations and training centers throughout North America. The following is a list of some of our direct customers, each of which was among our 30 largest business and government customers in terms of booked revenue during the year ended December 31, 1999.


- American Express          - Parke-Davis
- CompUSA                   - Prudential
- Duke Energy               - State of Ohio
- IBM Global Services       - State of Texas
- Intel                     - Toyota
- Kinkos                    - U.S. Navy


     We also sell our e-learning offering through resale and licensing agreements, including strategic relationships with ExecuTrain, Gateway, Micron and ZDNet, with access to mass markets. ZDNet accounted for 16% of revenue and 11% of booked revenue in 1999. Our reseller relationship with Gateway generated approximately 3% of our revenue and 15% of our booked revenue in 1999, and our reseller relationship with Micron generated approximately 8% of revenue and 9% of booked revenue. In addition, pro forma royalties under our ten-year agreement with Press would have accounted for approximately 39% of our pro forma revenue and 31% of our pro forma booked revenue in 1999. No other business relationship accounted for more than 5% of our revenue or booked revenue in 1999.

COURSE AND REFERENCE LIBRARY DEVELOPMENT


     We develop the majority of our e-learning courses based on content created internally and by independent contractors. As of May 31, 2000, we employed a content development staff of 91 employees, consisting of writers, technical editors, educational design specialists and acquisition editors, as well as 77 multimedia design specialists and four eILT curriculum development managers. Key competencies of this group include:


     - expertise in instructional design with an emphasis on consistency across multiple learning modalities;

     - subject matter expertise for key IT topics;

     - content acquisition expertise, including management of an external network of subject matter experts;

     - expertise in efficient course development; and

     - multimedia design expertise.

     All elements of our e-learning courses employ a graphical user interface that emphasizes simplicity and clarity to help ensure that participants can take our courses with minimal assistance. Our graphical user interface incorporates features that allow users to interact easily and intuitively with our programs and makes rich use of color, illustrations and photographs. We then incorporate our course navigation features and our learner assessment features.

     Our instructional design model draws heavily from adult learning theory and emphasizes motivation, topic relevance, self-management, problem solving, mastery learning, role-playing, reinforcement and feedback. Our courses are designed to allow users to work at their own pace, learn by observing others and assess their mastery of the selected skills through testing. We also maintain an ongoing research, evaluation and update program to maintain the quality and relevance of our courses and to ensure the utilization of state-of-the-art tools to enhance our offerings.

     Although we create the majority of our content, we also develop a number of courses in cooperation with outside sources that provide the underlying content. Our principal relationships with outside content providers include:

     - arrangements with Harvard Business School Publishing and Quicknowledge that enable us to offer self-study Web-based lessons in business skills and compliance training, including courses in performance, assessment, management, finance essentials and negotiation techniques, and

     - an exclusive licensing agreement with Books24x7.com that allows our subscribers to easily search and quickly retrieve in-depth information contained in hundreds of technical reference books from leading publishers including Macmillan Computer Publishing, McGraw-Hill, MIT Press and Wiley Computer Publishing.

     We may rely more heavily on third-party content as we expand our online courses beyond IT. Under most of our third-party agreements, the content provider assigns all of its rights in the e-learning course and course materials to us.

TECHNOLOGY AND INFRASTRUCTURE

     Our e-learning solution is delivered primarily on the Internet through Web servers. We also deliver our self-paced tutorials on corporate intranets and over local-area and wide-area networks.

"zdu.com" and "zduniversity.com" that extends until February 2003. We intend to make a significant investment to build our new Element K brand and corporate identity.

     It is possible that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and could hurt our business. It is also possible that our trademarks or domain names could infringe upon or otherwise violate the rights of third parties. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

     It may also be possible for third parties to copy or otherwise obtain and use our course materials or technology without our permission or to develop similar courseware or technology independently. Additionally, our agreements with employees, consultants and others participating in product and service development may be breached. We may not have adequate remedies for any breach and our trade secrets may become known or independently developed by competitors.

EMPLOYEES


     As of May 31, 2000, we had 385 employees. Of these employees, there were 91 in content development, 77 in multimedia development, 85 in sales and marketing, 34 in research and development, 23 in Web delivery and customer support and 75 in support services. We believe that we maintain good relations with our employees. None of our employees are members of organized labor groups.


FACILITIES


     We currently sublease from Press over 29,000 square feet of space in Rochester, New York, which we utilize for our corporate headquarters. By the end of 2000, Press may also sublease to us approximately 30,000 square feet of additional space at the same Rochester facility. We also currently sublease space in Rochester for our multimedia design group. We also sublease a 4,000 square foot West Coast sales office in Redmond, Washington from Press. For more information on our subleases with Press, see "Related Party
Transactions -- Subleases." We believe that our facilities are adequate to meet our current needs.


LEGAL PROCEEDINGS


     We are not a party to any material legal proceedings.

"zdu.com" and "zduniversity.com" that extends until February 2003. We intend to make a significant investment to build our new Element K brand and corporate identity.

     It is possible that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and could hurt our business. It is also possible that our trademarks or domain names could infringe upon or otherwise violate the rights of third parties. The regulation of domain names in the United States and in foreign countries is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

     It may also be possible for third parties to copy or otherwise obtain and use our course materials or technology without our permission or to develop similar courseware or technology independently. Additionally, our agreements with employees, consultants and others participating in product and service development may be breached. We may not have adequate remedies for any breach and our trade secrets may become known or independently developed by competitors.

EMPLOYEES


     As of May 31, 2000, we had 385 employees. Of these employees, there were 91 in content development, 77 in multimedia development, 85 in sales and marketing, 34 in research and development, 23 in Web delivery and customer support and 75 in support services. We believe that we maintain good relations with our employees. None of our employees are members of organized labor groups.


FACILITIES


     We currently sublease from Press over 29,000 square feet of space in Rochester, New York, which we utilize for our corporate headquarters. By the end of 2000, Press may also sublease to us approximately 30,000 square feet of additional space at the same Rochester facility. We also currently sublease space in Rochester for our multimedia design group. We also sublease a 4,000 square foot West Coast sales office in Redmond, Washington. For more information on our subleases with Press, see "Related Party Transactions -- Subleases." We believe that our facilities are adequate to meet our current needs.


LEGAL PROCEEDINGS


     We are not a party to any material legal proceedings.


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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names of our directors, executive officers and other key management personnel and their respective ages and positions as of March 31, 2000, were as follows:


NAME                                   AGE                           POSITION
----                                   ---                           --------
Bruce Barnes.........................   38    Chief Executive Officer and Director
Terence Nulty........................   44    President and Director
Howard Cohen.........................   32    Executive Vice President and Chief Financial Officer
Paul Krause..........................   31    Executive Vice President, Development and Operations
Lance D'Amico........................   31    Vice President, Secretary and General Counsel
William Byron Concevitch.............   42    Senior Vice President, Sales
Daniel Cleveland.....................   36    Vice President, Strategic Relationships
Christopher Harte....................   39    Vice President, Web Development
Paul Ameden..........................   34    Vice President, Professional Services
Lynette Sharp........................   37    Vice President, Corporate Telesales
Lesley Darling.......................   32    Chief Learning Officer
William Jacques......................   38    Controller
Bruce Wasserstein....................   51    Chairman of the Board of Directors
Anup Bagaria.........................   27    Director
Robert Fogelson......................   31    Director
Ellis Jones..........................   46    Director
Thomas Unterman......................   55    Director


  Executive Officers


     Bruce Barnes has been our Chief Executive Officer since March 2000 and a director since February 2000. He has also been Chief Executive Officer of Press since March 2000 and a director of Press since February 2000. From February 1997 until March 2000, he was a managing director of Wasserstein Perella and a senior member of its merchant banking group since September 1998. He was Executive Vice President of Ziff Brothers Investments, L.L.C., a private investment company, from January 1995 to June 1996. Prior to that, Dr. Barnes worked at Ziff Communications Company, the holding company for a predecessor of Ziff-Davis, as Senior Vice President and Chief Financial Officer from September 1993 to December 1994 and as Vice President and Special Assistant to the Chairman from November 1992 to September 1993. He received a Ph.D. in economics from the University of Pennsylvania.



     Terence Nulty has been our President and a director since February 2000. He has also been President and a director of Press since February 2000. He was President of ZD Education from April 1999 to February 2000. Mr. Nulty joined ZD Education in 1996 as General Manager of the ZD Education Training Center. In 1998, Mr. Nulty was promoted to Vice President and General Manager of the Courseware Publishing Division. In January 1999, he assumed the role of Vice President, Sales & Marketing for ZD Education. Prior to joining ZD Education, Mr. Nulty spent 15 years with Eastman Kodak in a variety of sales, marketing and staff positions, both domestic and international. His last position at Kodak was Regional Manager for business technology products. Prior to Kodak, Mr. Nulty held the position of marketing representative for IBM Corporation.


     Howard Cohen has been our Executive Vice President and Chief Financial Officer since February 2000. He has also been Executive Vice President and Chief Financial Officer of Press since February 2000. He was Vice President, Finance from the time he joined ZD Education in October 1998 to February 2000. Prior to joining ZD Education, Mr. Cohen held the position of Chief Financial Officer of

PBC, Inc., a major operator of commercial bakeries on the East Coast. Previously, Mr. Cohen held various accounting and finance positions at Ernst & Young LLP since 1990. His last position with Ernst & Young was Manager in the Financial Advisory Services Group where he provided various financial consulting services to middle market companies.

     Paul Krause has been our Executive Vice President, Development and Operations since February 2000. He was Vice President of Publishing and Operations of ZD Education from July 1999 to February 2000. Mr. Krause joined ZD Education in 1996 as Director of Operations and Business Management. In 1998, Mr. Krause was promoted to Business Manager for the courseware publishing division and later that year Mr. Krause assumed responsibility for interactive product development. In January 1999, Mr. Krause was promoted to Vice President, and transferred to the Financial Services Group where he headed the Financial Planning function. Prior to joining ZD Education, Mr. Krause held various financial, information systems and operational positions for General Railway Signal.

     Lance D'Amico has been our Vice President, Secretary and General Counsel since March 2000. He has also been Vice President, Secretary and General Counsel of Press since March 2000. From 1994 until March 2000, Mr. D'Amico was an attorney at Cravath, Swaine & Moore in New York City where he focused on mergers and acquisitions and corporate finance transactions.


     William Byron Concevitch has been our Senior Vice President, Sales since June 2000. From 1993 to June 2000, Mr. Concevitch held numerous positions with ExecuTrain, including Vice President of Sales and Chief Learning Officer. At ExecuTrain, Mr. Concevitch was responsible for developing and implementing ExecuTrain's web-delivered training strategies and designing the ExecuTrain Virtual Classroom. Prior to joining ExecuTrain, Mr. Concevitch was affiliated with the Dale Carnegie Training organization. Mr. Concevitch is the creator of Mindset Marketing: A Proven System To Sell to High-Level Decision Makers, and the author of the soon to be published book "Increasing the Odds: Sales Is Not A Numbers Game."



     Daniel Cleveland has been Vice President, Strategic Relationships since December 1998. Mr. Cleveland joined ZD Education in 1992 and has held the positions of West Region Sales Manager, Director of Business Development and Director and General Manager of Internet Technology Sales. Prior to 1992, Mr. Cleveland held the position of Account Consultant with Aetna Capital Management.



     Christopher Harte has been our Vice President, Web Development since February 2000. From April 1999 until February 2000 he was the Practice Manager and Principal Consultant for the Custom Software Solutions practice at Questra Corporation and from November 1998 to April 1999 he was the Resource Manager of Questra's Northeast IT Division. From 1997 to November 1998, he worked at Danka Business Systems PLC and was responsible for infrastructure and client support. Prior to that he worked at Eastman Kodak Company for approximately fourteen years in various management and implementation positions in software development and business re-engineering.



     Paul Ameden has held the position of Vice President, Professional Services since April 2000. From February 1996 to April 2000, Mr. Ameden was director of Professional Services for Questra Corporation's Customer Relationship Management Practice and was responsible for developing service delivery capability for package based software implementation. From 1988 to February 1996, Mr. Ameden held numerous positions at Eastman Kodak Corporation.


     Lynette Sharp has been our Vice President, Corporate Telesales since February 2000. Previously, Ms. Sharp was Director of Agent Sales & Distributor Management for Matrix Telecom from 1997 to 1999. Prior to that, at Citizens Communications she held the positions of Vice President, Indirect Sales and Vice President, Directory & Consumer Services from 1995 to 1997. Prior to that, she spent ten years with ACC Corporation in various sales leadership positions of increasing responsibility. Her last position at ACC Corporation was Director, Carrier Services.

     Lesley Darling has been our Chief Learning Officer since March 2000. For the past eight years Ms. Darling has held various positions of increasing responsibility at ZD Education, including Senior Systems Instructor, Training Manager, Director of Instructional Development and Director of On-line
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

Education. Ms. Darling has researched, developed and presented seminars worldwide on instructional quality and methodology.

     William Jacques has been our Controller since March 2000. Previously, Mr. Jacques held the positions of Director of Internal Audit of Ziff-Davis from May 1998 and Financial Director - Europe of Ziff-Davis' Marketing Intelligence Division from September 1992 until May 1998. Prior to that, Mr. Jacques held various internal and external auditing positions including Internal Auditor with Norton Company, a division of Saint-Goabin and Senior Auditor at Ernst & Whinney.

  Directors


     Bruce Wasserstein is Chairman and Chief Executive Officer of Wasserstein Perella Group, Inc. He has been Chairman of the Board of Directors of Element K Corporation since February 2000. He is currently the Chairman of the Board of Directors of Press, law.com, American Lawyer Media and American Lawyer Media Holdings, and is also a director of other private companies. Before establishing Wasserstein Perella in 1988, Mr. Wasserstein was Co-Head of Investment Banking at The First Boston Corporation and a Managing Director and Member of its Management Committee.



     Anup Bagaria is a Managing Director of Wasserstein Perella and a member of the firm's Merchant Banking Group. He has been a director of Element K Corporation since March 2000. Mr. Bagaria also currently serves on the Board of Directors of Press, American Lawyer Media, American Lawyer Media Holdings and law.com. Mr. Bagaria joined Wasserstein Perella in 1993.



     Robert Fogelson is a Vice President of Wasserstein Perella and is a member of Wasserstein Perella's Merchant Banking Group. He has been a director of Element K Corporation since February 2000. He is also a director of Press. Mr. Fogelson joined Wasserstein Perella in September 1998. From 1993 to 1998, Mr. Fogelson was an attorney at Cravath, Swaine & Moore in New York City where he focused on mergers and acquisitions and corporate finance transactions.



     Ellis Jones is a Managing Director of Wasserstein Perella and President of Wasserstein Perella Asset Management, which includes the firm's merchant banking and venture capital groups. He has been a director of Element K Corporation since February 2000. He is also a director of Press. Prior to joining Wasserstein Perella in February 1995, Mr. Jones was Managing Director, corporate finance, and head of the Los Angeles office at Salomon Brothers from 1988 to 1994. Before that period, he was a vice president in investment banking at The First Boston Corporation.



     Thomas Unterman has been Managing Partner of the Rustic Canyon Group, which is the General partner of TMCT Ventures, L.P., since September 1999. He has been a director of Element K Corporation since February 2000. He is also a director of Press, CitySearch Inc., Ticketmaster CitySearch Online Inc. and Hollywood, Inc. He served as Executive Vice President and Chief Executive Officer of The Times Mirror Company from January 1998 to December 1999 and as Senior Vice President and Chief Financial Officer from August 1995 to January 1998. From January 1995 to August 1995, Mr. Unterman was a Senior Vice President and General Counsel and, from September 1992 to February 1995, was Vice President and General Counsel of The Times Mirror Company.


  Shared Officers with Press

     As noted above, Messrs. Barnes, Nulty, Cohen and D'Amico are officers of Press as well as our company. Press reimburses us for a proportionate share of the total compensation expense of these officers based on the approximate percentage of their time devoted to Press.

  Board of Directors

     Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. For further information on our classified board, see "Description of Capital Stock and

Membership Units -- Anti-takeover effects of provisions of Delaware Law and Element K Corporation's certificate of incorporation and bylaws."



     As a result of its ownership of 100% of our Class B common stock, Wasserstein Perella controls a majority of the voting power in our company, and therefore controls the election of our board of directors.


     Section 145 of the Delaware General Corporation Law allows us to indemnify officers, directors and any corporate agents under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated by-laws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us, among other things, to indemnify them to the fullest extent permitted by Delaware law against certain liabilities that may arise because of their status or service as directors and executive officers. We have also purchased directors and officers liability insurance, which provides coverage against liabilities, including liabilities under the Securities Act.

  Compensation of Directors

     No director currently receives cash compensation for services rendered as a director. Directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Non-employee directors will be eligible for participation in Element K's 2000 Non-Employee Director Stock Option Plan.

  Committees of the Board of Directors

     Prior to or shortly after the completion of the offering, we will establish an audit committee of the board of directors which will consist solely of three or more independent directors. In addition, we will adopt an audit committee charter. The audit committee will review, act on and report to the board of directors with respect to various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

     We will also establish a compensation committee of the board of directors which will consist of at least two independent directors. The compensation committee will determine the salaries and incentive compensation of our officers and provide recommendations for the salaries and incentive compensation of our other employees and consultants. The compensation committee will also administer the 2000 Stock Option Plan and the 2000 Non-Employee Director Stock Option Plan.

  Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 1999, we had no compensation committee interlocks. Decisions regarding compensation for 1999 were made by Ziff-Davis. Following the completion of the offering, compensation decisions will be made by our compensation committee.

EXECUTIVE COMPENSATION


     During 1999, Messrs. Nulty, Cohen and Krause were employees of Ziff-Davis and were compensated by Ziff-Davis. Messrs. Barnes and D'Amico were hired in 2000. As a result, none of our named executive officers have reportable compensation from us for 1999.


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

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

  Severance Arrangements

     We have entered into severance agreements with Messrs. Nulty, Cohen and Krause providing that if their employment is terminated without cause or if they leave with good reason they will receive one year's base salary. Under the terms of the Element K limited liability company agreement, in the event of a termination without cause, Messrs. Barnes, Nulty, Cohen and Krause would be entitled to 12 months of accelerated vesting with respect to their underfunded membership units in Element K, or following a change of control, accelerated vesting of all their respective unvested underfunded membership units in Element
K. For further details, see "-- Underfunded Membership Units in Element K".

  Employee Agreements


     Under an employment agreement dated March 21, 2000, Lance D'Amico became Vice President, Secretary and General Counsel of Element K Corporation, Element K and Press. The employment agreement provides that Mr. D'Amico's combined annual base salary will be $175,000 and he will be eligible for a $25,000 performance bonus based on the financial results of the companies. Mr. D'Amico also received an interest-free loan to cover his expenses in relocating to Rochester, New York. This loan will be forgiven 25% on each anniversary of the date he commenced employment.



     Under the 2000 Stock Option Plan, Mr. D'Amico was granted 35,000 options to acquire shares of our Class A common stock for $4.00 per share. Mr. D'Amico was also granted 28,000 options to acquire shares of the common stock of Press for $4.00 per share. Mr. D'Amico's options have a 10-year exercise period and vest 25% upon the first anniversary of the date of grant and 6.25% upon the end of each calendar quarter thereafter. In the event Mr. D'Amico's employment is terminated without cause or he leaves for good reason he will receive one year's base salary and his relocation loan will be forgiven. In addition, if Mr. D'Amico's employment is terminated without cause or he leaves for good reason following a change in control, all his unvested options will immediately vest and remain exercisable for the remainder of their term.


STOCK OWNERSHIP OF OUR DIRECTORS AND EXECUTIVE OFFICERS


     Our directors and executive officers purchased and currently own
membership units in Element K convertible into           shares of our Class A
common stock. Holders of membership units in Element K will generally be allocated profits and losses pro rata as owners of interests in Element K. In addition, some or all of our executive officers and directors may purchase shares of our Class A common stock in the offering from the shares reserved for our employees, directors, affiliates, and other individuals whom we feel have contributed to the success of our company. At the time of completion of the offering, no director or executive officer will own or have Element K membership
units convertible into, or options to purchase in excess of,      % of our Class
A common stock. For more information, see "-- 2000 Stock Option Plan" and
"-- Underfunded Membership Units in Element K."


2000 STOCK OPTION PLAN


     Element K adopted the 2000 Stock Option Plan on February 10, 2000. The purpose of the plan is to provide additional incentive to our officers, key employees, non-employee directors and consultants and those of our subsidiaries and affiliates whose substantial contributions are essential to the continued growth and success of our business. Nonqualified stock options may be granted under the plan to our officers, key employees, non-employee directors and consultants or to those of our subsidiaries or affiliates. Employees of Press have been granted options under the plan.


     The plan, which is administered by the compensation committee of our board of directors, provides for the grant of nonqualified stock options. We have reserved up to 10% of the number of shares of our outstanding Class A common stock for issuance under the plan.

     The option exercise price of a stock option granted under the plan is determined by the compensation committee at the time the option is granted. Stock options are exercisable at the times and upon the conditions that the compensation committee may determine. Options granted under the 2000 Stock Option Plan generally vest 25% upon the first anniversary of the date of grant and 6.25% upon the end of each calendar quarter thereafter. The compensation committee may accelerate the exercisability of any stock option or portion thereof at any time, including following a change in control. Generally, the exercise period will be determined by the compensation committee, but the exercise period may not exceed ten years from the date of grant. The option exercise price must be paid in full at the time of exercise, and is payable in cash, or, at the discretion of the compensation committee and upon such terms as they may approve, by transferring shares to us or by a cashless exercise procedure. If a stock option granted under the plan expires or is terminated for any reason, the shares of Class A common stock underlying the stock option will again be available for purposes of the plan.



     Subject to the approval of the compensation committee, a participant may transfer any of the stock options granted to the participant under the plan to members of his or her immediate family or household, including his or her children, grandchildren and spouse or to trusts for the benefit of the family members or to partnerships in which such family members are the only partners, provided that no transfer is made for consideration and the transferee agrees in writing to be bound by all provisions of the plan.


     If a participant's employment or service terminates for any reason, the participant may generally only exercise his or her stock options that are exercisable at the time of termination for 60 days after the termination date. A stock option may not be exercised after it expires.

     Our board of directors may modify or terminate the plan at any time, but the rights and obligations under any stock option granted before any amendment of the plan may not be materially impaired by any amendment, except with the consent of the participants.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     Element K adopted the 2000 Non-Employee Director Stock Option Plan on
            , 2000. The Director Plan authorizes the grant of options to purchase up to 150,000 shares of Class A common stock to non-employee directors of Element K Corporation, other than those affiliated with Wasserstein Perella and the co-investor group. No options have been granted to date under the Director Plan.


UNDERFUNDED MEMBERSHIP UNITS IN ELEMENT K

     Messrs. Barnes, Nulty, Cohen and Krause have each been granted underfunded membership units in Element K. Underfunded membership units are designed to be economically similar to stock options. The holders of the underfunded membership units will generally be allocated profits and losses pro rata as owners of profit interests in Element K. Each underfunded membership unit may be exchanged for one share of our Class A common stock upon payment of the underfunded portion of the units. The underfunded membership units vest according to the following schedule: 25% upon the first anniversary of the date of grant and 6.25% upon the end of each calendar quarter thereafter. The vesting of each of these executives' underfunded membership units depends upon the executive's continued employment with us. In the event that the holder is terminated without cause, the holder will be entitled to 12 months of accelerated vesting with respect to the holders' underfunded membership units. In the event the holder is terminated without cause following a change of control, all of the holder's unvested underfunded membership units will immediately vest. The holders of the underfunded membership units are subject to a one-year noncompetition obligation with us following termination of employment and a one-year prohibition on soliciting our employees or customers.

     In connection with some significant corporate transactions, the underfunded membership units will be cancelled and the holders of these units will be granted options to purchase shares of our Class A common stock with a fair market value substantially equivalent to the fair market value of the cancelled underfunded membership units prior to their cancellation. If USEP exercises its right to require the conversion of all underfunded membership units either into shares of our Class A common stock on a one-for-one basis or into shares of common stock of a holding company of Element K Corporation, the underfunded membership units will be converted into restricted shares of stock of the relevant company upon payment of the underfunded portion of the units.


     We may grant additional underfunded membership units to executive officers in the future.

GRANT OF STOCK OPTIONS AND UNDERFUNDED MEMBERSHIP UNITS

     The following grants of stock options and underfunded membership units have been made:


                                                                NUMBER       NUMBER OF
                                                              OF SHARES     UNDERFUNDED
                                                              UNDERLYING    MEMBERSHIP
NAME AND PRINCIPAL POSITION                                    OPTIONS         UNITS
---------------------------                                   ----------    -----------
Bruce Barnes................................................         --        500,000
  Chief Executive Officer
Terence Nulty...............................................         --        250,000
  President
Paul Krause.................................................         --        150,000
  Executive Vice President, Development and Operations
Howard Cohen................................................         --        150,000
  Executive Vice President and Chief Financial Officer
Lance D'Amico...............................................     35,000             --
  Vice President, Secretary and General Counsel
Executive Group.............................................     35,000      1,050,000
Non-Executive Director Group................................                         0
Non-Executive Officer Employee Group........................    937,700             --
Employees of Press..........................................    134,800              0

                           RELATED PARTY TRANSACTIONS

     In this section we summarize the material provisions of agreements entered into by Element K, Press, Content and our founding equity investors and other related parties. We have included the agreements summarized below as exhibits to the registration statement of which this prospectus is a part, and we urge you to read these agreements in their entirety because the agreements, and not these summaries, contain the full responsibilities of the parties to the agreements.

OUR RELATIONSHIP WITH WASSERSTEIN PERELLA


     Wasserstein Perella is an international investment banking firm that owns 100% of our Class B common stock and is the general partner of USEP, a private equity investment fund. Prior to the offering, Wasserstein Perella controlled Element K through USEP's ownership interest in Element K and controlled Element K Corporation through its ownership of Element K Corporation's Class B common stock. After the offering, Wasserstein Perella will control Element K through its control of Element K Corporation, which is the sole manager of Element K. Bruce Wasserstein, Ellis Jones, Anup Bagaria and Robert Fogelson, four of our directors, are employed by Wasserstein Perella. Bruce Barnes, our CEO and a director, was employed by Wasserstein Perella until March 2000.


  Financial Advisory Services Agreement


     Element K entered into a financial advisory services agreement with Wasserstein Perella for so long as funds controlled by Wasserstein Perella or any of its affiliates control, directly or indirectly, at least 10% of the outstanding equity interests of Element K. This agreement may be terminated by Wasserstein Perella at any time upon thirty days written notice. In return for assisting management to develop and implement operating, marketing and financial performance strategies, Wasserstein Perella receives an annual fee of $500,000 per year, plus expenses, payable quarterly. We have agreed to indemnify Wasserstein Perella under the terms of the contract.


  Engagement Letter


     Element K entered into an engagement letter with Wasserstein Perella in which Wasserstein Perella agreed to provide consulting and advisory services in connection with the transactions related to Element K's acquisition of our business from Ziff-Davis. Wasserstein Perella received a fee of $586,684 from Element K and $250,000 from Content and was reimbursed for its out-of-pocket costs and expenses in connection with these services. We have agreed to indemnify Wasserstein Perella under the terms of the contract.


ELEMENT K CONTENT ACQUISITION


     Content was established to create, develop and acquire for or license content to Element K and Press. Element K contributed $6.2 million in cash for a 95% common equity interest in Content. Press contributed $20 million in cash for preferred equity interests and $325,000 in cash for a 5% common equity interest in Content. In connection with the offering, Element K is acquiring all of the Content membership interests that it does not already own from Press for $25 million.


INTERCOMPANY AGREEMENTS

  Subscription Agreement


     Element K Corporation and Wasserstein Perella entered into a subscription agreement in which Wasserstein Perella purchased one share of Class B common stock for $1,000. Element K Corporation used the proceeds from this subscription to acquire 250 membership units in Element K. On all matters submitted to a vote of the stockholders of Element K Corporation, Wasserstein Perella, as the holder of the Class B common stock, may vote, in person or by proxy, the aggregate number of votes equal to 250 plus the number of membership units held by all members of Element K other than Element K Corporation, representing 60.7% of the voting power.


  Content License Agreement

     Element K and Press have entered into a license agreement under which Press pays a monthly royalty fee for an exclusive right to use the content created by Element K in developing, marketing and providing printed training materials and live instructor-led classroom training. If the content is not subject to a third party royalty, Element K receives 25%, 15% and 10% of revenues derived from sales of computer professional material, desktop applications material and journal content, respectively. If licensed content is subject to a third party royalty, Press pays Element K the third party royalty due plus 10% of the revenue derived from sales of the materials. Element K may not terminate this agreement for ten years.

  Trademark License Agreement

     Element K has granted Press a royalty-free license to use Element K's trademarks to conduct, promote and market Press' business, subject to quality control and other related provisions. The agreement has a ten-year term and subsequently is renewable annually for one-year terms. This agreement allows Press to include the Element K logo and trademark on its various print products, which reach a wide audience of corporate learning decision makers and professionals.

  Reseller Agreement

     Press and Element K have entered into a reseller agreement in which each appointed the other an independent, nonexclusive authorized reseller for one another's products. For purposes of the agreement, Element K's products include subscriptions to its online courses and its CD-ROM and intranet-based learning products, and Press's sole product is IT print courseware. The agreement provides that Press will sell its printed courseware to Element K at a price equal to the most favorable price available to an unaffiliated third party, plus shipping. Press has agreed to fulfill and ship all orders for Element K, including orders from students in our eILT courses. The agreement also provides for commissions equal to 30% of gross revenue generated by Press's telesales of Element K's online course offerings and by Element K's direct sales team's sales of Press's print courseware. The agreement has a ten-year term and subsequently is renewable annually for one-year terms.

  Shared Services Agreement


     Element K and Press have entered into a shared services agreement with Content which provides that Content will provide accounting, financial reporting, human resources, facilities and information systems services to both companies. Element K and Press have no obligation to continue to use any of the services and may discontinue any of the services subject to customary notice provisions. Depending upon the service provided, Element K and Press will pay Content fees equal to its pro rata share of the total cost of the applicable service based on employee headcount or its proportionate share of aggregate revenue. The agreement has a ten-year term and subsequently is renewable annually for one-year terms.


  Press Credit Facility


     Press has a revolving credit facility which has been secured by a pledge by USEP and the other founding equity investors of their equity interests in Element K. If a default occurs under this credit facility, the lenders have the right to foreclose on the membership interests of USEP and the other founding equity investors and then liquidate those equity interests, but, the lenders will have no security interest in or right to foreclose on any of our assets or any of the Class A common stock issued in the offering.

  Subleases


     Press has entered into subleases with Element K for space in buildings located at the Canal View Office Park, Rochester, New York. The subleases expire on January 30, 2008. Element K has two renewal options of five years each under the respective subleases. In addition to base rent, Element K is required to pay its proportionate share of utility services, repair and maintenance services and real estate taxes to Press. We believe that our existing facilities are adequate to meet our current needs and that suitable additional or substitute space will be available on commercially reasonable terms when needed. Press has entered into an agreement under which our primary landlord will build a new facility to house Press' training center, and Press will sublease to us the space its training center currently occupies. We also sublease a 4,000 square foot sales office in Redmond, Washington from Press.


OTHER TRANSACTIONS

  Registration Rights


     We have granted registration rights in connection with the membership interests in Element K purchased by our founding equity investors. These registration rights provide, subject to various limitations, that at the request of USEP or of a majority of our other founding equity investors, we will use our reasonable efforts to effect the registration under applicable federal and state securities laws of any Class A common stock of Element K Corporation held by them or issuable to them in exchange for membership units in Element K. After the offering, our founding equity investors will have the right, subject to certain limitations, to include the Class A common stock of Element K Corporation issuable in exchange for their membership units in Element K in registrations of securities that we initiate on our own behalf or on behalf of other stockholders. These registration rights are subject to and may not be used to override or circumvent the lock-up agreements referred to in the "Underwriting" section of this prospectus.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our Class A common stock as of March 31, 2000 by:

     - the expected beneficial owners of at least 5% of our Class A common stock upon completion of the offering;

     - each of our directors and named executive officers; and

     - our directors and executive officers as a group.


                                        NUMBER OF SHARES          % OF SHARES
                                      BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED     % OF VOTING POWER
                                      ---------------------   -------------------   -------------------
                                       BEFORE       AFTER      BEFORE     AFTER      BEFORE     AFTER
STOCKHOLDER                           OFFERING    OFFERING    OFFERING   OFFERING   OFFERING   OFFERING
-----------                           ---------   ---------   --------   --------   --------   --------
Wasserstein Perella Group,
  Inc.(2)...........................
U.S. Equity Partners, L.P.
  (USEP)(3).........................
U.S. Equity Partners, L.P.
  (Offshore)(4).....................
TMCT Ventures, L.P.(5)..............
HCL Corp.(6)........................
BancAmerica Capital Investors II,
  L.P.(7)...........................
Bruce Barnes........................
Terence Nulty.......................
Paul Krause.........................
Howard Cohen........................
Lance D'Amico.......................
Bruce Wasserstein...................
Anup Bagaria........................
Robert Fogelson.....................
Ellis Jones.........................
Thomas Unterman.....................
Directors and executive officers as
  a group (10 persons)(8)...........


---------------
 *  Represents less than 1%.


 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, limited by community property laws where applicable. Shares of Class A common stock underlying outstanding membership units in Element K that are currently exchangeable into Class A common stock or exchangeable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such membership units for the purpose of computing the percentage ownership. There are no shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of the date of this prospectus. There are no underfunded membership units exchangeable into Class A common stock within 60 days of the date of this prospectus.



 (2) Includes one share of Class B common stock held by WP Management Partners, L.L.C., Wasserstein Perella Group, Inc. is a private company that, indirectly owns 100% of WP Management Partners, L.L.C., which is the sole general partner of U.S. Equity Partners, L.P. and U.S. Equity Partners, L.P. (Offshore). As a result, Wasserstein Perella Group, Inc., may be deemed the indirect beneficial owner of the membership units in Element K held by U.S. Equity Partners, L.P., (USEP) and U.S. Equity Partners, L.P., (Offshore), and the one share of Class B common stock held by WP Management Partners, L.L.C. The address of Wasserstein Perella Group, Inc. is 31 West 52nd Street, New York, New York 10022.


 (3) The address of U.S. Equity Partners, L.P. (USEP) is c/o Wasserstein Perella, 320 Park Avenue, New York, New York 10022.

 (4) The address of U.S. Equity Partners, L.P. (Offshore) is c/o Wasserstein Perella, 320 Park Avenue, New York, New York 10022.


 (5) TMCT Ventures, L.P. is a limited partnership, of which Rustic Canyon Partners LLC is the general partner. Mr. Thomas Unterman is the managing member of Rustic Canyon Partners LLC. The address of TMCT Ventures, L.P. is 2425 Olympic Boulevard, Suite 6050 West, Santa Monica, California 90404.



 (6) HCL Corp. is a wholly owned subsidiary of Highfields Capital Ltd., an investment fund organized under the laws of the Cayman Islands. The address of HCL Corp. is c/o Highland Capital Corp., 200 Clarendon Street, Boston, Massachusetts 02117.



 (7) The general partner for BancAmerica Capital Investors II, L.P. is BancAmerica Capital Management II, L.P., whose general partner is BACM II G.P., L.L.C. The limited partnership interest of BancAmerica Capital Investors II, L.P., is 100% owned by BA Equity Investors Inc., which is 100% owned by Bank of America Corporation, a public company. The address of BankAmerica Capital Investors II, L.P. is c/o Bank of America, 231 South LaSalle Street, Chicago, Illinois 60697.



 (8) Includes        shares of Class A common stock underlying outstanding
     membership units in Element K that are currently exchangeable into Class A common stock or exchangeable within 60 days of the date of this prospectus.
     Excludes        shares of Class A common stock issuable upon exchange of
     membership units in Element K that are not exchangeable into Class A Common Stock within 60 days following the date of this prospectus.



     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of Class A common stock offered by this prospectus
for employees, directors and business associates and related persons of Element K Corporation and its affiliates who have expressed an interest in purchasing shares of Class A common stock in the offering. Some of the officers and directors set forth above may acquire additional shares of Class A common stock in the offering through this program or otherwise. We refer you to "Underwriting."

               DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS


     The following description of our capital stock, Element K's membership units, provisions of our certificate of incorporation and by-laws and provisions of Element K's limited liability company agreement are only summaries. For a more detailed description, see Element K Corporation's certificate of incorporation and by-laws and Element K's limited liability company agreement, copies of which we have filed as exhibits to the registration statement of which this prospectus forms a part.



     The authorized capital stock of Element K Corporation consists of 150,000,000 shares of Class A common stock, par value $.01 per share, 1,000 shares of Class B common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share.



COMMON STOCK



     As of the completion of the offering, there will be 10,778,457 shares of Class A common stock issued and outstanding, excluding 825,000 shares to be issued if the underwriters exercise their over-allotment option. In addition, there will be one share of Class B common stock issued and outstanding and beneficially held of record by Wasserstein Perella.



     Voting rights. Holders of Class A common stock are entitled to one vote per share. The holder of Class B common stock is entitled to a number of votes per share equal to 250 plus the number of membership units held by all members of Element K other than Element K Corporation.


     Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding shares of preferred stock, the holders of our outstanding shares of Class A common stock and the holders of our outstanding shares of Class B common stock will vote together as one class on all matters on which stockholders are entitled to vote. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation must be approved by a majority of votes entitled to be cast by all holders of Class A common stock and Class B common stock, voting together as a single class, provided that amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of Class A common stock or Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class requires the approval of the holders of a majority of the common stock, voting together as a single class.

     Dividends. Holders of Class A common stock and Class B common stock will share equally on a per share basis, based on the number of shares of common stock held, in any dividend declared by the board of directors, but this right may be limited by any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (2) shares will be paid proportionally with respect to each outstanding share of Class A common stock and Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class.

     Conversion of Class B common stock. The one share of Class B common stock currently outstanding is convertible into 250 shares of Class A common stock at any time at the option of the holder.


     Other rights. In the event of any merger or consolidation of Element K Corporation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property, including cash. In this event, shares of each class of common stock with the conversion rights shall be calculated as if it were converted.

     Upon our liquidation, dissolution or winding up, after payment in full of debts and other liabilities of Element K Corporation and of the amounts required to be paid to holders of preferred stock, if any, all holders of our common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of our common stock with each share of Class B common stock being calculated as if it were converted into 250 shares of Class A common stock.


     No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

     Upon consummation of the offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of the offering, the board of directors will be authorized, without stockholder approval, to issue from time to time up to 50 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series. The specific matters that our board may determine include the following:

     - the designation of each series;

     - the number of shares of each series;

     - the rate of any dividends;

     - whether any dividends will be cumulative or noncumulative;

     - the terms of any redemption;

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

     - rights and terms of any conversion or exchange;

     - restrictions on the issuance of shares of the same series or any other series; and

     - any voting rights.


Upon the closing of the offering, there will be no shares of preferred stock outstanding. We have no present plans to issue any preferred stock. See
"-- Anti-takeover effects of provisions of Delaware law and Element K Corporation's certificate of incorporation and by-laws" for more information.


STOCK OPTIONS


     As of June 30, 2000, options to purchase a total of 1,107,500 shares of Class A common stock were outstanding. None of these options will be eligible for sale immediately following the completion of the offering because these options are generally not exercisable prior to February 10, 2001.



     We may not grant options exercisable into greater than        shares of
Class A common stock under the 2000 Stock Option Plan or greater than 150,000 shares of Class A common stock under the 2000 Non-Employee Direct or Stock Option Plan. We refer you to "Management -- 2000 Stock Option Plan" and "Shares Eligible for Future Sale."


LIMITATION ON LIABILITY OF DIRECTORS

     Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

     - for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against or directors and may discourage or deter stockholders or us from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us and our stockholders.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND ELEMENT K CORPORATION'S CERTIFICATE OF INCORPORATION AND BY-LAWS


     Some of the provisions of our certificate of incorporation and bylaws and
Section 203 of the Delaware General Corporation Law could have the following effects, among others:

     - delaying, deferring or preventing a change in control;

     - delaying, deferring or preventing the removal of our existing management;

     - deterring potential acquirors from making an offer to our stockholders;
       and

     - limiting our stockholders' opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

This could be the case, notwithstanding that a majority of our stockholders might benefit from such a change in control or offer. The following is a summary of these provisions.


     Classified board of directors. The directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one-third of the total number of directors. The term of the initial Class I directors will terminate on the date of the 2001 annual meeting; the term of the initial Class II directors will terminate on the date of the 2002 annual meeting; and the term of the initial Class III directors will terminate on the date of the 2003 annual meeting. At each succeeding annual meeting of stockholders, beginning in 2001, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in the class will hold office for a term that will coincide with the remaining term of that class, but a decrease in the number of directors will not shorten the term of any incumbent director.



     Directors, and not stockholders, fix the size of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event shall it consist of less than one nor more than 15 members.


     Board vacancies to be filled by remaining directors and not stockholders. Our certificate of incorporation and bylaws provide that any vacancies on our board of directors will be filled by the affirmative vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director. In any event, no vacancy shall be filled by our stockholders.

     Advance notice for stockholder proposals. Our bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions require that the stockholder must give written notice to us not less than 60 calendar days before the date our proxy statement was released to stockholders in connection with our previous year's annual meeting. Our bylaws provide that the notice must set forth specific information regarding the stockholder and each director nominee by the stockholder or other business proposed by the stockholder. Our bylaws provide that as long as USEP or Wasserstein Perella beneficially owns 30% or more of the combined voting power of the outstanding common stock, USEP and Wasserstein Perella are exempt from the foregoing provision.

     Under some circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed thereunder. By virtue of
its ownership of      % or more of our outstanding stock, Wasserstein Perella is in a position to elect to exclude us from the restrictions under Section 203. Currently, Wasserstein Perella has indicated to us that it has no intention to do so.

TRANSACTIONS WITH INTERESTED PARTIES

     Our certificate of incorporation includes provisions addressing potential conflicts of interest between us and USEP, Wasserstein Perella and each of their affiliates. In addition, our certificate of incorporation includes provisions regulating and defining our conduct as it may involve us, USEP and Wasserstein Perella and our and their subsidiaries, directors and officers. Our certificate of incorporation provides that no contract or transaction:

     - between us and USEP or us and Wasserstein Perella or any of their affiliates,

     - between us and any entity in which one or more of our directors or officers has a financial interest, which we refer to as a "related entity", or

     - between us and any of our directors or officers, USEP, any subsidiary of USEP, Wasserstein Perella, any subsidiary of Wasserstein Perella or any related entity shall be void or voidable solely because:

     - USEP, any affiliate of USEP, Wasserstein Perella, any affiliate of Wasserstein Perella, or any related entity, or any of each of their or our directors or officers are parties to the contract or transaction, or

     - any of those directors or officers is present at or participates in the meeting of the board of directors of committee of the board that authorizes the contract or transaction.

ELEMENT K MEMBERSHIP UNITS


     Interests in Element K are represented by membership units. Membership units of Element K are economically equivalent, except with regard to tax treatment, to shares of our Class A common stock. Under its limited liability company agreement, Element K is authorized to issue membership units designated as common units or preferred units, in multiple classes and with varying rights and preferences. Element K is also authorized to issue warrants, options and similar securities that are convertible into membership units. Immediately following the offering, there will be 27,399,169 Element K membership units
issued and outstanding,        of which will be beneficially owned by USEP,
               of which will be beneficially owned by the co-investors and 10,778,547 of which will be beneficially owned by Element K Corporation.



     Membership units (other than membership units owned by Element K Corporation) are exchangeable for shares of our Class A common stock on a one-for-one basis. If USEP and the co-investors exchanged their membership units immediately following the offering, they would collectively own approximately 60.7% of our outstanding Class A common stock (58.9% if the underwriters exercise their over-allotment option in full).



     The number of outstanding membership units owned by Element K Corporation will at all times equal the number of shares of Class A common stock. The net cash proceeds received by Element K Corporation from any issuance of shares of common stock, including due to the exercise of options issued under the 2000 Stock Option Plan, will be concurrently transferred to Element K in exchange for membership units equal in number to the number of shares of common stock issued by Element K Corporation.

     Under some circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed thereunder. By virtue of
its ownership of      % or more of our outstanding stock, Wasserstein Perella is in a position to elect to exclude us from the restrictions under Section 203. Currently, Wasserstein Perella has indicated to us that it has no intention to do so.

TRANSACTIONS WITH INTERESTED PARTIES

     Our certificate of incorporation includes provisions addressing potential conflicts of interest between us and USEP, Wasserstein Perella and each of their affiliates. In addition, our certificate of incorporation includes provisions regulating and defining our conduct as it may involve us, USEP and Wasserstein Perella and our and their subsidiaries, directors and officers. Our certificate of incorporation provides that no contract or transaction:

     - between us and USEP or us and Wasserstein Perella or any of their affiliates,

     - between us and any entity in which one or more of our directors or officers has a financial interest, which we refer to as a "related entity", or

     - between us and any of our directors or officers, USEP, any subsidiary of USEP, Wasserstein Perella, any subsidiary of Wasserstein Perella or any related entity shall be void or voidable solely because:

     - USEP, any affiliate of USEP, Wasserstein Perella, any affiliate of Wasserstein Perella, or any related entity, or any of each of their or our directors or officers are parties to the contract or transaction, or

     - any of those directors or officers is present at or participates in the meeting of the board of directors of committee of the board that authorizes the contract or transaction.

ELEMENT K MEMBERSHIP UNITS


     Interests in Element K are represented by membership units. Membership units of Element K are economically equivalent, except with regard to tax treatment, to shares of our Class A common stock. Under its limited liability company agreement, Element K is authorized to issue membership units designated as common units or preferred units, in multiple classes and with varying rights and preferences. Element K is also authorized to issue warrants, options and similar securities that are convertible into membership units. Immediately following the offering, there will be 16,620,462 Element K membership units
issued and outstanding,        of which will be beneficially owned by USEP,
               of which will be beneficially owned by the co-investors and of which will be beneficially owned by Element K Corporation.



     Membership units (other than membership units owned by Element K Corporation) are exchangeable for shares of our Class A common stock on a one-for-one basis. If USEP and the co-investors exchanged their membership units immediately following the offering, they would collectively own approximately 60.7% of our outstanding Class A common stock (58.9% if the underwriters exercise their over-allotment option in full).



     The number of outstanding membership units owned by Element K Corporation will at all times equal the number of shares of Class A common stock. The net cash proceeds received by Element K Corporation from any issuance of shares of common stock, including due to the exercise of options issued under the 2000 Stock Option Plan, will be concurrently transferred to Element K in exchange for membership units equal in number to the number of shares of common stock issued by Element K Corporation.

     Upon the completion of the offering, the terms of the Element K's limited liability company agreement provide that Element K Corporation will act as the manager of Element K. This will allow Element K Corporation to exercise considerable control over the business, policy and affairs of Element K, including authorization to elect board members and appoint the officers of Element K.



     Nevertheless, under the terms of the limited liability company agreement there are several provisions that may effect the direction of Element K and Element K Corporation that are beyond our control as manager of Element K. The limited liability company agreement contains provisions that allow USEP, in its discretion, to compel the holders of the outstanding membership units in Element K to exchange their units on a one-for-one basis into shares of Element K Corporation, having, to the extent possible, similar terms and conditions as the membership units exchanged. The limited liability company agreement also grants USEP the option to compel the sale of all or substantially all of Element K to a third party, whether by the sale of membership units, merger or similar transactions. Furthermore, provisions in both the limited liability company agreement and our certificate of incorporation permit USEP the right to compel Element K Corporation to cause a reorganization that would result in an exchange of all outstanding membership units in Element K and all shares of Element K common stock into capital stock of a newly formed holding company of Element K Corporation, on a one-for-one basis.


REGISTRATION RIGHTS


     We have granted registration rights to some of our stockholders and some holders of membership units in Element K relating to their shares of Class A common stock, Class B common stock or shares of Class A common stock issuable in exchange for their membership units in Element K, as applicable. These registration rights are subject to and may not be used to override and circumvent the lock-up agreements referred to in the "Underwriting" section of this prospectus. Registration of these securities under the Securities Act would result in those shares becoming freely tradeable by persons not affiliated with us. For a more complete explanation of these registration rights, please see "Related Party Transactions -- Registration Rights."


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is
          .

NASDAQ STOCK MARKET LISTING

     We have applied to list our Class A common stock on The Nasdaq Stock Market's National Market under the symbol "LMNK."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have outstanding 10,778,457 shares of Class A common stock and one share of Class B common stock, convertible into 250 shares of Class A common stock. The 5,500,000 shares (6,325,000 shares if the Underwriters exercise their over-allotment option in full) of Class A common stock to be sold in the offering will be freely tradable without restrictions or further registration under the Securities Act, except that shares purchased by our affiliates will be subject to the resale limitations of Rule 144. Neither the shares of Class A common stock issuable upon exchange of membership units in Element K nor upon conversion of the share of Class B common stock owned by USEP may be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act.


     In general, under Rule 144:

     - a person who has beneficially owned shares of Class A common stock as to which at least one year has elapsed since such shares were sold by us or by an affiliate in a transaction or chain of transactions not involving a public offering ("restricted securities"), or

     - an affiliate who holds shares of Class A common stock that are not restricted securities may sell, within any three-month period, a number of shares that does not exceed the greater of 1% of our Class A common stock then outstanding or the average weekly trading volume in the Class A common stock during the four calendar weeks preceding the date on which notice of the sale required under Rule 144 was filed. Sales under Rule 144 are also subject to provisions relating to the manner and notice of sale and availability of current public information about us.

     Affiliates must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of common stock that are restricted securities. Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from us or an affiliate, a holder of restricted securities who is not an affiliate at the time of the sale and has not been an affiliate at any time during the three months prior to the sale would be entitled to sell the shares without regard to the volume limitation and other conditions described above.

     Shares of Class A common stock reserved for issuance under the 2000 Stock Option Plan and the 2000 Non-Employee Director Stock Option Plan may be either authorized but unissued shares or treasury shares obtained by us through private market purchases. See "Management -- 2000 Stock Option Plan" and "-- 2000 Non-Employee Director Stock Option Plan." We intend to register under the Securities Act the shares of Class A common stock issuable upon the exercise of options granted pursuant to the 2000 Stock Option Plan and the 2000 Non-Employee Director Stock Option Plan.


     Prior to the offering, there has been no public market for our Class A common stock. Although we can make no prediction as to the effect, if any, that sales of Class A common stock by our existing stockholders would have on the market price of our Class A common stock, sales of substantial amounts of our Class A common stock or the availability of the shares for sale could adversely affect prevailing market prices.



     Our existing officers, directors and stockholders have agreed not to sell any shares of our Class A common stock for a period of 180 days after the date of this prospectus, except in limited circumstances. For further details on lock-ups, see "Underwriting."



     We have similarly agreed not to sell any shares of our Class A common stock for a period of 180 days after the date of this prospectus, except in limited circumstances. For further details on the black-out period, see "Underwriting."

                IMPORTANT UNITED STATES FEDERAL TAX CONSEQUENCES
                TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

     The following is a general summary of the material United States federal income and estate tax consequences of the purchase, ownership, and sale or other taxable disposition of the Class A common stock by any person or entity (a "non-U.S. Holder") other than:

     - a citizen or resident of the United States;

     - a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person; or

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

This summary does not address all tax considerations that may be relevant to non-U.S. Holders in light of their particular circumstances or to certain non-U.S. Holders that may be subject to special treatment under United States federal income or estate tax laws. This summary assumes that a non-U.S. Holder holds Class A common stock as a capital asset and has not acquired the Class A common stock in connection with the performance of services. This summary is based upon the Internal Revenue Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of Class A common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the Class A common stock.

DIVIDENDS

     Dividends paid to a non-U.S. Holder of Class A common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty unless:

     - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States; or

     - if a tax treaty applies, it is attributable to a United States permanent establishment of the non-U.S. Holder in which cases the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

     A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Class A common stock unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States;

     - in the case of a non-U.S. Holder who is an individual and holds the Class A common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other taxable disposition and certain other tests are met; or

     - the non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates.

ESTATE TAX

     Class A common stock owned or treated as owned by an individual non-U.S. Holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Dividends. United States backup withholding tax generally will not apply to dividends paid on the Class A common stock that are subject to the 30 percent or reduced treaty rate of United States withholding tax previously discussed. We must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence.

     Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of Class A common stock by a non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Class A common stock by a non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

     The U.S. Treasury Department has issued regulations generally effective for payments made after December 31, 2000 that will affect the procedures to be followed by a non-U.S. Holder in establishing such holder's status as a non-U.S. Holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the Class A common stock.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 2000, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc. and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of Class A common stock:


                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Chase Securities Inc. ......................................
Thomas Weisel Partners LLC..................................

                                                              ---------
     Total..................................................  5,500,000
                                                              =========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Class A common stock may be terminated.


     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 825,000 additional shares of our Class A common stock at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.


     The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and
to the selling group members at that price less a concession of $     per share.
The underwriters and the selling group members may allow a discount of $     per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.


                                                         PER SHARE                         TOTAL
                                               -----------------------------   -----------------------------
                                                  WITHOUT          WITH           WITHOUT          WITH
                                               OVERALLOTMENT   OVERALLOTMENT   OVERALLOTMENT   OVERALLOTMENT
                                               -------------   -------------   -------------   -------------
Underwriting Discounts and Commissions paid
  by us......................................      $               $            $               $
Expenses payable by us.......................      $               $            $               $



     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of Class A common stock being offered.



     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except for grants of stock options or stock awards pursuant to the terms of any plan in effect on the date of this prospectus; issuances of securities pursuant to the exercise of employee stock options outstanding on the date of this prospectus or employee stock purchases pursuant to the term of any plan in effect on the date of this prospectus; issuances of Class A common stock in connection with an exchange of membership units in Element K; issuances of Class A common stock in connection with a conversion of Class B common stock; issuances or securities of Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, in connection with any reorganization of Element K Corporation in accordance with the Element K liability limited company agreement described in this prospectus; and issuances of securities in connection with the acquisition of stock or assets of other companies so long as, in each case, the recipient of the securities agrees in writing to be bound by the restrictions outlined above.



     Our officers and directors and all our existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any such transaction is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. Officers, directors and existing stockholders will be permitted to pledge securities or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock as security in connection with the pledge agreement relating to the Press Credit Agreement both of which are dated February 10, 2000.


     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of our Class A common stock for our directors,
officers, employees and certain other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list the shares of Class A common stock on The Nasdaq Stock Market's National Market under the symbol "LMNK."

     Prior to the offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives, and may not reflect the market price for our Class A common stock that may prevail following the offering. We will consider, among others, the following principal factors in determining the initial public offering price:

     - the information in this prospectus and otherwise available to the representatives;

     - the market conditions for initial public offerings;

     - the history of and the prospects for the industry in which we compete;

     - our past and present operations;

     - our past and present earnings and current financial position;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of the offering.

     We can offer no assurance that the initial public offering price will correspond to the price at which our Class A common stock will trade in the public market subsequent to the offering or that an active trading market for our Class A common stock will develop and continue after the offering.


     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934.



     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.



     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares, which they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing share in the open market.



     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.



     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.



     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.



     A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in the offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.


     Thomas Weisel Partners, LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with the offering.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are effected. Accordingly, any resale of the Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by the Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Class A common stock to whom the Securities Act (British Columbia) applies, is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Class A common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A common stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and with respect to the eligibility of the Class A common stock for investment by the purchasers under relevant Canadian legislation.

                                 LEGAL MATTERS


     The legality of the Class A common stock offered in this prospectus and certain tax and other legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore provides legal services to Wasserstein Perella from time to time on various matters.


                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission under the Securities Act, with respect to our Class A common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. For further information on us and the Class A common stock, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement. You can inspect and copy the registration statement and the reports and other information we file with the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, NY 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address www.sec.gov.

     After the offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. We will fulfill these requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent accounting firm. We have applied to list our Class A common stock on The Nasdaq Stock Market's National Market. Reports, proxy statements and other information concerning us can be inspected at the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006. You may also inspect our SEC reports and other information at Nasdaq's Website at www.nasdaq.com.

                         INDEX TO FINANCIAL STATEMENTS


ELEMENT K CORPORATION
Report of Independent Public Accountants....................  F-3
Balance Sheet as of April 12, 2000..........................  F-4
Statement of Operations for the period from January 18, 2000
  (inception) through April 12, 2000........................  F-5
Statement of Stockholder's Deficit for the Period from
  January 18, 2000 (inception) through April 12, 2000.......  F-6
Statement of Cash Flows for the Period from January 18, 2000
  (inception) through April 12, 2000........................  F-7
Notes to Financial Statements...............................  F-8

ELEMENT K HOLDINGS LLC
Balance Sheet as of March 31, 2000 (Unaudited)..............  F-10
Statement of Operations and Members' Equity for the period
  from February 10, 2000 through March 31, 2000
  (Unaudited)...............................................  F-11
Statement of Cash Flows for the Period from February 10,
  2000 through March 31, 2000 (Unaudited)...................  F-12
Notes to Financial Statements (Unaudited)...................  F-13

ELEMENT K CONTENT LLC
Balance Sheet as of March 31, 2000 (Unaudited)..............  F-17
Statement of Operations and Members' Equity for the period
  from February 10, 2000 through March 31, 2000
  (Unaudited)...............................................  F-18
Statement of Cash Flows for the Period from February 10,
  2000 through March 31, 2000 (Unaudited)...................  F-19
Notes to Financial Statements (Unaudited)...................  F-20

ELEMENT K CORPORATION PREDECESSOR BUSINESS
Balance Sheet as of March 31, 1999 (Unaudited)..............  F-23
Statement of Operations and Division Deficit for the Three
  Months Ended March 31, 1999 (Unaudited)...................  F-24
Statement of Cash Flows for the Three Months Ended March 31,
  1999 (Unaudited)..........................................  F-25
Notes to Financial Statements (Unaudited)...................  F-26
Report of Independent Public Accountants....................  F-30
Balance Sheets as of December 31, 1998 and 1999.............  F-31
Statements of Operations and Division Deficit for the years
  ended December 31, 1997, 1998 and 1999....................  F-32
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-33
Notes to Financial Statements...............................  F-34

ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
Balance Sheet as of March 31, 1999 (Unaudited)..............  F-38
Statement of Operations and Division Equity for the period
  from January 1, 1999 through March 31, 1999 (Unaudited)...  F-39
Statement of Cash Flows for the Period from January 1, 1999
  through March 31, 1999 (Unaudited)........................  F-40
Notes to Financial Statements (Unaudited)...................  F-41
Report of Independent Public Accountants....................  F-44
Balance Sheets as of December 31, 1998 and 1999.............  F-45
Statements of Operations and Division Equity for the years
  ended December 31, 1997, 1998 and 1999....................  F-46
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-47
Notes to Financial Statements...............................  F-48

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Element K Corporation:

     We have audited the accompanying balance sheet of Element K Corporation (a Delaware corporation) (the Company, formerly WBT Corp.) as of April 12, 2000, and the related statements of operations, stockholder's deficit and cash flows for the period from January 18, 2000 (inception) through April 12, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Element K Corporation as of April 12, 2000, and the results of its operations and its cash flows for the period from January 18, 2000 (inception) through April 12, 2000 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

New York, New York
April 12, 2000

                             ELEMENT K CORPORATION

                                 BALANCE SHEET
                              AS OF APRIL 12, 2000

                                     ASSETS


ASSETS:
  Investment in Element K Holdings LLC......................  $1,000
                                                              ------
TOTAL ASSETS................................................  $1,000
                                                              ======


                     LIABILITIES AND STOCKHOLDER'S DEFICIT


LIABILITIES:
  Accounts payable and accrued liabilities..................  $ 10,000
                                                              --------

STOCKHOLDER'S DEFICIT:
  Class B Common Stock: $.01 par value; 1 share authorized;
     1 issued and outstanding...............................  $  1,000
  Accumulated deficit.......................................  $(10,000)
                                                              --------
Total stockholder's deficit.................................  $ (9,000)
                                                              --------
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT.................  $  1,000
                                                              ========


  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION

                            STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM JANUARY 18, 2000 (INCEPTION) THROUGH APRIL 12, 2000


OPERATING EXPENSES:
  General and administrative................................  $ 10,000
                                                              --------
     Loss from operations...................................  $(10,000)
PROVISION FOR INCOME TAXES:.................................        --
                                                              --------
     Net loss...............................................  $(10,000)
                                                              ========


  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION

                       STATEMENT OF STOCKHOLDER'S DEFICIT
    FOR THE PERIOD FROM JANUARY 18, 2000 (INCEPTION) THROUGH APRIL 12, 2000

                                                    CLASS B COMMON
                                                        STOCK                             TOTAL
                                                   ----------------    ACCUMULATED    STOCKHOLDER'S
                                                   SHARES    AMOUNT      DEFICIT         DEFICIT
                                                   ------    ------    -----------    -------------
Balance at January 18, 2000 (inception)..........    --      $   --     $     --        $     --
Initial contribution by stockholder..............     1       1,000           --           1,000
Net loss.........................................    --          --      (10,000)        (10,000)
                                                     --      ------     --------        --------
Balance at April 12, 2000........................     1      $1,000     $(10,000)       $ (9,000)
                                                     ==      ======     ========        ========

  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION

                            STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM JANUARY 18, 2000 (INCEPTION) THROUGH APRIL 12, 2000


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(10,000)
  Adjustments to reconcile net loss to net cash from
     operating activities:
     Accounts payable and accrued liabilities...............    10,000
                                                              --------
       Net cash from operating activities...................        --
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in Element K Holdings LLC......................  $ (1,000)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Contribution from stockholder.............................  $  1,000
                                                              --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................  $     --
CASH AND CASH EQUIVALENTS, beginning of period..............  $     --
                                                              --------
CASH AND CASH EQUIVALENTS, end of period....................  $     --
                                                              ========


  The accompanying notes to financial statements are an integral part of these statements.

                             ELEMENT K CORPORATION


                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 12, 2000

1. BASIS OF PRESENTATION


     Element K Corporation ("Element K Corporation" or the "Company"), a Delaware corporation, was formed on January 18, 2000 as WBT Corp. and subsequently changed its name to Element K Corporation. The Company, upon formation, issued one share of Class B common stock to WP Management Partners, LLC ("WP Partners") for $1,000. This share is convertible into 250 shares of Class A common stock. On February 10, 2000, Element K Corporation purchased 250 membership units in Element K Holdings LLC, representing a 0.001% ownership interest, for $1,000. This cost-method investment is reflected on the balance sheet as an Investment in Element K Holdings LLC. Element K Holdings LLC owns Element K LLC, which acquired Element K Corporation Predecessor Business on February 10, 2000. Element K Holdings LLC and Element K LLC are referred to collectively as "Element K." Element K is controlled by Wasserstein Perella Group, Inc.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents when initially purchased.

LONG-LIVED ASSETS

     The Company reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

                             ELEMENT K CORPORATION

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This standard is effective for all fiscal years beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on the financial statements of the Company.

SEGMENT REPORTING

     The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Company's chief operating decision maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Company has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Company's principal operating segment.

3. INCOME TAXES

     For the period from January 18, 2000 through April 12, 2000, the Company incurred taxable losses and generated approximately $10,000 of net operating loss carryforwards available to offset future taxable income. In accordance with SFAS No. 109, the Company recognized a deferred tax asset of approximately $3,400 primarily resulting from the above mentioned net operating loss carryforward. A full valuation allowance has been recorded related to the deferred tax asset as a result of management's uncertainty as to the realization of such asset. Accordingly, no net tax provision has been recorded. There are no other temporary differences.


4. STOCKHOLDER'S EQUITY


COMMON STOCK


     The authorized capital stock of Element K Corporation consists of 150,000,000 shares of Class A common stock, par value $.01 per share, and 1,000 shares of Class B common stock, par value $.01 per share. The holders of shares of Class A common stock and the holders of shares of Class B common stock will vote together as one class on all matters on which stockholders are entitled to vote. The one share of Class B common stock currently outstanding is convertible into 250 shares of Class A common stock at any time at the option of the holder.


PREFERRED STOCK

     The Board of Directors is authorized to issue up to an aggregate of 50,000,000 shares of $.01 par value preferred stock. The rights and characteristics of the preferred stock are at the discretion of the Board of Directors. As of April 12, 2000 there was no preferred stock outstanding.

5. PUBLIC OFFERING

     The Company plans to file a registration statement on Form S-1 with the Securities and Exchange Commission for a public offering of Class A common stock. The number of shares to be offered and the initial offering price will be determined at a future date. The Company intends to use the net proceeds of the offering to buy membership units in Element K and to acquire the remaining membership units in Content.

                             ELEMENT K HOLDINGS LLC



                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY


          FOR THE PERIOD FROM FEBRUARY 10, 2000 THROUGH MARCH 31, 2000


                                  (UNAUDITED)



NET REVENUES:
  Subscription revenues.....................................    $ 1,488,753
  Royalty revenues..........................................      1,525,135
  Other revenues............................................        209,119
                                                                -----------
TOTAL NET REVENUES..........................................      3,223,007
                                                                -----------
COST OF NET REVENUES:
  Cost of subscription revenues.............................        721,159
  Cost of royalty revenues..................................        179,006
  Cost of other revenues....................................         72,215
                                                                -----------
TOTAL COSTS OF NET REVENUES.................................        972,380
                                                                -----------
GROSS PROFIT................................................      2,250,627
                                                                -----------
OPERATING EXPENSES:
  Research and development..................................      2,026,551
  Selling and marketing.....................................      1,476,873
  General and administrative................................        767,171
  Depreciation and amortization.............................      3,039,033
                                                                -----------
TOTAL OPERATING EXPENSES                                          7,309,628
                                                                -----------
     Loss from operations...................................     (5,059,001)
     Equity in loss of affiliate............................     (1,709,082)

PROVISION FOR INCOME TAXES..................................             --
                                                                -----------
     Net loss...............................................     (6,768,083)
Members' equity, beginning..................................     68,822,000
                                                                -----------
Members' equity, ending.....................................    $62,053,917
                                                                ===========



  The accompanying notes to financial statements are an integral part of this statement.

                             ELEMENT K HOLDINGS LLC



                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY


          FOR THE PERIOD FROM FEBRUARY 10, 2000 THROUGH MARCH 31, 2000


                                  (UNAUDITED)



NET REVENUES:
  Subscription revenues.....................................    $ 1,488,753
  Royalty revenues..........................................      1,525,135
  Other revenues............................................        209,119
                                                                -----------
TOTAL NET REVENUES..........................................      3,223,007
                                                                -----------
COST OF NET REVENUES:
  Cost of subscription revenues.............................        721,159
  Cost of royalty revenues..................................        179,006
  Cost of other revenues....................................         72,215
                                                                -----------
TOTAL COSTS OF NET REVENUES.................................        972,380
                                                                -----------
GROSS PROFIT................................................      2,250,627
                                                                -----------
OPERATING EXPENSES:
  Research and development..................................      2,026,551
  Selling and marketing.....................................      1,476,873
  General and administrative................................        767,171
  Depreciation and amortization.............................      3,039,033
                                                                -----------
TOTAL OPERATING EXPENSES                                          7,309,628
                                                                -----------
     Loss from operations...................................     (5,059,001)
     Equity in loss of affiliate............................     (1,709,082)

PROVISION FOR INCOME TAXES..................................             --
                                                                -----------
     Net loss...............................................     (6,768,083)
Members' equity, beginning..................................     68,822,000
                                                                -----------
Members' equity, ending.....................................    $62,052,917
                                                                ===========



  The accompanying notes to financial statements are an integral part of this statement.

                             ELEMENT K HOLDINGS LLC



                            STATEMENT OF CASH FLOWS


          FOR THE PERIOD FROM FEBRUARY 10, 2000 THROUGH MARCH 31, 2000


                                  (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(6,768,083)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      3,039,033
     Equity in loss of affiliate............................      1,709,082
     Changes in current assets and liabilities:
       Accounts receivable..................................     (1,501,206)
       Prepaid expenses and other current assets............     (2,226,981)
       Accounts payable.....................................        750,571
       Accrued expenses.....................................       (288,829)
       Deferred revenue.....................................      2,382,773
       Due from affiliates..................................      1,792,535
                                                                -----------
          Net cash used in operating activities.............     (1,111,105)
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Element K Corporation Predecessor
     Business...............................................    (58,228,456)
  Acquisition of interest in Content Business...............     (6,179,142)
  Purchases of property and equipment.......................       (512,106)
                                                                -----------
          Net cash used in investing activities.............    (64,919,704)
                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from members................................     68,822,000
                                                                -----------
          Net cash provided by financing activities.........     68,822,000
                                                                -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      2,791,191
CASH AND CASH EQUIVALENTS, beginning of period..............             --
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $ 2,791,191
                                                                ===========



  The accompanying notes to financial statements are an integral part of this statement.

                             ELEMENT K HOLDINGS LLC



                         NOTES TO FINANCIAL STATEMENTS


                                 MARCH 31, 2000


                                  (UNAUDITED)


1. BASIS OF PRESENTATION


     Element K Holdings LLC (the "Company") acquired Element K Predecessor Business on February 10, 2000 for $57 million. The acquisition was accounted for as a purchase and as a result the Company has recorded goodwill in the accompanying balance sheet. The Company is indirectly controlled by Wasserstein Perella Group, Inc.



     The Company is a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and enhance productivity. The Company's operations are currently conducted in the United States and Canada, and internationally through resellers.



     The Company is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies, inability to protect intellectual property, proprietary rights and Internet domain name and the need for continued market acceptance of the Company's products and services. Further, the Company has never operated as a stand-alone company until February 10, 2000 and may not be successful as a stand-alone company as the Company expects future losses and may not achieve or maintain profitability.



     The accompanying financial statements of the Company are unaudited; however, in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results for the period presented. The results of operations are not necessarily indicative of the results that might be expected for the full year.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the date and for the period presented. Actual results could differ from those estimates.


  Cash and Cash Equivalents


     The Company considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents.


  Concentrations of Credit Risk and Significant Customer


     Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company's accounts receivable are unsecured, and the Company is at risk to the extent that such amounts become uncollectible. The Company has not

                             ELEMENT K HOLDINGS LLC

                                 MARCH 31, 2000


                                  (UNAUDITED)



experienced any material losses related to its accounts receivable from individual customers or groups of customers.


  Royalty Agreements


     Prepayments of royalty fees under certain royalty agreements are charged to operations on a usage basis.


  Software Development Costs and Research and Development Costs


     The Company follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software and therefore capitalizes Website development costs with estimated useful lives in excess of one year. To date, the Company has not incurred Web site development costs with estimated useful lives in excess of one year.



     The Company charges all research and development expenses to operations as incurred. Included in research and development expenses are costs related to content development, technology development and other product development.



     The Company does not develop software for sale to outside parties.


  Property and Equipment


     Property and equipment is stated at cost. The Company provides for depreciation by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:



Computer equipment..........................................  3-5 years
Office equipment............................................  5 years
Furniture and fixtures......................................  7 years



     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.


  Long-Lived Assets


     The Company reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.


  Revenue Recognition


     Subscription revenues consist of the sale of annual and multi-year contracts for use of the Company's e-learning service. Subscription revenue, less estimated cancellations, is deferred and recognized ratably over the term of the subscription, generally 12 months. Estimated cancellations are based upon historical cancellation information.

                             ELEMENT K HOLDINGS LLC

                                 MARCH 31, 2000


                                  (UNAUDITED)



     Royalty revenues are derived from the licensing of content and are recognized over the life of a contract or on a usage basis, as applicable.



     Other revenue is derived from the sale of CD-ROM based products and is recognized at the time of shipment. Fulfillment of CD-ROM sales is outsourced to an affiliate.


  Advertising Costs


     The Company expenses all advertising costs as incurred.



  Fair Value of Financial Instruments


     Financial instruments consist mainly of accounts receivable and accounts payable. The carrying amounts of these instruments approximate their fair value.

  Recently Issued Accounting Standards


     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on the financial statements.


  Segment Reporting


     The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas.



Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief operating decision maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Company has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Company's principal operating segment.



3. RELATED PARTY RELATIONSHIP


  Related Parties


     During the period February 10, 2000 through March 31, 2000 the Company shared certain support services with other related parties. These shared services included human resource costs, finance and accounting costs, information technology costs and facilities costs. In preparing the accompanying financial statements, a portion of these costs have been allocated to the Company and included in the accompanying statement of operations for the period February 10, 2000 through March 31, 2000. These allocated costs totaled approximately $696,000. The allocation of the shared services cost was based upon various allocation factors determined by management. Human resources, finance and accounting and information technology costs were allocated based upon a headcount factor and facilities costs have been allocated based upon a square footage factor. Management believes that the methods used to allocate the costs described above are reasonable.

                             ELEMENT K HOLDINGS LLC

                                 MARCH 31, 2000


                                  (UNAUDITED)



     The Company operates in a facility leased by a related party. During the period, the Company was allocated a fee for leased facilities based upon a square footage factor. During the period, this allocation totaled approximately $56,000.



     On February 10, 2000, certain officers of the Company acquired shares of common stock at the then fair market value. As part of this transaction, these officers entered into individual loan agreements with an affiliate. These loan receivables were subsequently contributed to the Company. All of these officer loans have been repaid subsequent to March 31, 2000.



4. COMMITMENTS AND CONTINGENCIES



  Litigation



     In December 1998, a suit was filed by a third party against Ziff-Davis. The suit alleges a breach of contract under a software license agreement and also alleges other claims. In June 2000, Ziff-Davis settled this lawsuit, and included in the settlement that Pacifica is barred from bringing another action arising out of the same facts or circumstances against Element K, its predecessor business or its affiliates.

                             ELEMENT K CONTENT LLC



                                 BALANCE SHEET


                              AS OF MARCH 31, 2000


                                  (UNAUDITED)


                                     ASSETS


CASH AND CASH EQUIVALENTS...................................    $         --
PREPAID ASSETS AND OTHER CURRENT ASSETS.....................       1,246,664
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment........................................       4,441,411
  Furniture and fixtures....................................       1,048,770
  Leasehold improvements....................................         479,235
  Office equipment..........................................         365,069
  Less -- Accumulated depreciation..........................      (2,080,618)
                                                                ------------
     Property and equipment, net............................       4,253,867
  Goodwill, net.............................................      21,863,689
  Due from affiliate........................................       1,668,186
                                                                ------------
TOTAL ASSETS................................................    $ 29,032,406
                                                                ============



                        LIABILITIES AND MEMBERS' EQUITY



CURRENT LIABILITIES:
  Accounts payable..........................................    $  1,265,755
  Accrued expenses..........................................       1,889,811
  Deferred revenue..........................................       1,171,514
                                                                ------------
     Total current liabilities..............................       4,327,080
Members' preferred equity...................................      20,000,000
Members' common equity......................................       6,504,360
Accumulated deficit.........................................      (1,799,034)
                                                                ------------
TOTAL LIABILITIES AND MEMBERS' EQUITY.......................    $ 29,032,406
                                                                ============



  The accompanying notes to financial statements are an integral part of this statement.

                             ELEMENT K CONTENT LLC



                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY


          FOR THE PERIOD FROM FEBRUARY 10, 2000 THROUGH MARCH 31, 2000


                                  (UNAUDITED)



ROYALTY REVENUES:
  Element K Press LLC.......................................    $ 1,047,232
  Element K Holdings LLC....................................        353,620
                                                                -----------
TOTAL REVENUES..............................................      1,400,852
                                                                -----------

OPERATING EXPENSES..........................................      3,199,886
                                                                -----------
     Net loss...............................................     (1,799,034)
     Members' equity, beginning.............................     26,504,360
                                                                -----------
     Members' equity, ending................................    $24,705,326
                                                                ===========



  The accompanying notes to financial statements are an integral part of this statement.

                             ELEMENT K CONTENT LLC



                            STATEMENT OF CASH FLOWS


          FOR THE PERIOD FROM FEBRUARY 10, 2000 THROUGH MARCH 31, 2000


                                  (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................         $ (1,799,034)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................            1,292,724
     Changes in assets and liabilities:
       Prepaid assets and other current assets..............             (313,625)
       Accounts payable.....................................              897,581
       Accrued expenses.....................................            1,108,477
       Deferred revenue.....................................            1,171,514
       Due from affiliates..................................           (1,668,186)
                                                                     ------------
          Net cash provided by operating activities.........              689,451
                                                                     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Element K Content LLC Predecessor
     Business...............................................          (25,508,147)
  Purchases of property and equipment.......................           (1,685,664)
                                                                     ------------
          Net cash used in investing activities.............          (27,193,811)
                                                                     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contribution from members.................................           26,504,360
                                                                     ------------
          Net cash provided by financing activities.........           26,504,360
                                                                     ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................                   --
CASH AND CASH EQUIVALENTS, beginning of period..............                   --
                                                                     ------------
CASH AND CASH EQUIVALENTS, end of period....................         $         --
                                                                     ============



  The accompanying notes to financial statements are an integral part of this statement.

                             ELEMENT K CONTENT LLC


                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 2000


                                  (UNAUDITED)


1. BASIS OF PRESENTATION


     Element K Content LLC ("Content"), acquired Element K Content LLC Predecessor Business on February 10, 2000 for $25 million. The acquisition was accounted for as a purchase and as a result Content has recorded goodwill in the accompanying balance sheet. Content is controlled indirectly by Wasserstein Perella Group, Inc.



     Content is subject to the risks common to other similar entities, which primarily relates to the continued support by the Members to fund operations. Further, Content has never operated as a stand-alone company and may not be successful as a stand-alone company as Content expects future losses and may not achieve or maintain profitability.



     The accompanying financial statements of Content are unaudited; however, in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the results for the period presented. The results of operations are not necessarily indicative of the results that might be expected for the full year.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the date and for the period presented. Actual results could differ from those estimates.


  Cash and Cash Equivalents


     Content considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents.


  Software Development Costs and Research and Development Costs


     Content follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software and therefore capitalizes Web site development costs with estimated useful lives in excess of one year. To date, Content has not incurred Web site development costs with estimated useful lives in excess of one year.



     Content charges all research and development expenses to operations as incurred. Included in research and development are costs related to content development.



     Content does not develop software for sale to outside parties.

                             ELEMENT K CONTENT LLC

                                 MARCH 31, 2000


                                  (UNAUDITED)


  Property and Equipment


     Property and equipment is stated at cost. Content provides for depreciation and amortization by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:



Computer equipment.......................................... 3-5 years
Office equipment............................................   5 years
Furniture and fixtures......................................   7 years



     Leasehold improvements are amortized over the shorter of their useful lives or the lease term.


     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

  Long-Lived Assets


     Content reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.



  Revenue Recognition and Operating Expenses



     Content's revenue consists of reimbursements of expenses incurred by Content on behalf of affiliates. Content's operating expenses consist primarily of payroll and related expenses, contract labor, depreciation and amortization and allocated costs.


  Recently Issued Accounting Standards


     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on the financial statements of Content.


  Segment Reporting


     Content adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. Content's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, Content has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to Content's principal operating segment.

                             ELEMENT K CONTENT LLC

                                 MARCH 31, 2000


                                  (UNAUDITED)



3. RELATED PARTY RELATIONSHIP



  Related Parties



     During the period, Content provided certain services for affiliates. These services primarily consisted of content development services. Content developed training material for online distribution, classroom based training material and printed material. Content charged its affiliates a royalty for the use of this content in its products and services.



     During the period, Content shared certain support services with affiliates. These shared service costs included human resource costs, finance and accounting costs, information technology costs and facilities costs. For the accompanying financial statements, a portion of these costs have been allocated to Content and included in the accompanying statements, of operations for the period. These allocated costs totaled approximately $374,000. The allocation of the shared service cost was based upon various allocation factors determined by management. Human resources, finance and accounting and information technology costs were allocated based upon a headcount factor and facilities costs have been allocated based upon a square footage factor. Management believes that the methods used to allocate the costs described above are reasonable.



     Content operates in a facility leased by an affiliate. During the period, Content was allocated a fee for leased facilities based upon a square footage factor. During the period, this allocation totaled approximately $30,000.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                                 BALANCE SHEET

                              AS OF MARCH 31, 1999


                                  (UNAUDITED)


                                     ASSETS


CURRENT ASSETS:
  Cash and cash equivalents.................................    $       --
  Accounts receivable, net of allowance for doubtful
     accounts of $149,000...................................     1,361,399
  Prepaid expenses and other current assets.................       608,616
                                                                ----------
     Total current assets...................................     1,970,015
                                                                ----------
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment........................................       790,449
  Office equipment..........................................        86,441
  Furniture and fixtures....................................         6,967
  Less -- Accumulated depreciation..........................      (304,778)
                                                                ----------
     Property and equipment, net............................       579,079
                                                                ----------
TOTAL ASSETS................................................    $2,549,094
                                                                ==========


                        LIABILITIES AND DIVISION DEFICIT


CURRENT LIABILITIES:
  Accounts payable..........................................    $   148,205
  Accrued expenses..........................................        932,420
  Deferred revenue..........................................      3,077,767
                                                                -----------
     Total current liabilities..............................      4,158,392
                                                                -----------

COMMITMENTS AND CONTINGENCIES

DIVISION DEFICIT............................................     (1,609,298)
                                                                -----------
TOTAL LIABILITIES AND DIVISION DEFICIT......................    $ 2,549,094
                                                                ===========



  The accompanying notes to financial statements are an integral part of this statement.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)


                  STATEMENT OF OPERATIONS AND DIVISION DEFICIT


                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                                  (UNAUDITED)



NET REVENUES:
  Subscription revenues.....................................    $    768,417
  Royalty revenues..........................................         836,410
  Other revenues............................................         112,525
                                                                ------------
TOTAL NET REVENUES..........................................       1,717,352
                                                                ------------
COST OF NET REVENUES:
  Cost of subscription revenues.............................         716,216
  Cost of royalty revenues..................................          31,312
  Cost of other revenues....................................           6,560
                                                                ------------
TOTAL COSTS OF NET REVENUES.................................         754,088
                                                                ------------
GROSS PROFIT................................................         963,264
                                                                ------------
OPERATING EXPENSES:
  Research and development..................................       1,317,306
  Selling and marketing.....................................         831,551
  General and administrative................................         820,631
  Depreciation..............................................          52,265
                                                                ------------
TOTAL OPERATING EXPENSES                                           3,021,753
                                                                ------------
     Loss from operations...................................      (2,058,489)
PROVISION FOR INCOME TAXES..................................              --
                                                                ------------
     Net loss...............................................      (2,058,489)
Division Deficit, beginning.................................      (1,023,867)
     Net contributions from parent..........................       1,473,058
                                                                ------------
Division Deficit, ending....................................    $ (1,609,298)
                                                                ============



  The accompanying notes to financial statements are an integral part of this statement.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)


                            STATEMENT OF CASH FLOWS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                                  (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(2,058,489)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................         52,265
     Changes in current assets and liabilities:
       Accounts receivable..................................        466,508
       Prepaid expenses and other current assets............       (229,014)
       Accounts payable.....................................         66,980
       Accrued expenses.....................................        275,074
       Deferred revenue.....................................        162,810
                                                                -----------
          Net cash used in operating activities.............     (1,263,866)
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................       (209,192)
                                                                -----------
          Net cash used in investing activities.............       (209,192)
                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net contributions from parent.............................      1,473,058
                                                                -----------
          Net cash provided by financing activities.........      1,473,058
                                                                -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................             --
CASH AND CASH EQUIVALENTS, beginning of period..............             --
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $        --
                                                                ===========



  The accompanying notes to financial statements are an integral part of this statement.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

                                  (UNAUDITED)


1. BASIS OF PRESENTATION


     The Element K Corporation Predecessor Business operated as a division (the "Division") of Ziff Davis Education ("ZDE") until it was acquired on February 10, 2000. Until February 10, 2000, ZDE operated as a division of Ziff Davis Inc. (the "Parent"). The Division is the predecessor of Element K Holdings LLC.



     The accompanying financial statements include the accounts of the Element K Corporation Predecessor Business (a carve-out business of Ziff Davis Inc.) on a stand-alone basis as if it had been an independent reporting entity for the period presented. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Division in the future, nor what the financial position, results of operations or cash flows would have been if it had been a separate, stand-alone company throughout the period covered.


     The Division is a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and enhance productivity. The Division's operations are currently conducted in the United States and Canada, and internationally through resellers.


     The Division is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies, inability to protect intellectual property, proprietary rights and Internet domain name and the need for continued market acceptance of the Division's products and services. Further, the Division has never operated as a stand-alone company and may not be successful as a stand-alone company as the Division expects future losses and may not achieve or maintain profitability. In addition, pending litigation could have an adverse effect on the Division (See Note 4).



     The accompanying financial statements of the Division are unaudited; however, in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results for the period presented. The results of operations are not necessarily indicative of the results that might be expected for the full year.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the date and for the period presented. Actual results could differ from those estimates.


  Cash and Cash Equivalents


     The Division considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. During the first quarter of 1999, the Division's net cash source and use were remitted and reimbursed by the Parent and as a result, the Division did not maintain separate cash balances. Accordingly, the Division had no cash or cash equivalents as of March 31, 1999.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                 MARCH 31, 1999


                                  (UNAUDITED)


  Concentrations of Credit Risk and Significant Customer


     Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Division has no significant off-balance-sheet credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Division's accounts receivable are unsecured, and the Division is at risk to the extent that such amounts become uncollectible. The Division has not experienced any material losses related to its accounts receivable from individual customers or groups of customers.


  Royalty Agreements


     Prepayments of royalty fees under royalty agreements are charged to operations on a usage basis.


  Software Development Costs and Research and Development Costs

     The Division follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software. In accordance with the policy of the Parent, the Division has expensed all Web site development costs as incurred.

     The Division charges all research and development expenses to operations as incurred. Included in research and development are costs related to content development, technology development and other product development.

     The Division does not develop software for sale to outside parties.

  Property and Equipment

     Property and equipment is stated at cost. The Division provides for depreciation by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:

Computer equipment..........................................  5 years
Office equipment............................................  5 years
Furniture and fixtures......................................  7 years


     Beginning in 1999, the Division expensed all purchases of personal computers in accordance with the Parent's policy. As a result, for the quarter ended March 31, 1999, the Division did not capitalize personal computer purchases.


     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

  Long-Lived Assets


     The Division reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                 MARCH 31, 1999


                                  (UNAUDITED)


  Revenue Recognition

     Subscription revenues consist of the sale of annual and multi-year contracts for use of the Division's e-learning service. Subscription revenue, less estimated cancellations, is deferred and recognized ratably over the term of the subscription, generally 12 months. Estimated cancellations are based upon historical cancellation information.

     Royalty revenues are derived from the licensing of content to a related party (See Note 3) and third party customers. Royalty revenue is recognized over the life of a contract or on a usage basis, as applicable.

     Other revenue is derived from the sale of CD-ROM based products and is recognized at the time of shipment. Fulfillment of CD-ROM sales is outsourced to a separate division of ZDE.

  Advertising Costs

     The Division expenses all advertising costs as incurred.

  Income Taxes


     For 1999, the results of the Division were included in the consolidated tax return of the Parent. The Division's policy is to calculate income taxes as if it were a separate company using the separate company return method. The Division has not recorded a tax provision due to its historical net operating losses.


  Fair Value of Financial Instruments

     Financial instruments consist mainly of accounts receivable and accounts payable. The carrying amounts of these instruments approximate their fair value.

  Recently Issued Accounting Standards

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on the financial statements of the Division.

  Segment Reporting

     The Division adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Division's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Division has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Division's principal operating segment.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                 MARCH 31, 1999


                                  (UNAUDITED)


3. PARENT AND RELATED PARTY RELATIONSHIP

  Parent


     During the first quarter of 1999, the Parent allocated certain overhead costs to the Division. The allocated costs included in general and administrative expenses on the accompanying statement of operations. The allocation includes costs associated with services the Parent provided to the Division such as corporate sales and marketing, licensing, human resources, employee benefit plans, facilities, legal and information technology costs. The allocation by the Parent was based upon such factors as actual usage, headcount, square footage or relative contribution. Following the completion of the acquisition described in Note 5, corporate allocations ceased.


  Related Parties


     The Division shared certain support services with other divisions of ZDE. These shared services included sales and marketing expense, content development expense, human resource costs, finance and accounting costs, information technology costs and facilities costs. In preparing the accompanying financial statements, a portion of these costs have been allocated to the Division and included in the accompanying statements of operations. The allocation of the shared services cost was based upon various allocation factors determined by management. Sales and marketing costs have been allocated based primarily upon actual amounts incurred by the Division. Content development costs have been allocated based upon actual usage amounts. Human resources, finance and accounting and information technology costs were allocated based upon a headcount factor and facilities costs have been allocated based upon a square footage factor. Management believes that the methods used to allocate the costs described above are reasonable.



     The Division outsourced its content development to the Element K Content LLC Predecessor Business (the "Content Division") of ZDE. Under this arrangement, the Division supplied the Content Division with content to be repurposed for Internet distribution. In exchange for performing these services, a portion of the Content Division expenses were allocated to the Division.



4. COMMITMENTS AND CONTINGENCIES



  Litigation



     In December 1998, a suit was filed by a third party against the Parent. The suit alleges a breach of contract under a software license agreement and also alleges other claims.



5. SUBSEQUENT EVENT


     On February 10, 2000, the Division was acquired by an investor group led by U.S. Equity Partners, L.P., a private equity fund managed by Wasserestein Perella Group, Inc., an international investment bank based in New York, New York. In exchange for all of the assets of the Division, the Parent received $57 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Element K Corporation:

     We have audited the accompanying balance sheets of Element K Corporation Predecessor Business (a carve-out business of Ziff Davis Education which was a division of Ziff Davis Inc. and predecessor of Element K Corporation) as of December 31, 1998 and 1999, and the related statements of operations and division deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Element K Corporation Predecessor Business as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Rochester, New York
March 15, 2000

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                     ASSETS


                                                                 1998          1999
                                                              ----------    ----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $       --    $       --
  Accounts receivable, net of allowance for doubtful
     accounts of $149,000 and $299,000, in 1998 and 1999,
     respectively...........................................   1,827,907     4,400,974
  Prepaid expenses and other current assets.................     379,602       890,131
                                                              ----------    ----------
     Total current assets...................................   2,207,509     5,291,105
                                                              ----------    ----------
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment........................................     613,369     1,903,668
  Office equipment..........................................      21,091        86,441
  Furniture and fixtures....................................       3,316         6,967
  Less -- Accumulated depreciation..........................    (215,624)     (498,397)
                                                              ----------    ----------
     Property and equipment, net............................     422,152     1,498,679
                                                              ----------    ----------
TOTAL ASSETS................................................  $2,629,661    $6,789,784
                                                              ==========    ==========


                        LIABILITIES AND DIVISION DEFICIT

                                                                 1998           1999
                                                              -----------    -----------
CURRENT LIABILITIES:
  Accounts payable..........................................  $    81,225    $   468,778
  Accrued expenses..........................................      657,346      1,447,783
  Deferred revenue, current portion.........................    2,914,957      7,702,848
                                                              -----------    -----------
     Total current liabilities..............................    3,653,528      9,619,409
                                                              -----------    -----------
DEFERRED REVENUE, NET OF CURRENT PORTION....................           --        519,011

COMMITMENTS AND CONTINGENCIES

DIVISION DEFICIT............................................   (1,023,867)    (3,348,636)
                                                              -----------    -----------
TOTAL LIABILITIES AND DIVISION DEFICIT......................  $ 2,629,661    $ 6,789,784
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                 STATEMENTS OF OPERATIONS AND DIVISION DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                          1997          1998           1999
                                                       ----------    -----------    -----------
NET REVENUES:
  Subscription revenues..............................  $  224,815    $ 1,737,260    $ 4,945,924
  Royalty revenues...................................   2,874,024      2,998,739      4,955,345
  Other revenues.....................................          --        194,515        639,771
                                                       ----------    -----------    -----------
TOTAL NET REVENUES...................................   3,098,839      4,930,514     10,541,040
                                                       ----------    -----------    -----------
COST OF NET REVENUES:
  Cost of subscription revenues......................     122,066      1,192,940      3,900,072
  Cost of royalty revenues...........................     108,015        120,814        121,301
  Cost of other revenues.............................          --         22,341         26,423
                                                       ----------    -----------    -----------
TOTAL COSTS OF NET REVENUES..........................     230,081      1,336,095      4,047,796
                                                       ----------    -----------    -----------
GROSS PROFIT.........................................   2,868,758      3,594,419      6,493,244
                                                       ----------    -----------    -----------
OPERATING EXPENSES:
  Research and development...........................   1,353,811      3,527,401      7,418,527
  Selling and marketing..............................     897,788      2,199,015      4,218,808
  General and administrative.........................     637,432      1,842,849      3,312,149
  Depreciation.......................................     108,345        107,279        282,773
                                                       ----------    -----------    -----------
TOTAL OPERATING EXPENSES                                2,997,376      7,676,544     15,232,257
                                                       ----------    -----------    -----------
     Loss from operations............................    (128,618)    (4,082,125)    (8,739,013)
PROVISION FOR INCOME TAXES...........................          --             --             --
                                                       ----------    -----------    -----------
     Net loss........................................    (128,618)    (4,082,125)    (8,739,013)
Division Deficit, beginning..........................          --       (167,085)    (1,023,867)
     Net contributions from parent...................     (38,467)     3,225,343      6,414,244
                                                       ----------    -----------    -----------
Division Deficit, ending.............................  $ (167,085)   $(1,023,867)   $(3,348,636)
                                                       ==========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                          1997          1998           1999
                                                       ----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $ (128,618)   $(4,082,125)   $(8,739,013)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation....................................     108,345        107,279        282,773
     Changes in current assets and liabilities:
       Accounts receivable...........................    (880,457)      (947,450)    (2,573,067)
       Prepaid expenses and other current assets.....    (288,873)       (90,729)      (510,529)
       Accounts payable..............................      63,142         18,083        387,553
       Accrued expenses..............................     136,537        520,809        790,437
       Deferred revenue..............................   1,569,148      1,345,809      5,306,902
                                                       ----------    -----------    -----------
          Net cash provided by (used in) operating
            activities...............................     579,224     (3,128,324)    (5,054,944)
                                                       ----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................    (540,757)       (97,019)    (1,359,300)
                                                       ----------    -----------    -----------
          Net cash used in investing activities......    (540,757)       (97,019)    (1,359,300)
                                                       ----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net contributions from parent......................     (38,467)     3,225,343      6,414,244
                                                       ----------    -----------    -----------
          Net cash (used in) provided by financing
            activities...............................     (38,467)     3,225,343      6,414,244
                                                       ----------    -----------    -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS..............          --             --             --
CASH AND CASH EQUIVALENTS, beginning of year.........          --             --             --
                                                       ----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year...............  $       --    $        --    $        --
                                                       ==========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1. BASIS OF PRESENTATION

     The Element K Corporation Predecessor Business operated as a division (the "Division") of Ziff Davis Education ("ZDE") until it was acquired on February 10, 2000. Until February 10, 2000, ZDE operated as a division of Ziff Davis Inc. (the "Parent"). The Division is the predecessor of Element K Corporation.

     The accompanying financial statements include the accounts of the Element K Corporation Predecessor Business (a carve-out business of Ziff Davis Inc.) on a stand-alone basis as if it had been an independent reporting entity for the periods presented. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Division in the future, nor what the financial position, results of operations or cash flows would have been if it had been a separate, stand-alone company throughout the periods covered.

     The Division is a leading provider of Web-based learning, or e-learning, designed to address the strategic objectives of businesses and government organizations by helping them build knowledge, expand competencies and enhance productivity. The Division's operations are currently conducted in the United States and Canada, and internationally through resellers.

     The Division is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies, inability to protect intellectual property, proprietary rights and Internet domain name and the need for continued market acceptance of the Division's products and services. Further, the Division has never operated as a stand-alone company and may not be successful as a stand-alone company as the Division expects future losses and may not achieve or maintain profitability. In addition, pending litigation could have an adverse effect on the Division (See Note 6).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Division considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. During 1997, 1998 and 1999, the Division's net cash source and use were remitted and reimbursed by the Parent and as a result, the Division did not maintain separate cash balances. Accordingly, the Division had no cash or cash equivalents as of December 31, 1998 and 1999.

  Concentrations of Credit Risk and Significant Customer

     Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Division has no significant off-balance-sheet credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Division's accounts receivable are unsecured, and the Division is at risk to the extent that such amounts become uncollectible. The Division has not experienced any material losses related to its accounts receivable from individual customers or groups of customers. In fiscal 1997 and 1998 the Division did not have any customer who accounted for greater than 10% of net revenues. In 1999, the Division had one customer, a related party (See Note 3), who accounted for 16% of net revenues.

  Royalty Agreements

     Included in prepaid expenses on the accompanying balance sheets is approximately $357,000 and $778,000 as of December 31, 1998 and 1999, respectively, related to prepayments of royalty fees under certain royalty agreements (see Note 6). These royalty fees are charged to operations on a usage basis.

  Software Development Costs and Research and Development Costs

     The Division follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software. In accordance with the policy of the Parent, the Division has expensed all Web site development costs as incurred.

     The Division charges all research and development expenses to operations as incurred. Included in research and development are costs related to content development, technology development and other product development.

     The Division does not develop software for sale to outside parties.

  Property and Equipment

     Property and equipment is stated at cost. The Division provides for depreciation by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:

Computer equipment..........................................  5 years
Office equipment............................................  5 years
Furniture and fixtures......................................  7 years

     Beginning in 1999, the Division expensed all purchases of personal computers in accordance with the Parent's policy. As a result, for the year ended December 31, 1999, the Division did not capitalize personal computer purchases.

     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

  Long-Lived Assets

     The Division reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Division did not record any impairment in 1997, 1998 or 1999.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     Subscription revenues consist of the sale of annual and multi-year contracts for use of the Division's e-learning service. Subscription revenue, less estimated cancellations, is deferred and recognized ratably over the term of the subscription, generally 12 months. Estimated cancellations are based upon historical cancellation information.

     Royalty revenues are derived from the licensing of content to a related party (See Note 3) and third party customers. Royalty revenue is recognized over the life of a contract or on a usage basis, as applicable.

     Other revenue is derived from the sale of CD-ROM based products and is recognized at the time of shipment. Fulfillment of CD-ROM sales is outsourced to a separate division of ZDE.

  Advertising Costs

     The Division expenses all advertising costs as incurred.

  Income Taxes

     For the years 1997, 1998 and 1999, the results of the Division were included in the consolidated tax return of the Parent. The Division's policy is to calculate income taxes as if it were a separate company using the separate company return method. The Division has not recorded a tax provision due to its historical net operating losses.

  Fair Value of Financial Instruments

     Financial instruments consist mainly of accounts receivable and accounts payable. The carrying amounts of these instruments approximate their fair value.

  Recently Issued Accounting Standards

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact on the financial statements of the Division.

  Segment Reporting

     The Division adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Division's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Division has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Division's principal operating segment.

                   ELEMENT K CORPORATION PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

  Royalty Agreements

     During 1997, 1998 and 1999, the Division entered into certain royalty agreements with outside parties. These agreements permit the use of certain training content by the Division in exchange for a royalty fee. These royalty fees are generally based upon a percentage of revenues earned by the Division through the use of the licensed content. The royalty fee percentage ranges from 5% to 60% of product sales, as defined in the respective agreements. Royalty fees included in cost of subscription revenues in the accompanying statements of operations for 1997, 1998 and 1999 totaled approximately $29,000, $161,000 and $1,217,000, respectively.

     One royalty agreement includes minimum royalty payments annually over the life of the three year contract. Under this agreement, the Division is required to pay minimum royalties of $500,000, $1,250,000 and $1,500,000 in 2000, 2001
and 2002, respectively. After a period, as defined in the agreement, the Division may elect to reduce its payments in 2001 and 2002 to $250,000 per year by forfeiting the exclusivity right and increasing the royalty rate from the greater of $25 per subscriber or 15% to 25% of subscription revenues, as defined in the agreement. If the Division makes such an election, the Division may also eliminate the 2002 minimum payment by terminating the agreement within 90 days of December 31, 2001.

  Litigation

     In December 1998, a suit was filed by a third party against the Parent. The suit alleges a breach of contract under a software license agreement and also alleges other claims. The third party is seeking, among other things, injunctive relief and damages. The Division cannot be certain that the Parent will be successful in its defense of these claims. If the litigation is decided adversely to the Parent, it may have a material adverse impact on the operations of the Division. Related to the acquisition of the Division, as described in
Note 8, the Division has been indemnified by the Parent for any and all damages assessed against the Company in the pre-acquisition period.

7. EMPLOYEE BENEFIT PLAN

     Employees of the Division who have met certain eligibility requirements are eligible to participate in the 401(k) Plan (the Plan) sponsored by the Parent. Under the terms of the Plan, employees may elect to make tax-deferred contributions to the Plan. In addition, the Parent may at their discretion, make a contribution to the Plan. Contributions made by the Parent to the plan have been included in the allocation of costs described in Note 3.

8. SUBSEQUENT EVENT

     On February 10, 2000, the Division was acquired by an investor group led by U.S. Equity Partners, L.P., a private equity fund managed by Wasserestein Perella Group, Inc., an international investment bank based in New York, New York. In exchange for all of the assets of the Division, the Parent received $57 million.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                                 BALANCE SHEET

                              AS OF MARCH 31, 1999


                                  (UNAUDITED)


                                     ASSETS



CASH AND CASH EQUIVALENTS...................................     $        --
PREPAID ASSETS AND OTHER CURRENT ASSETS.....................           1,293
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment........................................       2,719,632
  Office equipment..........................................         314,807
  Furniture and fixtures....................................       1,022,748
  Leasehold improvements....................................         350,840
  Less -- Accumulated depreciation and amortization.........      (1,152,186)
                                                                 -----------
     Property and equipment, net............................       3,255,841
                                                                 -----------
TOTAL ASSETS................................................     $ 3,257,134
                                                                 ===========


                        LIABILITIES AND DIVISION EQUITY



CURRENT LIABILITIES:
  Accounts payable..........................................    $   76,653
  Accrued expenses..........................................       284,397
                                                                ----------
     Total current liabilities..............................       361,050
                                                                ----------
DIVISION EQUITY IN COST CENTER..............................     2,896,084
                                                                ----------
TOTAL LIABILITIES AND DIVISION EQUITY.......................    $3,257,134
                                                                ==========



  The accompanying notes to financial statements are an integral part of this statement.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)


                  STATEMENT OF OPERATIONS AND DIVISION EQUITY


                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                                  (UNAUDITED)



                                                                     FOR THE
                                                                THREE MONTHS ENDED
                                                                  MARCH 31, 1999
                                                                ------------------
REIMBURSED COSTS:
  Element K Predecessor Business............................        $  736,310
  Other ZDE divisions.......................................         1,227,826
                                                                    ----------
TOTAL REIMBURSED COSTS......................................         1,964,136
                                                                    ----------

COST CENTER OPERATING EXPENSES..............................         1,964,136
                                                                    ----------
     Net income.............................................                --
Division Equity, beginning..................................         2,228,208
     Net contributions from division........................           667,876
                                                                    ----------
Division Equity, ending.....................................        $2,896,084
                                                                    ==========



  The accompanying notes to financial statements are an integral part of this statement.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                            STATEMENTS OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                                  (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $        --
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        232,580
     Changes in current assets and liabilities:
       Prepaid assets and other current assets..............         19,297
       Accounts payable.....................................         34,003
       Accrued expenses.....................................         58,663
                                                                -----------
          Net cash provided by operating activities.........        344,543
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (1,012,419)
                                                                -----------
          Net cash used in investing activities.............     (1,012,419)
                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from division...............................        667,876
                                                                -----------
          Net cash provided by financing activities.........        667,876
                                                                -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................             --
CASH AND CASH EQUIVALENTS, beginning
  of period.................................................             --
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $        --
                                                                ===========



  The accompanying notes to financial statements are an integral part of this statement.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                         NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1999


                                  (UNAUDITED)


1. BASIS OF PRESENTATION

     The Element K Content LLC Predecessor Business operated as a cost center (the "Cost Center") of Ziff Davis Education ("ZDE" or the "Division") until its acquisition on February 10, 2000. Until February 10, 2000, ZDE operated as a division of Ziff Davis Inc. (the "Parent"). The Cost Center is the predecessor of Element K Content LLC.


     The accompanying financial statements include the accounts of the Element K Content LLC Predecessor Business (a carve-out business of Ziff Davis Inc.) on a stand-alone basis as if it had been an independent reporting entity for the period presented. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Cost Center in the future, nor what the financial position, results of operations or cash flows would have been if it had been a separate, stand-alone company throughout the period covered.


     Until the date of the acquisition, the Cost Center provided content development services to certain divisions of ZDE.

     The Cost Center is subject to the risks common to other similar entities, which primarily relates to the continued support by the Parent to fund operations. Further, the Cost Center has never operated as a stand-alone company and may not be successful as a stand-alone company as the Cost Center expects future losses and may not achieve or maintain profitability.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of and for the period presented. Actual results could differ from those estimates.


  Cash and Cash Equivalents


     The Cost Center considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. During the first quarter of 1999, payments were made by the Parent and as a result, the Cost Center did not maintain separate cash balances. Accordingly, the Cost Center had no cash or cash equivalents as of March 31, 1999.


  Software Development Costs and Research and Development Costs

     The Cost Center follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software.

     The Cost Center charges all research and development expenses to operations as incurred. Included in research and development are costs related to content development.

     The Cost Center does not develop software for sale to outside parties.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

                                 MARCH 31, 1999


                                  (UNAUDITED)


  Property and Equipment

     Property and equipment is stated at cost. The Cost Center provides for depreciation and amortization by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:

Computer equipment...................................          5 years
Office equipment.....................................          5 years
Furniture and fixtures...............................          7 years

     Leasehold improvements are amortized over the shorter of their useful lives or the lease term.


     Beginning in 1999, the Cost Center expensed all purchases of personal computers in accordance with the Parent's policy. As a result, for the quarter ended March 31, 1999, the Cost Center did not capitalize personal computer purchases.


     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

  Long-Lived Assets


     The Cost Center reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.


  Revenue Recognition and Cost Center Operating Expenses

     The Cost Center's revenue consists of reimbursements of expenses incurred by the Cost Center on behalf of other divisions of the Parent. The Cost Center's operating expenses consist primarily of payroll and related expenses, contract labor, depreciation and amortization and allocated costs (See Note 3).

  Income Taxes


     For 1999, the results of the Cost Center were included in the consolidated tax return of the Parent. The Cost Center's policy is to calculate income taxes as if it were a separate company using the separate return method. The Cost Center has not recorded a tax provision due to the fact that it operates at a break-even level as all costs are reimbursed by other divisions of the Parent. The Cost Center had no net temporary differences between income tax and financial reporting, therefore, there has been no recognition of deferred taxes.


  Recently Issued Accounting Standards

     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact the financial statements of the Cost Center.

  Segment Reporting

     The Cost Center adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

                                 MARCH 31, 1999


                                  (UNAUDITED)


information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Cost Center's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Cost Center has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Cost Center's principal operating segment.

3. PARENT AND RELATED PARTY AND RELATIONSHIP

  Parent


     The Parent allocated certain overhead costs to the Cost Center. The allocated costs included in cost center operating expenses on the accompanying statement of operations. This allocation includes costs associated with services the Parent provided to the Cost Center such as corporate sales and marketing, licensing, human resources, employee benefit plans, facilities, legal, accounting and information technology costs. The allocation by the Parent was based upon such factors as actual usage, headcount, square footage or relative contribution. Following the completion of the acquisition described in Note 4 corporate allocations ceased.


  Related Parties


     The Cost Center provided certain services for divisions of ZDE. These services primarily consisted of content development services. The Cost Center developed training material for online distribution, classroom based training material and printed material. The Cost Center was reimbursed by the other divisions for all of their costs incurred.



     The Cost Center shared certain support services with other divisions of ZDE. These shared services included human resource costs, finance and accounting costs, information technology costs and facilities costs. For the accompanying financial statements a portion of these costs have been allocated to the Cost Center and included in the accompanying statements of operations. The allocation of the shared services cost was based upon various allocation factors determined by management. Human resources, finance and accounting and information technology costs were allocated based upon a headcount factor and facilities costs have been allocated based upon a square footage factor. Management believes that the methods used to allocate the costs described above are reasonable. The costs that were allocated to the Cost Center were reimbursed through charges to other divisions of ZDE, including the Element K Corporation Predecessor Business.



4. SUBSEQUENT EVENT


     On February 10, 2000, the Cost Center was acquired by an investment group led by U.S. Equity Partners, L.P., a private equity fund managed by Wasserstein Perella Group, Inc., an international investment bank based in New York, New York. In exchange for all of the assets of the Cost Center, the Parent received $25 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Element K Corporation:

     We have audited the accompanying balance sheets of Element K Content LLC Predecessor Business (a carve-out business of Ziff Davis Education which was a division of Ziff Davis Inc. and predecessor of Element K Content LLC) as of December 31, 1998 and 1999, and the related statements of operations and division equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Element K Content LLC Predecessor Business as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Rochester, New York
March 15, 2000

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                     ASSETS


                                                                 1998          1999
                                                              ----------    -----------
CASH AND CASH EQUIVALENTS...................................  $       --    $        --
PREPAID ASSETS AND OTHER CURRENT ASSETS.....................      20,590         11,338
PROPERTY AND EQUIPMENT, AT COST:
  Computer equipment........................................   1,795,047      3,520,034
  Office equipment..........................................     275,561        327,963
  Furniture and fixtures....................................   1,022,748      1,022,748
  Leasehold improvements....................................     304,890        391,179
  Less -- Accumulated depreciation and amortization.........    (922,244)    (1,793,972)
                                                              ----------    -----------
     Property and equipment, net............................   2,476,002      3,467,952
                                                              ----------    -----------
TOTAL ASSETS................................................  $2,496,592    $ 3,479,290
                                                              ==========    ===========


                        LIABILITIES AND DIVISION EQUITY


                                                                 1998          1999
                                                              ----------    -----------
CURRENT LIABILITIES:
  Accounts payable..........................................  $   42,650    $   246,552
  Accrued expenses..........................................     225,734        349,656
                                                              ----------    -----------
     Total current liabilities..............................     268,384        596,208
                                                              ----------    -----------
DIVISION EQUITY IN COST CENTER..............................   2,228,208      2,883,082
                                                              ----------    -----------
TOTAL LIABILITIES AND DIVISION EQUITY.......................  $2,496,592    $ 3,479,290
                                                              ==========    ===========


  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                  STATEMENTS OF OPERATIONS AND DIVISION EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                            1997          1998          1999
                                                         ----------    ----------    ----------
REIMBURSED COSTS:
  Element K Predecessor Business.......................  $  575,099    $1,538,677    $3,263,787
  Other ZDE divisions..................................   6,353,115     7,373,907     5,209,531
                                                         ----------    ----------    ----------
TOTAL REIMBURSED COSTS.................................   6,928,214     8,912,584     8,473,318
                                                         ----------    ----------    ----------

COST CENTER OPERATING EXPENSES.........................   6,928,214     8,912,584     8,473,318
                                                         ----------    ----------    ----------
     Net income........................................          --            --            --
Division Equity, beginning.............................          --     1,259,693     2,228,208
     Net contributions from division...................   1,259,693       968,515       654,874
                                                         ----------    ----------    ----------
Division Equity, ending................................  $1,259,693    $2,228,208    $2,883,082
                                                         ==========    ==========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


                                                         1997           1998           1999
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $        --    $        --    $        --
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................      424,041        498,203        871,728
     Changes in current assets and liabilities:
       Prepaid assets and other current assets......      (39,416)        18,826          9,252
       Accounts payable.............................       84,435        (41,785)       203,902
       Accrued expenses.............................      208,941         16,793        123,922
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................      678,001        492,037      1,208,804
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (1,937,694)    (1,460,552)    (1,863,678)
                                                      -----------    -----------    -----------
          Net cash used in investing activities.....   (1,937,694)    (1,460,552)    (1,863,678)
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from division.......................    1,259,693        968,515        654,874
                                                      -----------    -----------    -----------
          Net cash provided by financing
            activities..............................    1,259,693        968,515        654,874
                                                      -----------    -----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........           --             --             --
CASH AND CASH EQUIVALENTS, beginning
  of year...........................................           --             --             --
                                                      -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year..............  $        --    $        --    $        --
                                                      ===========    ===========    ===========


  The accompanying notes to financial statements are an integral part of these statements.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1. BASIS OF PRESENTATION

     The Element K Content LLC Predecessor Business operated as a cost center (the "Cost Center") of Ziff Davis Education ("ZDE" or the "Division") until its acquisition on February 10, 2000. Until February 10, 2000, ZDE operated as a division of Ziff Davis Inc. (the "Parent"). The Cost Center is the predecessor of Element K Content LLC.

     The accompanying financial statements include the accounts of the Element K Content LLC Predecessor Business (a carve-out business of Ziff Davis Inc.) on a stand-alone basis as if it had been an independent reporting entity for the periods presented. The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Cost Center in the future, nor what the financial position, results of operations or cash flows would have been if it had been a separate, stand-alone company throughout the periods covered.

     Until the date of the acquisition, the Cost Center provided content development services to certain divisions of ZDE.

     The Cost Center is subject to the risks common to other similar entities, which primarily relates to the continued support by the Parent to fund operations. Further, the Cost Center has never operated as a stand-alone company and may not be successful as a stand-alone company as the Cost Center expects future losses and may not achieve or maintain profitability.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements reflect the application of the accounting policies as described below.

  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Cost Center considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. During 1997, 1998 and 1999, payments were made by the Parent and as a result, the Cost Center did not maintain separate cash balances. Accordingly, the Cost Center had no cash or cash equivalents as of December 31, 1998 and 1999.

  Software Development Costs and Research and Development Costs

     The Cost Center follows the provisions of Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, related to internally developed software.

     The Cost Center charges all research and development expenses to operations as incurred. Included in research and development are costs related to content development.

     The Cost Center does not develop software for sale to outside parties.

                   ELEMENT K CONTENT LLC PREDECESSOR BUSINESS
                   (A CARVE-OUT BUSINESS OF ZIFF DAVIS INC.)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

  Property and Equipment

     Property and equipment is stated at cost. The Cost Center provides for depreciation and amortization by charges to operations on a straight-line basis over the estimated useful lives of those assets as follows:

Computer equipment...................................          5 years
Office equipment.....................................          5 years
Furniture and fixtures...............................          7 years

     Leasehold improvements are amortized over the shorter of their useful lives or the lease term.


     Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.


  Long-Lived Assets


     The Cost Center reviews for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. When events or changes in circumstances indicate that the carrying amount of that asset may not be recoverable, an impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.


  Revenue Recognition and Cost Center Operating Expenses


     The Cost Center's revenue consists of reimbursements of expenses incurred by the Cost Center on behalf of affiliates. The Cost Center's operating expenses consist primarily of payroll and related expenses, contract labor, depreciation and amortization and allocated costs.



  Recently Issued Accounting Standards


     In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This standard is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this standard is not expected to have a material impact the financial statements of the Cost Center.

  Segment Reporting

     The Cost Center adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in the fiscal year ended December 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate and discrete financial information is available for evaluation by the chief decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The Cost Center's chief operating decision-maker, as defined under SFAS No. 131, is the chief executive officer. To date, the Cost Center has viewed its operations and manages its business as one segment. As a result, the financial information disclosed herein represents all of the material information related to the Cost Center's principal operating segment.

                                 elementk LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the Nasdaq National Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this registration statement, other than underwriting discounts and commissions:


SEC registration fee........................................  $20,038
NASD filing fee.............................................    8,090
Nasdaq application and listing fee..........................        *
Printing expenses...........................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer agent and registrar fees...........................        *
Miscellaneous expenses......................................        *
                                                              -------
     Total..................................................  $     *
                                                              =======


---------------

* To follow by amendment.

  ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.


     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated by-laws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require, among other things, that Element K Corporation indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.


     Section 174 of the DGCL provides, among other things, that a director, who wilfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On February 10, 2000, Element K Corporation issued one share of Class B common stock to WP Partners in a private placement. No underwriters, brokers or other agents were involved in this transaction. These securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:


EXHIBIT
  NO.                               DESCRIPTION
-------                             -----------
    1.1*    Form of underwriting agreement.
    3.1*    Amended and restated certificate of incorporation of the
            registrant.
    3.2*    Amended and restated by-laws of the registrant.
    4.1*    Specimen certificate for shares of Class A common stock.
    4.2*    Specimen certificate for shares of Class B common stock.
    5.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
            the legality of the securities being offered.
   10.1     Letter Agreement dated as of February 10, 2000, by and among
            WP Management Partners LLC (Wasserstein Perella), WBT
            Operating LLC (Element K LLC) and WBT Holdings LLC (Element
            K Holdings LLC).
   10.2     Financial services agreement, dated as of February 10, 2000, by and between WP Management Partners LLC (Wasserstein
            Perella), WBT Holdings LLC (Element K Holdings LLC) and WBT
            Operating LLC (Element K LLC).
   10.3     Credit agreement dated February 10, 2000, by Training Media
            Operating LLC (Element K Press LLC) and among Fleet Bank and the other lenders identified therein.
   10.4     Subscription agreement, dated as of February 10, 2000, by
            and between U.S. Equity Partners, L.P. and WBT Holdings LLC
            (Element K Holdings LLC).
   10.5     Subscription agreement, dated as of February 10, 2000, by
            and between U.S. Equity Partners (Offshore), L.P. and WBT
            Holdings LLC (Element K Holdings LLC).
   10.6     Subscription agreement, dated as of February 10, 2000, by
            and between TMCT Ventures, L.P. and WBT Holdings LLC
            (Element K Holdings LLC).
   10.7     Subscription agreement, dated as of February 10, 2000, by
            and between Highfields Capital Management, L.P. and WBT
            Holdings LLC (Element K Holdings LLC).
   10.8     Subscription agreement, dated as of February 10, 2000, by
            and between Bank of America Capital and WBT Holdings LLC
            (Element K Holdings LLC).
   10.9     Purchase agreement by and between WP Education Holdings LLC and ZD Inc., dated as of November 17, 1999.
  10.10*    Agreement between ZD Education and SmartPlanet Inc.
   10.11    Agreement, dated as of February 10, 2000, between ZDNet and
            ZD Education.
   10.12    Sublease agreements between Training Media Operating LLC
            (Element K Press LLC) and WBT Operating LLC (Element K LLC).
   10.13    Shared services agreement, dated as of February 10, 2000, by and among Content Media LLC (Element K Content LLC),
            Training Media Operating LLC (Element K Press LLC) and WBT
            Operating LLC (Element K LLC).

EXHIBIT
  NO.                               DESCRIPTION
-------                             -----------
   10.14    Trademark license agreement, dated as of February 10, 2000, between Training Media Holdings LLC (Element K Press
            Holdings LLC) and WBT Operating LLC (Element K LLC).
   10.15    Reseller agreement, dated as of February 10, 2000, between
            Training Media Operating LLC (Element K Press LLC) and WBT
            Operating LLC (Element K LLC).
   10.16    WBT Holdings LLC (Element K Holdings LLC) 2000 Stock Option
            Plan.
  10.17*    Employment agreement of Lance D'Amico, dated as of March 21,
            2000.
   10.18    WBT Holdings LLC (Element K Holdings LLC) Limited Liability
            Company Agreement, dated as of February 10, 2000, by and
            among U.S. Equity Partners L.P., U.S. Equity Partners
            (offshore), Element K Corporation and the persons listed in the Schedule of Management Members and Non-Management
            Members.
   10.19    Supplemental Limited Liability Company Agreement between
            Element K Holdings LLC and Bruce Barnes.
   10.20    Supplemental Limited Liability Company Agreement between
            Element K Holdings LLC and Bruce Barnes Annuity Trust.
  10.21*    Supplemental Limited Liability Company Agreement between
            Element K Holdings LLC and Lance D'Amico.
  10.22*    Severance Agreement between Element K Holdings LLC and
            Howard Cohen.
  10.23*    Severance Agreement between Element K Holdings LLC and Paul
            Krause.
  10.24*    Severance Agreement between Element K Holdings LLC and
            Terence Nulty.
   11.1*    Statement regarding computation of per share earnings.
   21.1*    Subsidiaries of the registrant.
   23.1     Consent of Arthur Andersen LLP.
   23.2*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
            (included in Exhibit 5.1).
   24.1*    Power of attorney of Thomas Unterman.


---------------
  * To be filed by amendment.


(b) Financial Statement Schedules:


     The schedules have been omitted because of the absence of circumstances under which they could be required.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on June 30, 2000.


                                          Element K Corporation

                                          By: /s/ BRUCE BARNES
                                            ------------------------------------
                                              Name: Bruce Barnes
                                              Title:  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 30, 2000.


                      SIGNATURE                                             TITLE
                      ---------                                             -----

                  /s/ BRUCE BARNES                       Chief Executive Officer and Director
-----------------------------------------------------      (Principal Executive Officer)
                    Bruce Barnes

                          *                              Chief Financial Officer (Principal Financial
-----------------------------------------------------      Officer and Principal Accounting Officer)
                    Howard Cohen

                          *                              Chairman of the Board of Directors
-----------------------------------------------------
                  Bruce Wasserstein

                          *                              Director
-----------------------------------------------------
                    Anup Bagaria

                          *                              Director
-----------------------------------------------------
                   Robert Fogelson

                          *                              Director
-----------------------------------------------------
                     Ellis Jones

                          *                              Director
-----------------------------------------------------
                    Terence Nulty

                                                         Director
-----------------------------------------------------
                   Thomas Unterman


* /s/ BRUCE BARNES

------------------------------------

* By Bruce Barnes, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.       DESCRIPTION                                                   PAGE
-------     -----------                                                   ----
    1.1*    Form of underwriting agreement..............................
    3.1*    Amended and restated certificate of incorporation of the
            registrant..................................................
    3.2*    Amended and restated by-laws of the registrant..............
    4.1*    Specimen certificate for shares of Class A common stock.....
    4.2*    Specimen certificate for shares of Class B common stock.....
    5.1*    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
            the legality of the securities being offered................
   10.1     Letter Agreement dated as of February 10, 2000, by and among
            WP Management Partners LLC (Wasserstein Perella), WBT
            Operating LLC (Element K LLC) and WBT Holdings LLC (Element
            K Holdings LLC).............................................
   10.2     Financial services agreement, dated as of February 10, 2000, by and between WP Management Partners LLC (Wasserstein
            Perella), WBT Holdings LLC (Element K Holdings LLC) and WBT
            Operating LLC (Element K LLC)...............................
   10.3     Credit agreement dated February 10, 2000, by Training Media
            Operating LLC (Element K Press LLC) and among Fleet Bank and the other lenders identified therein........................
   10.4     Subscription agreement, dated as of February 10, 2000, by
            and between U.S. Equity Partners, L.P. and WBT Holdings LLC
            (Element K Holdings LLC)....................................
   10.5     Subscription agreement, dated as of February 10, 2000, by
            and between U.S. Equity Partners (Offshore), L.P. and WBT
            Holdings LLC (Element K Holdings LLC).......................
   10.6     Subscription agreement, dated as of February 10, 2000, by
            and between TMCT Ventures, L.P. and WBT Holdings LLC
            (Element K Holdings LLC)....................................
   10.7     Subscription agreement, dated as of February 10, 2000, by
            and between Highfields Capital Management, L.P. and WBT
            Holdings LLC (Element K Holdings LLC).......................
   10.8     Subscription agreement, dated as of February 10, 2000, by
            and between Bank of America Capital and WBT Holdings LLC
            (Element K Holdings LLC)....................................
   10.9     Purchase agreement by and between WP Education Holdings LLC and ZD Inc., dated as of November 17, 1999..................
  10.10*    Agreement between ZD Education and SmartPlanet Inc. ........
   10.11    Agreement, dated as of February 10, 2000, between ZDNet and
            ZD Education................................................
   10.12    Sublease agreements between Training Media Operating LLC
            (Element K Press LLC) and WBT Operating LLC (Element K
            LLC)........................................................
   10.13    Shared services agreement, dated as of February 10, 2000, by and among Content Media LLC (Element K Content LLC),
            Training Media Operating LLC (Element K Press LLC) and WBT
            Operating LLC (Element K LLC)...............................
   10.14    Trademark license agreement, dated as of February 10, 2000, between Training Media Holdings LLC (Element K Press
            Holdings LLC) and WBT Operating LLC (Element K LLC).........
   10.15    Reseller agreement, dated as of February 10, 2000, between
            Training Media Operating LLC (Element K Press LLC) and WBT
            Operating LLC (Element K LLC)...............................
   10.16    WBT Holdings LLC (Element K Holdings LLC) 2000 Stock Option
            Plan........................................................

EXHIBIT
  NO.       DESCRIPTION                                                   PAGE
-------     -----------                                                   ----
  10.17*    Employment agreement of Lance D'Amico, dated as of March 21,
            2000........................................................
   10.18    WBT Holdings LLC (Element K Holdings LLC) Limited Liability
            Company Agreement, dated as of February 10, 2000, by and
            among U.S. Equity Partners L.P., U.S. Equity Partners
            (offshore), Element K Corporation and the persons listed in the Schedule of Management Members and Non-Management
            Members.....................................................
   10.19    Supplemental Limited Liability Company Agreement between
            Element K Holdings LLC and Bruce Barnes.....................
   10.20    Supplemental Limited Liability Agreement between Element K
            Holdings LLC and Bruce Barnes Annuity Trust.................
  10.21*    Supplemental Limited Liability Company Agreement between
            Element K Holdings LLC and Lance D'Amico....................
  10.22*    Severance Agreement between Element K Holdings LLC and
            Howard Cohen.
  10.23*    Severance Agreement between Element K Holdings LLC and Paul
            Krause.
  10.24*    Severance Agreement between Element K Holdings LLC and
            Terence Nulty.
   11.1*    Statement regarding computation of per share earnings.......
   21.1*    Subsidiaries of the registrant..............................
   23.1     Consent of Arthur Andersen LLP..............................
   23.2*    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
            (included in Exhibit 5.1)...................................
   24.1*    Power of attorney of Thomas Unterman........................


---------------

   * To be filed by amendment.